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                                                                    EXHIBIT T3E1

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF OKLAHOMA

IN RE:                                            )
                                                  )
SHEFFIELD STEEL CORPORATION,                      )  Case No. 01-05508-R
a Delaware corporation,                           )  (Chapter 11)
                                                  )
WADDELL'S REBAR FABRICATORS,                      )  Case No. 01-05509-R
INC., a Missouri corporation,                     )  (Chapter 11 Jointly
                                                  )  Administered
                                                  )  with Case No. 01-05508-R)
                                                  )
WELLINGTON INDUSTRIES, INC.,                      )  Case No. 01-05510-R
an Oklahoma corporation,                          )  (Chapter 11 Jointly
                                                  )  Administered
                                                  )  with Case No. 01-05508-R)
               Debtors and Debtors in Possession. )

                SECOND AMENDED AND RESTATED DISCLOSURE STATEMENT
              PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE WITH
              RESPECT TO JOINT PLAN OF REORGANIZATION OF SHEFFIELD
              STEEL CORPORATION, WADDELL'S REBAR FABRICATORS, INC.
                                      AND
                           WELLINGTON INDUSTRIES, INC.

Neal Tomlins, OBA No. 10499
Ronald E. Goins, OBA No. 3430
TOMLINS & GOINS
A Professional Corporation
Utica Plaza Building
2100 South Utica Ave., Suite 300
Tulsa, Oklahoma  74114
Telephone: (918) 747-6500
Facsimile: (918) 749-0874

Attorneys for Debtors and Debtors in Possession

June 7, 2002

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                                TABLE OF CONTENTS

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I.   INTRODUCTION AND SUMMARY OF PLAN OF REORGANIZATION............................................     6

     A.   INTRODUCTION.............................................................................     6

     B.   SUMMARY OF CLASSIFICATION OF CLAIMS AND INTERESTS........................................     7

     C.   SUMMARY OF DISTRIBUTIONS UNDER THE PLAN..................................................     7

     D.   PRINCIPAL ATTRIBUTES OF THE NEW FIRST MORTGAGE NOTES.....................................     9

     E.   SUMMARY OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS OF
          REORGANIZED SHEFFIELD....................................................................    10

     F.   MANAGEMENT INCENTIVE PLANS/MANAGEMENT AND EMPLOYMENT CONTRACTS...........................    11

     G.   VALUATION................................................................................    11

     H.   SECTION 1129(b)..........................................................................    11

     I.   MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY.....................................    11

II.  DESCRIPTION OF THE DEBTORS AND PAST OPERATIONS................................................    12

     A.   CORPORATE STRUCTURE......................................................................    12

          1.   Summary of Operations...............................................................    12

          2.   Sheffield Business Strategy.........................................................    13

          3.   Products, Customers and Markets.....................................................    14

          4.   Competition.........................................................................    15

          5.   Employees...........................................................................    16

     B.   STABILIZATION AND PREPETITION PLAN NEGOTIATIONS..........................................    17

     C.   POST-PETITION ACTIVITIES OF THE DEBTORS..................................................    17

          1.   Motions.............................................................................    17

          2.   Appointment of Committees...........................................................    18

          3.   Operations..........................................................................    19

III. DEBT AND EQUITY STRUCTURE OF THE DEBTORS......................................................    19

     A.   PRE-CONFIRMATION DEBT STRUCTURE OF THE DEBTORS...........................................    19

     B.   PRE-CONFIRMATION EQUITY STRUCTURE OF THE DEBTORS.........................................    19
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      C.  POST-EFFECTIVE DATE DEBT STRUCTURE OF REORGANIZED SHEFFIELD.............................     20

      D.  POST-EFFECTIVE DATE EQUITY STRUCTURE OF REORGANIZED SHEFFIELD...........................     21

IV.   REORGANIZED SHEFFIELD.......................................................................     21

      A.  BUSINESS OF REORGANIZED SHEFFIELD.......................................................     21

      B.  MANAGEMENT OF REORGANIZED SHEFFIELD.....................................................     21

      C.  FINANCIAL PROJECTIONS...................................................................     22

V.    IMPLEMENTATION OF THE PLAN..................................................................     22

      A.  NEW SECURITIES AND NEW COLLATERAL DOCUMENTS.............................................     22

      B.  CANCELLATION OF SECURITIES AND AGREEMENTS...............................................     23

      C.  BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS AND TRANSFER RESTRICTIONS.....     24

          1.   Initial Offer and Sale of Securities...............................................     24

      D.  FRACTIONAL SHARES - DISTRIBUTION OF NEW COMMON STOCK....................................     24

VI.   CONDITIONS PRECEDENT TO THE PLAN............................................................     24

      A.  CONDITIONS TO CONFIRMATION..............................................................     24

      B.  CONDITIONS TO THE EFFECTIVE DATE........................................................     24

      C.  WAIVER OF CONDITIONS....................................................................     24

VII.  DISTRIBUTIONS UNDER THE PLAN................................................................     25

      A.  GENERAL.................................................................................     25

          1.   Distribution Date..................................................................     25

          2.   Distribution Record Date - First Mortgage Note Claims and Unsecured Claims.........     25

          3.   Unclaimed Distributions............................................................     25

          4.   Tax Provisions.....................................................................     25

          5.   Setoffs............................................................................     25

      B.  PROVISIONS FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND
          ADMINISTRATIVE EXPENSES.................................................................     26

          1.   Characterization of Disputed Claims................................................     26

          2.   Resolution of Contested Claims and Interests.......................................     26

VIII. ACCEPTANCE OR REJECTION OF THE PLAN.........................................................     26

      A.  PRESUMED ACCEPTANCE OF PLAN.............................................................     26
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      B.  DEEMED NON-ACCEPTANCE OF PLAN...........................................................     26

      C.  VOTING CLASSES..........................................................................     26

      D.  ACCEPTANCE BY IMPAIRED CLASSES..........................................................     26

      E.  NON-CONSENSUAL CONFIRMATION.............................................................     26

IX.   EFFECTS OF PLAN CONFIRMATION................................................................     27

      A.  DISCHARGE AND RELEASE...................................................................     27

      B.  TERM OF INJUNCTIONS OR STAYS............................................................     27

      C.  REVESTING...............................................................................     27

      D.  RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.....................................     27

      E.  POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS............................     30

      F.  SUBSTANTIVE CONSOLIDATION...............................................................     30

X.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......................................     31

      A.  ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..................................     31

      B.  CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES....................     31

XI.   MISCELLANEOUS...............................................................................     31

      A.  RETENTION OF JURISDICTION...............................................................     31

      B.  FAILURE OF COURT TO EXERCISE JURISDICTION...............................................     31

      C.  RETIREE BENEFITS........................................................................     31

      D.  MODIFICATION OF PLAN....................................................................     32

      E.  WITHDRAWAL OF PLAN......................................................................     33

XII.  HISTORICAL FINANCIAL STATEMENTS OF THE DEBTOR AND FINANCIAL PROJECTIONS OF REORGANIZED
      SHEFFIELD...................................................................................     33

XIII. SUMMARY OF CERTAIN RISK FACTORS RELATING TO THE PLAN........................................     33

          1.   Risks Relating to the Projections..................................................     34

          2.   Assumptions Regarding Value of Debtors' Assets.....................................     34

          3.   Noncomparability of Historical Financial Information...............................     34

          4.   Certain Risks Associated with the Reorganization Cases.............................     34

          5.   Capital Requirements...............................................................     34

          6.   Lack of Trading Market.............................................................     35

          7.   Restricted Resale of Securities Distributed Under the Plan.........................     35
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          8.   Dividends...................................................................            35

          9.   Certain Risks of Non-Confirmation...........................................            35

XIV.  VOTING AND CONFIRMATION OF THE PLAN..................................................            36

      A.  CLASSIFICATION OF CLAIMS AND INTERESTS UNDER THE BANKRUPTCY CODE.................            36

      B.  IMPAIRMENT OF CLAIMS AND INTERESTS: IMPAIRED CLASSES.............................            37

      C.  SOLICITATION OF IMPAIRED CLASSES AND VOTING REQUIREMENTS.........................            37

      D.  POSSIBLE POST-SOLICITATION, PRE-CONFIRMATION EVENTS..............................            38

      E.  CONFIRMATION PROCEDURES AND REQUIREMENTS.........................................            38

          1.   Confirmation Where Sufficient Acceptances Are Obtained......................            38

          2.   Chapter 7 Liquidation Analysis and "Best Interest of Creditors" Test........            38

          3.   Feasibility Test............................................................            39

          4.   "Cram Down"--Fair and Equitable Test; Unfair Discrimination.................            39

      F.  BAR DATE.........................................................................            39

      G.  VOTING PROCEDURES, BALLOTING AND CONFIRMATION HEARING............................            39

XV.   ADDITIONAL INFORMATION...............................................................            40

XVI.  RECOMMENDATION AND CONCLUSION........................................................            41

      EXHIBIT A   Second Amended Plan of Reorganization

      EXHIBIT B   Financial Projections

      EXHIBIT C   Audit Report and Financial Statements

      EXHIBIT D   Liquidation Analysis

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          I.  INTRODUCTION AND SUMMARY OF PLAN OF REORGANIZATION

A.   INTRODUCTION

     This Disclosure Statement, prepared in compliance with Section 1125 of the Bankruptcy Code (the "Disclosure Statement"), relates to the Second Amended and Restated Joint Plan of Reorganization attached hereto as Exhibit A (the "Plan") for Sheffield Steel Corporation ("Sheffield"), Waddell's Rebar Fabricators, Inc. ("Waddell's") and Wellington Industries, Inc. ("Wellington") (each a "Debtor" and, collectively, the "Debtors"). Capitalized terms used herein without definition shall have the meaning ascribed to them in the Plan. Sheffield's nondebtor subsidiary, Sand Springs Railway Company ("Railway"), has not commenced a reorganization case and is not in bankruptcy. Creditors of Railway are not affected by the Debtors' Reorganization Cases.

     The purpose of the Plan is to provide for the restructuring of the Debtors' liabilities in a manner designed to maximize recoveries to all stakeholders and to enhance the financial viability of the Debtors. In general, the Plan provides for, among other things, (a) continuation of the Debtors' ongoing business operations, (b) payment in full in cash of Administrative Claims, Tax Claims and Priority Claims, (c) restructuring of Sheffield's balance sheet through issuance and distribution of New First Mortgage Notes and New Common Stock to the holders of First Mortgage Notes in full satisfaction of their secured claims, (d) refinancing of the Bank of America Claim pursuant to the New Working Capital Facility, (e) obtaining an additional $5,000,000 in financing in the form of the New $5,000,000 Facility, (f) consolidation of the assets of the Debtors into Reorganized Sheffield, (g) subject to approval of the Plan by the unsecured creditors, subordination of deficiency claims by holders of First Mortgage Notes, and (h) a pro rata distribution of cash to holders of unsecured claims. The Plan does not provide for any distribution to holders of Intercompany Claims or Equity Interests. Upon confirmation of the Plan, the holders of the First Mortgage Notes will own 100% of the equity of Reorganized Sheffield.

     The Debtors intend to continue operating their businesses during the Reorganization Cases in the ordinary course and to pay their employees and other ordinary course creditors in full and on time. The claims of holders of Priority Claims and Bank of America are classified and not Impaired under the Plan. Therefore, as such claims are not Impaired, the votes of the holders of such claims shall not be solicited with respect to the Plan. All other Classes of Claims under the Plan are Impaired.

     The Bankruptcy Code provides that only holders who vote on the Plan will be counted for purposes of determining whether the requisite acceptances of the Classes of Claims and Equity Interests have been received. Failure by a holder of a Claim or Equity Interest to deliver a duly completed and signed Ballot by the Expiration Date will constitute an abstention by such holder with respect to a vote on the Plan. Abstentions will not be counted as votes to accept or reject the Plan and, therefore, will have no effect on the voting with respect to the Plan. The requirements for approval of the Plan, including the vote of creditors and interest holders to accept the Plan and certain of the statutory findings that must be made by the Court, are described below under the caption "Voting and Confirmation of the Plan." If the Debtors do not receive the requisite acceptances by the Expiration Date or if the Court declines to confirm the Plan, the Debtors will evaluate other options.

     Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of material conditions precedent. There can be no assurance that these conditions will be satisfied or waived.

     The Debtors believe that the Plan is in the best interests of all creditors and interest holders. All holders of Class 3 through 8 Claims entitled to vote in connection with this solicitation are urged to vote in favor of the Plan. To be counted, your Ballot must be received not later than the voting deadline of 4:30 p.m. Central Daylight Savings Time, July 11, 2002.

     The following is an overview of certain material provisions of the Plan. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits and documents described therein and the definitions therein of

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certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Disclosure Statement are used, such defined terms shall have the meanings ascribed thereto in the Plan.

B.   SUMMARY OF CLASSIFICATION OF CLAIMS AND INTERESTS

          Class                  Description                                    Status
          -----                  -----------                                    ------
          Class 1          Priority Claims                         Paid under the Plan; deemed to have
                                                                   accepted the Plan
          Class 2          Bank of America Claim                   Paid under the Plan; deemed to have
                                                                   accepted the Plan
          Class 3          Other Secured Claims                    Impaired; entitled to vote
          Class 4          First Mortgage Note Claims              Impaired; entitled to vote
          Class 5          Transamerica Claim                      Impaired; entitled to vote
          Class 6          Unsecured Claims                        Impaired; entitled to vote
          Class 7          First Mortgage Note Deficiency Claims   Impaired; subordinated to Class 6;
                                                                   entitled to vote
          Class 8          Intercompany Claims                     Impaired; entitled to vote
          Class 9          Equity Interests                        Impaired; deemed to have rejected
                                                                   the Plan

C.   SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

     In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims, as described below, have not been classified.

     Administrative Claims. Unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Administrative Claim; provided, however, that the Administrative Claims that represent liabilities incurred by the Debtors in the ordinary course of their business during the Reorganization Cases shall be paid in the ordinary course of business and in accordance with any terms and conditions of any agreements relating thereto. The Debtors estimate an aggregate of $1,000,000 of Allowed Administrative Claims other than postpetition liabilities to be paid in the ordinary course.

     Tax Claims. Unless otherwise agreed to by the parties, each holder of a Tax Claim will receive cash equal to the unpaid portion of such Tax Claims over a period not exceeding six (6) years after the date of assessment of the Tax Claims as provided in Subsection 1129(a)(9)(C) of the Bankruptcy Code. Payment of such Tax Claims shall be made in equal annual installments with the first installment due on the latest of: (i) the Effective Date, (ii) 30 calendar days after the date on which an order allowing such Tax Claim becomes a Final Order, and (iii) such other time as may be agreed to by the holder of such Tax Claim and Reorganized Sheffield. Each installment shall include simple interest at the rate of 6% on the unpaid portion of such Tax Claim without penalty of any kind. Reorganized Sheffield reserves the right to pay any Tax Claim, or any remaining balance of such Tax Claim in full at any time on or after the Effective Date, without premium or penalty. The Debtors estimate an aggregate of $700,000 of Tax Claims.

     The following is a brief summary of each class of Claims and Equity Interests under the Plan and of the distributions to be made under the Plan to holders of Claims and Equity Interests.

Class 1 -- Summary of Distributions to Holders of Priority Claims

     Under the Plan, Class 1 consists of all Priority Claims not otherwise treated as unclassified. Unless otherwise agreed to by the parties, each holder of an Allowed Priority Claim shall be paid the amount of the

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Allowed Claim in full in cash on the later of (a) the Effective Date, or (b) the date such Claim becomes an Allowed Claim. The Debtors estimate an aggregate of $50,000 of Priority Claims.

Class 2-- Summary of Distributions to Holder of Bank of America Claim

     Under the Plan, Class 2 consists of the holder of the Bank of America Claim. The Bank of America Claim will be refinanced on the Effective Date pursuant to the New Working Capital Facility and Bank of America will be paid in full in an amount to be determined by the Court. In the event the amount of the Bank of America claim is not determined on the Effective Date, the Debtors will escrow an amount to be estimated by the Court sufficient to satisfy the Bank of America Claim once determined by the Court and the liens and security interests of Bank of America will attach to the escrowed sum. The Debtors estimate that the Bank of America Claim totals $26,600,000 as of April 1, 2002 (including outstanding letters of credit and professional fees).

Class 3 -- Summary of Distributions to Holders of Other Secured Claims

     Under the Plan, Class 3 consists of all holders of Other Secured Claims. For purposes of voting on the Plan, each holder of a Class 3 claim shall be considered in a separate sub-class and the vote of each holder will constitute the acceptance or rejection of the Plan by such sub-class. Each holder of a Class 3 Claim shall retain any liens that secure such Allowed Claims. All holders of Class 3 Claims with Allowed Other Secured Claims in the amount of $10,000 or less shall be paid in full on the Effective Date. All holders of Class 3 Claims that have Claims subject to setoff shall be allowed to effect such setoff. All holders of Class 3 Claims with Allowed Other Secured Claims in an amount greater than $10,000 shall be paid in full over five (5) years after the Effective Date with quarterly payments of interest (at the rate of 6% per annum) and principal (amortized over a five (5) year period). Holders of Class 3 Claims may be prepaid at any time without cost or penalty. Any deficiency claim by a holder of a Class 3 Claim shall become, and shall be treated for purposes under the Plan as an Allowed Unsecured Claim and shall be classified as a Class 6 Claim. The Debtors estimate $50,000 in Other Secured Claims. As of the date hereof, the Debtors have identified three Class 3 Claims. They are separately classified in subclasses as follows:

     Class 3.1. Mid-Continent Concrete Company estimated to be $1,500.

     Class 3.2. State of Missouri estimated to be $18,202.54.

     Class 3.3 Internal Revenue Service filed claim of $187,344.65 (disputed).

Class 4 -- Summary of Distributions to Holders of First Mortgage Note Claims

     Under the Plan, Class 4 consists of all holders of First Mortgage Note Claims. Each holder of a Class 4 Claim shall receive its pro rata share of (a) $30,000,000 in principal amount of New First Mortgage Notes, upon the terms and conditions set forth in the New First Mortgage Collateral Documents, and (b) 100% of the New Common Stock, subject to dilution through the exercise of options under the Senior Management Stock Incentive Program. Any deficiency claims held by holders of Class 4 Claims shall be classified as Class 7 Claims. The holders of Allowed Class 4 Claims shall be granted liens on the New Collateral. The Debtors estimate $121,650,000 of First Mortgage Note Claims, of which approximately $30,000,000 will be a Class 4 Claim.

Class 5 -- Summary of Distributions to Holder of Transamerica Claims

     Under the Plan, Class 5 consists of the holder of the Allowed Transamerica Claims. The Allowed Transamerica Claims will be paid in full under the Plan in monthly installment payments. The maturity date of the debt instrument(s) evidencing the Transamerica Claims will be extended by the number of months for which the holder of the Transamerica Claims did not receive payments during the pendency of the Reorganization Cases. Commencing on the Effective Date, Reorganized Sheffield shall commence making the monthly payments provided for in the subject loan documents evidencing the Transamerica Claims. At maturity of the

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Transamerica Claims (as extended herein) all remaining unpaid principal and interest shall be paid by Reorganized Sheffield. On the Effective Date, any defaults with regard to the Transamerica Claims or under the subject loan documents that occurred before the Effective Date shall be deemed cured on the Effective Date. The Debtors estimate the total amount of the Transamerica Claims will be approximately $1,850,000.

Class 6 -- Summary of Distributions to Holders of Unsecured Claims

     Under the Plan, Class 6 consists of all holders of Allowed Unsecured Claims. Holders of Allowed Claims in Class 6 shall receive two installment payments that will equal the lesser of (a) each holder's pro rata share of $1,500,000 or (b) 10% of each holder's Allowed Claim. The total payment to holders of Class 6 Claims shall be made in two equal installments, the first due on the Initial Distribution Date and the second being due on the first anniversary of the Initial Distribution Date. No interest will be paid on the amount of the second installment. This represents a distribution of approximately 5.5% of the amount of the Allowed Class 6 Claims based upon Debtors' estimate of $26,500,000 in Class 6 Claims. To the extent the Debtors reject any of their executory contracts or unexpired leases, the Claims associated with such rejections would be treated as Class 6 Claims and an estimate of rejection claims is included in the Debtors' estimate of $26,500,000. The total amount of Class 6 Claims is difficult to estimate and thus may be substantially different than the estimate provided herein. Actual percentage recoveries in Class 6 shall vary based upon the actual amount of Class 6 Claims.

     Additionally, each holder of a Class 6 Claim shall receive its pro rata share of Recovery Actions Proceeds.

Class 7 -- Summary of Distributions to Holders of First Mortgage Note Deficiency Claims

     Under the Plan, Class 7 consists of all holders of Allowed Noteholder Deficiency Claims. In the event that Class 6 votes to accept the Plan, the holders of Class 7 Claims shall subordinate their Class 7 Claims to all Class 6 Claims except that the Indenture Trustee (on behalf of the holders of Class 7 Claims) shall receive $600,000 (a) to be applied to the actual costs and expenses incurred by the Indenture Trustee and the Unofficial Noteholders Committee in connection with the Reorganization Cases and (b) thereafter distributed pro rata to the holders of Class 7 Claims. In the event that Class 6 does not vote to accept the Plan, each holder of a Class 7 Claim shall share pari passu with the holders of Class 6 Claims in the lesser of (a) its pro rata share of $1,500,000 or (b) 10% of its Allowed Claim as well as receive its pro rata share of Recovery Actions Proceeds. Debtors estimate $91,650,000 in Class 7 Claims.

Class 8 -- Summary of Distributions to Holders of Intercompany Claims

     Under the Plan, Class 8 consists of all holders of Intercompany Claims. Holders of Intercompany Claims shall receive no distribution under the Plan and the Intercompany Claims shall be deemed to have been contributed as capital or waived, at the option of Reorganized Sheffield, on the Effective Date.

Class 9 -- Summary of Distributions to Holders of Equity Interests

     Under the Plan, Class 9 consists of all holders of Equity Interests. Holders of Equity Interests shall receive no distribution under the Plan and such Equity Interests shall be cancelled and extinguished on the Effective Date.

D.   PRINCIPAL ATTRIBUTES OF THE NEW FIRST MORTGAGE NOTES

     As previously described, the Plan provides for a capital structure of Reorganized Sheffield that includes the New First Mortgage Notes and the New Common Stock. The principal features of the New Securities are summarized below.

     The New First Mortgage Notes will be issued to holders of Class 4 Claims in an aggregate principal amount of $30,000,000. A copy of the New First Mortgage Collateral Documents will be filed ten days prior to the

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Confirmation Hearing Date. The New Indenture shall meet the requirements of the
Trust Indenture Act of 1939, as amended. The New First Mortgage Notes shall not be registered securities. The New First Mortgage Notes will be secured obligations of Reorganized Sheffield with (a) a second priority lien (behind the New $5,000,000 Facility) on substantially all existing and future real property, plant, equipment, intellectual property and related intangibles of Reorganized Sheffield, and the proceeds thereof and (b) a second priority lien (behind the New Working Capital Facility Lender) on all existing and future accounts and inventory and the proceeds thereof (collectively, the "New Collateral"), subject to certain permitted liens, which permitted liens, in the judgment of Reorganized Sheffield, will not adversely affect the value of the currently existing New Collateral.

     There are approximately $121,650,000 of First Mortgage Note Claims including accrued interest as of the Petition Date. Under the Plan, the holders of First Mortgage Note Claims will receive their pro rata share of (a) $30,000,000 in principal amount of New First Mortgage Notes, and (b) 100% of the New Common Stock, subject to dilution through the exercise of options issued pursuant to the Senior Management Stock Incentive Program. The principal amount of the New First Mortgage Notes was negotiated by the Debtors and the Unofficial Noteholders Committee.

     The New First Mortgage Notes will be book entry securities with a maturity date of 2007. The New First Mortgage Notes will bear interest at a fixed rate of 10% per annum payable quarterly after the first year, with the first such payment to be made on July 31, 2003. Interest will accrue and be added to the principal balance of the New First Mortgage Notes until April 30, 2003.

     In the event the New First Mortgage Notes are not paid when due, the holders thereof will be entitled to exercise their rights and remedies pursuant to the New First Mortgage Collateral Documents and applicable law. New Collateral consisting of real property and fixtures will be mortgaged by Reorganized Sheffield pursuant to mortgages or deeds of trust. New Collateral constituting personal property will be pledged by Reorganized Sheffield pursuant to security agreements.

E. SUMMARY OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS OF REORGANIZED SHEFFIELD

     Reorganized Sheffield shall file an Amended and Restated Certificate of Incorporation and adopt Amended By-laws on the Effective Date. The following is a brief summary of the principal provisions of the Amended and Restated Certificate of Incorporation and By-laws.

     Reorganized Sheffield's Amended and Restated Certificate of Incorporation will provide that Reorganized Sheffield will be authorized to issue 7,500,000 shares of New Common Stock. On the Effective Date, 4,750,000 shares of New Common Stock are expected to be issued and outstanding and 250,000 shares shall be reserved for the Senior Management Stock Incentive Program. Each share of New Common Stock held of record as of the record date of any meeting shall be entitled to vote on each matter submitted to a vote of the stockholders.

     Reorganized Sheffield's Amended and Restated Certificate of Incorporation will further provide that all dividends, whether cash, property or stock, shall be shared ratably among all holders of New Common Stock. Similarly, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Reorganized Sheffield, the holders of New Common Stock shall be entitled to share in all of the remaining assets of Reorganized Sheffield of whatever kind available for distribution to stockholders. Reorganized Sheffield's Amended and Restated Certificate of Incorporation will, among other things, provide (to the extent necessary to effect the terms of the Plan) for (i) the prohibition of the issuance of non-voting equity securities, and (ii) the authorization of 5,000,000 shares of the New Common Stock.

     The board of directors of Reorganized Sheffield will be comprised of a maximum of five directors, one of whom shall be the Chief Executive Officer of Reorganized Sheffield. The individuals who are to serve as directors of Reorganized Sheffield and their elections to the board of directors shall be deemed to have occurred

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

and be effective on and after the Effective Date without any requirement of further action by stockholders of Reorganized Sheffield. All directors shall receive director's fees as determined by the board of directors of Reorganized Sheffield.

F.   MANAGEMENT INCENTIVE PLANS/MANAGEMENT AND EMPLOYMENT CONTRACTS

     On the Effective Date, the Board of Directors of Reorganized Sheffield shall implement the Senior Management Incentive Stock Program that will provide that 5% of the common stock of Reorganized Sheffield, on a fully diluted basis, will be set aside to be issued to management upon exercise of options vesting over three years, with an exercise price as determined by the Board of Directors of Reorganized Sheffield in its reasonable discretion. All management options shall vest on a "change in control" of Reorganized Sheffield. The Debtors also anticipate that Reorganized Sheffield shall enter into employment contracts with certain members of senior management of Reorganized Sheffield.

G.   VALUATION

     Based on management's business plan and its consultations with Debtors' financial advisor, the Debtors estimate that the treatment of the First Mortgage Note Claims under Class 4 will result in a distribution of less than 100% of the amount of the First Mortgage Note Claims.

H.   SECTION 1129(b)

     The "cram down" provisions of Section 1129(b) of the Bankruptcy Code permit confirmation of the Plan even if the Plan is not accepted by all impaired Classes of Claims and Equity Interests. Because holders of Class 9 Equity Interests will not receive or retain any property on account of such Claims and Equity Interests, they are deemed not to have accepted the Plan pursuant to
Section 1126(a) of the Bankruptcy Code. The Debtors will seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code in view of the deemed non-acceptance by Class 9 and the possible non-acceptance by other Classes in connection with this solicitation.

I.   MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY

     Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and any applicable notice requirements, the Debtors reserve the right to alter, amend or modify the Plan before its substantial consummation or to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if confirmation does not occur, then the Plan will be null and void in all respects, and nothing contained in the Plan will
(a) constitute a waiver or release of any Claims by or against, or any Equity Interests in the Debtors, or (b) prejudice in any manner the rights of the Debtors.

     If, prior to confirmation, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court will have the power, solely upon the request of the Debtors, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

          II.  DESCRIPTION OF THE DEBTORS AND PAST OPERATIONS

A.   CORPORATE STRUCTURE

     1.   Summary of Operations/1/

     Sheffield is a leading regional mini-mill producer of steel products including:

     . Hot rolled steel bar products (hot rolled bar), which includes rounds, flats, squares and other shapes.

     . Concrete reinforcing bar (rebar), which includes #4 bar (1/2 inch or 13mm) to #18 bar (2 1/4 inches or 57mm) that is sheared to standard lengths from 20 feet to 60 feet.

     . Fabricated products, including fabricated and epoxy-coated rebar, steel fence posts and railroad track spikes.

     .    Various types of semi-finished steel (billets).

Sheffield currently has 600,000 tons per year of steel-making capacity. Sheffield shipped approximately 442,228 tons of steel in fiscal year 2001 (ended April 30, 2001), generating sales of $157.5 million.

     Sheffield's primary manufacturing facility is located in Sand Springs, Oklahoma ("Sheffield-Sand Springs"), where it conducts a full range of steel making activities, including the melting and casting of billets and the rolling of billets into rebar, T-section (for subsequent fabrication into steel fence posts) and a range of hot rolled bar products. Sheffield installed a new rolling mill at Sheffield-Sand Springs in 1995 that increased productivity and efficiency in the manufacturing of rebar and has enabled Sheffield to produce certain higher quality hot rolled bar products. In the fourth quarter of fiscal year 1998, Sheffield completed a project (the "Shear Line Project") to eliminate a production bottleneck in the rolling mill. During the third quarter of fiscal year 2001, Sheffield installed a new reheat furnace (the "Reheat Furnace Project") in the rolling mill that decreased natural gas usage as well as improved quality, product yields, productivity and capacity. Sheffield also transfers billets produced at Sheffield-Sand Springs to its rolling mill in Joliet, Illinois ("Sheffield-Joliet"), where specialty hot rolled bar products are produced. Sheffield also operates a rebar fabrication plant in Kansas City, Missouri ("Sheffield-Kansas City").

     Sheffield's wholly-owned subsidiary, Waddell's, also a Debtor in these Reorganization Cases, operates a rebar fabrication plant in Independence, Missouri. Sheffield's wholly-owned subsidiary, Wellington, also a Debtor in these Reorganization Cases, operates a railroad spike fabrication plant near Sheffield-Sand Springs. Sheffield's wholly-owned subsidiary, Railway, which is not a Debtor in these Reorganization Cases, operates a short-line railroad in Tulsa County, Oklahoma. Railway provides freight service between Sand Springs and Tulsa, Oklahoma on seven miles of main line track and 17.3 miles of spur line, which connect Sheffield's facilities with a main rail line at Tulsa, Oklahoma. Sheffield constitutes the major customer of Railway and accounts for approximately 54% of Railway's business. Additionally, Sheffield owes Railway approximately $8,058,209 for amounts advanced by Railway to Sheffield prior to the commencement of the Reorganization Cases. Essentially all of Railway's assets and all of shares of common stock are pledged to secure a bank line of credit with an approximate outstanding principal balance of $1,838,114. Because Sheffield constitutes by far the greatest portion of Railway's business, the Debtors estimate that Railway would have a negligible value in the event of a liquidation of Sheffield and after the payment of Railway's debts. A copy of Railway's balance sheet is attached to Sheffield's Financial Reports provided monthly to Bank of America and others and is available upon request made to Debtors' legal counsel. Pursuant to the Plan, Railway will be a subsidiary of Reorganized Sheffield.

______________
1    Description of Sheffield's operations beyond that contained herein may be obtained at www.Sheffieldsteel.com.

     Scrap steel is the primary raw material used to produce steel at Sheffield-Sand Springs. At Sheffield-Sand Springs, steel scrap is conveyed by rail car from the scrap yard to the melt shop, where the steel scrap is melted in two 85-ton electric arc furnaces. During the scrap melting process, impurities are removed from the molten steel. The molten steel is refined and then poured into a ladle, where metal alloys are added to obtain desired chemical compositions. The molten steel is then conveyed to a six-strand continuous caster that casts various sizes of billets. The continuous caster is capable of casting billets up to six inches square and 50 feet long. These billets are then reheated and rolled into various finished steel products in the rolling mills at Sheffield-Sand Springs or Sheffield-Joliet or, to a lesser extent, sold to third parties. The rolling mill at Sheffield-Sand Springs produces rebar, "T" sections (which are further processed into fence posts), and a range of hot rolled bar products, including squares, which are forged into railroad spikes at Wellington. The rolling mill at Sheffield-Joliet produces an extensive range of hot rolled bar products. A portion of the rebar produced at Sheffield-Sand Springs is epoxy coated and/or fabricated at either Sheffield-Kansas City or Waddell's.

     The cost of the primary raw material, steel scrap, varies significantly based upon demand by other steel producers, export/import volumes, and utilization of scrap substitutes such as pig iron and hot-briquetted iron. The cost of scrap steel constitutes as much as 40% of Sheffield's total costs. The Debtors are adversely affected in the short-term by large increases in scrap costs. Over longer periods of time, however, product prices and steel scrap prices have tended to move in the same direction.

     Sheffield-Sand Springs consumes large amounts of electricity and natural gas. Sheffield purchases its electricity for Sheffield-Sand Springs from Public Service Company of Oklahoma ("PSO") under a real time pricing tariff, which is available only to PSO's largest customers. Under this tariff, Sheffield purchases a base load at a contracted price adjusted for fuel costs and then purchases or sells power on an hour-by-hour basis at rates that approximate PSO's incremental costs plus a small markup. Historically, Sheffield has been adequately supplied with electricity and it does not anticipate any material curtailment in its operations resulting from energy shortages. Sheffield anticipates assuming its tariff with PSO. Assumption of the PSO tariff will result in curing payment defaults estimated to be $578,683.17. Sheffield has successfully negotiated with PSO for terms for the payment of cure costs to PSO and such terms are set forth on Exhibit 1 to the Plan.

     Sheffield also uses natural gas to reheat billets. Since deregulation of the natural gas industry, Sheffield has negotiated and purchased wellhead gas with supplemental transportation through local pipeline distribution networks. Although increases in the price of natural gas have increased Sheffield's costs, any such price increase would likely have a similar effect on competitors using natural gas and/or electricity generated by natural gas. The majority of Sheffield's natural gas needs (both to reheat billets and as a consumer of the electricity generated by natural gas) stem from use in Sand Springs, Oklahoma. Historically, Oklahoma is a state with excess natural gas supplies and Sheffield has been adequately supplied with natural gas and expects an adequate supply to be available in the future. Sheffield anticipates assuming its Pipeline Capacity Lease Agreement and expects to pay cure costs of approximately $13,000 in connection with such assumption.

     Sheffield owns much of the real property on which the operations for Sheffield-Sand Springs, Sheffield-Joliet, and Waddell's are conducted. The facility at Sheffield-Sand Springs is located on approximately 148 acres of land in Sand Springs, Oklahoma. The facility at Sheffield-Joliet is located on approximately 30 acres of land in Joliet, Illinois. Sheffield leases nine acres of land adjacent to the facility in Sheffield-Joliet from the Metropolitan Water Reclamation District of Greater Chicago under a long-term lease expiring in year 2053. Sheffield also leases a plant in Kansas City, which contains approximately 77,100 square feet.

     Waddell's owns its facility, a 33,000 square foot building located on approximately 2.3 acres of land. Wellington leases its facility, which consists of an approximately 26,000 square foot building on three acres.

     2.   Sheffield Business Strategy

     There are three major components to Sheffield's current business strategy:
(i) improve finished goods product mix; (ii) continue to focus on and extend strong customer relationships; and (iii) further modernize melt shop operations.

     By shifting away from third party billet sales and increasing hot rolled bar production, Sheffield hopes to increase margins and reduce sales volatility. Hot rolled bar products are significantly more profitable than third party billet sales and demand is more stable. The addition of the new rolling mill in Sand Springs in 1995 and the Shear Line Project in 1998, substantially increased Sheffield's hot rolled bar production capacity. Accordingly, shipments of finished products have increased as less profitable third party billet sales have been diverted to the production of hot rolled bars. Billet sales accounted for 23.6% of tons shipped in fiscal year 1994, but only 9.8% of tons shipped in fiscal year 2001. In addition, the Reheat Furnace Project, which was completed in the third quarter of fiscal 2001, decreased natural gas consumption, improved quality, and increased product yields, productivity, capacity and extending the product line.

     Sheffield has a number of longstanding customer relationships in each of its product markets. Sheffield has built a reputation for providing consistent product quality, reliable, prompt product delivery and service, product availability and flexible scheduling to meet customer needs. Sheffield also provides follow-up technical assistance and service.

     3.   Products, Customers and Markets

     Rebar and hot rolled bar products produced are marketed by Sheffield's sales personnel and through commissioned sales representatives under exclusive agency agreements. Sheffield markets fence posts directly to farm cooperatives and to fence post distributors. While some billets have been sold through semi-finished steel brokers on the "spot" market, most are sold directly by Sheffield. The following table shows the amount of product category sold for the last two years:

                                                                 Fiscal Year Ended
                                                                      April 30,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
     Tons Shipped:
          Hot Rolled Bars .............................        154,046     164,407
          Rebar .......................................        178,655     189,434
          Fabricated products .........................         66,030      73,012
          Total finished products .....................        398,731     426,853
          Billets .....................................         43,497      42,576
          Total tons shipped ..........................        442,228     469,429

          Average price per ton shipped ...............       $    356    $    367
          Average production cost per ton .............       $    299    $    284

     Hot Rolled Bar. Sheffield sells a variety of specialty hot rolled bar products, including flats, squares, rounds and special shapes for end use applications that include auto parts, conveyor assemblies, pole line hardware, wrenches, farm equipment and construction machinery. The majority of hot rolled bar products produced at Sheffield-Joliet are sold directly to original equipment manufacturers and cold drawn bar finishers. Hot rolled bar products produced in Sheffield-Sand Springs are sold primarily to end product manufacturers. The demand for consistent quality is significant in Sheffield's market, where quality is measured by the adherence to specifications related to chemical composition, surface quality, product integrity and size tolerances.

     At Sheffield-Joliet, Sheffield focuses on specialty products and targets customers with special requirements as to bar shape, size and chemical volume needs. Sheffield-Sand Springs gives Sheffield a competitive geographical advantage in the south-central United States hot rolled bar market. Sheffield believes that there are significant opportunities for Sheffield-Sand Springs to sell standard hot rolled bar products to customers to whom Sheffield-Joliet is currently selling specialty products.

     Rebar. Sheffield produces rebar at Sheffield-Sand Springs, where the bars are rolled in standard diameters from #4 bar (1/2 inch or 13 mm) to #18 bar
(2 1/4 inch or 57 mm) in response to customer needs. Proximity to customers, which in turn determines both freight costs and delivery times, is a critical element in the rebar market, where independent fabricators typically depend on a quick mill response rather than their own inventories to meet ever-changing construction schedules. Sheffield sells rebar to leading independent fabricators located in the south-central United States who then shear and bend the rebar to meet engineering or architectural specifications for construction projects.

     Rebar demand is driven by trends in infrastructure investment in commercial and industrial construction. During periods of overall reduced steel industry demand, Sheffield has maintained relatively stable rebar sales volume due to the level of public sector investment in roads, bridges, water projects, airports and public facilities in the south-central United States.

     In the rebar market concentrated around Oklahoma, Sheffield enjoys a freight advantage over competitors and has a market share in excess of 50%. Approximately 80% of Sheffield's rebar shipments are made in this primary market area. The remaining rebar shipments are made in Nebraska, Missouri, Arkansas, Texas, Louisiana, New Mexico and Colorado.

     Fabricated Products. Debtors manufacture three fabricated steel products: fence posts, fabricated rebar (including epoxy-coated rebar) and railroad track spikes.

     Fence posts are produced in Joliet in a post fabrication shop located adjacent to the rolling mill in two weights (1.25 pounds per foot and 1.33 pounds per foot), in orange and green colors, and in lengths varying from 4 feet to 8 feet. The majority of fence post sales are concentrated in Oklahoma, Kansas, Missouri, Texas and Arkansas.

     Fabricated rebar is shipped from Sheffield-Kansas City and Waddell's to highway and commercial construction contractors in Missouri, Kansas, Nebraska, Iowa and contiguous markets. In recent years, Debtors have experienced increased demand from contractors needing fabricated rebar that is epoxy-coated prior to fabrication to protect against corrosion in the field. Sheffield's epoxy coating line, which is certified by the Concrete Reinforcing Steel Institute, is the only one located in the Kansas City market and this provides a competitive advantage. With Waddell's handling smaller, higher value-added jobs, and Sheffield-Kansas City able to handle large volume jobs, the Debtors believe themselves to have a strong position in this market.

     Billets. Sheffield sells billets to forgers and other steel mills for conversion into finished products. Sales volume and pricing for billets, particularly in the spot market, is highly variable. The dominant competitive factors are availability and price. Although sales to forgers are fairly consistent, billet sales to other steel mills are dependent on Sheffield's own billet requirements and market conditions that vary widely.

     4.   Competition

     Sheffield competes with a number of domestic mini-mills in each of its markets. Mini-mills are different from integrated steel mills because integrated mills make steel from iron ore and coke while mini-mills make steel from scrap. The relative importance of the common competitive factors in the steel bar business - price, proximity to market, quality and service, for example - varies in the different market segments.

     In the market for hot rolled bar products, Sheffield-Joliet occupies a niche position as a specialty producer. Sheffield is the sole supplier to certain customers because of their requirements for particular shapes, sizes, small order quantities or steel chemistries. Sheffield competes with a limited number of other producers of specialty hot rolled bar products, including Kentucky Electric Steel Incorporated, North Star Steel Company and Nucor. One of Sheffield-Joliet's principal competitors, Calumet Steel Company, has recently ceased operations. From Sheffield-Sand Springs and to a much lesser degree from Sheffield-Joliet, Sheffield competes with mini-mill producers of standard hot rolled bar products, including Chaparral Steel Company, North Star Steel Company, Laclede Steel Company and Structural Metals, Incorporated.

     Since pricing, freight costs and delivery times are the most important competitive factors in the sale of rebar, sales tend to be concentrated within about 350 miles of a mini-mill. In the south central United States, Sheffield enjoys a competitive advantage as the closest mill serving an area comprising Oklahoma, Kansas, western Missouri and Arkansas, and parts of northern Texas. The majority of Sheffield's rebar tonnage was shipped to this area in fiscal 2001. Sheffield competes in the rebar market with a number of other mini-mills, principally Structural Metals, Incorporated and others.

     Sheffield does not compete on a regular basis with foreign or integrated steel producers. Sheffield focuses on end-users and to provide our customers with exceptional services. Sheffield's customer focus and the fact that the foreign and integrated mills have cost and freight disadvantages compared to Sheffield and other domestic mini-mills effectively precludes them from competing in the relatively low-priced hot rolled bar product and graded rebar markets. However, the twenty-foot length rebar and no-grade rebar markets have been impacted by foreign imports which have significantly reduced selling prices in the past three years.

     Competitive factors in fence post sales include product quality measured by durability, appearance, workmanship, delivery response time, price and freight costs. Competitors include Structural Metals, Incorporated and Chicago Heights Steel Company.

     For fabricated rebar, primary competitors are independent fabrication shops that are furnished with rebar from other mini-mills in the Midwest. In recent years, increased demand for epoxy-coated product from contractors bidding on infrastructure projects has provided Sheffield-Kansas City with a competitive advantage.

     In the railroad track spike market competitive factors include quality, service and price. Wellington's primary competitors are Ameristeel and Birmingham Rail.

     The United States has recently imposed tariffs on certain imported steel products ranging from 8% to 30%. While the Debtors do not generally compete directly with imported steel products, the Debtors do believe that the imposition of the tariffs will have a positive impact on the supply and price of steel products in the United States and will be favorable to portions of the Debtors' businesses.

     5.   Employees

     As of April 1, 2002, Debtors employed approximately 586 employees. Approximately 66% of Sheffield's employees are represented by one of three bargaining units affiliated with the United Steelworkers of America (Sheffield-Sand Springs, Sheffield-Joliet and Sheffield-Kansas City). One collective bargaining agreement covering approximately 262 hourly-paid production and maintenance employees at Sheffield-Sand Springs, is for a four-year period expiring on March 2, 2004. A second collective bargaining agreement covers approximately 108 hourly-paid production and maintenance employees at Sheffield-Joliet and expires on March 1, 2003. A third collective bargaining agreement covers approximately 18 employees at Sheffield-Kansas City and expires on October 31, 2003.

     During the pendency of the Reorganization Cases, the Debtors negotiated modifications to the Sheffield-Sand Springs collective bargaining agreement with representatives of the United Steelworkers of America (the "Union"). Sheffield and the Union successfully negotiated changes to the Sheffield-Sand Springs collective bargaining agreement and the changes are summarized on Exhibit 1 to the Plan. The Debtors will be assuming all 3 collective bargaining agreements (as amended) to which Sheffield is a party.

     One of Sheffield's greatest competitive advantages is the quality of its workforce. Sheffield has traditionally had a good working relationship with all of its employees including members of the Union. The Debtors' employees have sacrificed during the pendency of the Reorganization Cases by accepting the institution of a co-payment plan with regard to health care.

B.   STABILIZATION AND PREPETITION PLAN NEGOTIATIONS

     Historically, the Debtors' operations have been financed primarily through a credit facility provided pursuant to a Receivable and Inventory Financing Agreement (the "Working Capital Facility") between Sheffield and Bank of America, N.A. Waddell's and Wellington are also obligors on the Working Capital Facility. The Debtors are obligors to Bank of America pursuant to the Working Capital Facility in an amount up to $40 million, subject to levels of borrowing availability. Borrowing availability is limited to an amount equal to the sum of 80% of the face value of eligible accounts receivable plus 60% of the lower of fair market value or cost of eligible inventory. The obligations of the Debtors under the Working Capital Facility are secured by a first priority lien on the Debtors' inventory, accounts receivable and miscellaneous other assets. Borrowings under the Revolving Credit Facility bear interest at a fluctuating annual rate.

     In 1997, Sheffield issued $110,000,000 of 11.5% First Mortgage Notes due in 2005, which are secured by substantially all of the fixed assets of Sheffield. The First Mortgage Notes were issued pursuant to the Indenture under which the Indenture Trustee, State Street Bank and Trust Company, serves as indenture trustee. The original beneficial owners of the First Mortgage Notes were primarily institutional investors. Sheffield believes that most of the current holders of the First Mortgage Notes were not the purchasers at issuance and that they acquired their First Mortgage Notes in the secondary market.

     The Debtors began to experience financial difficulties in approximately November, 2000 primarily due to a general slowdown in the steel industry that was caused by a decreased demand for steel products. At the same time, the Debtors experienced an escalation of energy prices and unprecedented levels of unsubsidized steel imports.

     These financial difficulties caused Sheffield to default on its First Mortgage Notes on July 1, 2001 when Sheffield could not make the required interest payments after the expiration of the grace period provided in the Indenture. The default on the First Mortgage Notes also triggered a default under the Working Capital Facility.

     From May 2001, until shortly before the Petition Date, Sheffield engaged Bank of America and other lenders in negotiations to restructure the Working Capital Facility. During these negotiations, Sheffield operated under a series of forbearance agreements from Bank of America.

     In May 2001, certain of the beneficial owners of the First Mortgage Notes formed the Unofficial Noteholders Committee. Sheffield and the Unofficial Noteholders Committee engaged in extensive negotiations as to the terms under which the Unofficial Noteholders Committee would restructure the First Mortgage Notes on terms more beneficial to Sheffield.

     In late November 2001, Bank of America informed Sheffield that it would not continue to fund operations notwithstanding the negotiations with holders of the First Mortgage Notes unless Sheffield filed for bankruptcy protection. Subsequently, Bank of America informed Sheffield that it would not provide any additional funding unless Sheffield agreed to liquidate or to provide additional collateral, conditions that Sheffield could not satisfy. As a result, the Debtors were compelled to file these Chapter 11 cases.

C.   POST-PETITION ACTIVITIES OF THE DEBTORS

     1.   Motions

     On or after the Petition Date, the Debtors filed several motions relating to the operations of their businesses. The Court has entered orders that have allowed the Debtors to continue operations during the Reorganization Cases. The Debtors also sought to retain and employ the law firm of Tomlins & Goins, P.C. as bankruptcy counsel to the Debtors, Altman and Company as consultants and financial advisors to the Debtors and special legal counsel to assist in workers compensation, environmental and labor negotiation matters.

     From the Petition Date and through March 29, 2002, Bank of America consented to the Debtors' use of cash collateral (as that term is defined in Section 363(c) of the Bankruptcy Code) in order for the Debtors to continue operating in the ordinary course of their businesses. Bank of America refused to consent to the use of cash collateral after March 29, 2002 on the terms previously approved by the Court. After a hearing held on March 27, 2002, the Court approved the Debtors' continued use of cash collateral on favorable terms notwithstanding the objection of Bank of America and the Debtors expect to have sufficient cash collateral to fund their operations in the normal course until the Confirmation Date.

     Sheffield is self-insured for employee health insurance claims and workers compensation benefits (Sheffield-Sand Springs only) subject to reinsurance for claims in excess of $150,000 for employee health insurance and $500,000 for Sheffield-Sand Springs workers compensation claims. The Debtors estimate that Sheffield-Sand Springs' prepetition workers compensation claims will be less than $1,200,000 and prepetition health insurance claims will be approximately $800,000. On March 13, 2002, the Court issued an order that authorized the payment by Sheffield of prepetition workers compensation claims in an amount not to exceed $1,200,000 in order that Sheffield could retain its Own Risk Permit issued by the State of Oklahoma that allows Sheffield to be self-insured for workers compensation claims.

     The Debtors have been offered post-petition debtor in possession financing in the amount of $2,100,000 and the Debtors anticipate bringing a motion before the Court to approve such financing. Repayment of any such financing will be due and payable on the Effective Date.

     2.   Appointment of Committees

     The Committee is the only official committee in the Reorganization Cases and its members presently include:

          Creditor                                 Representative
          --------                                 --------------
          The Yaffe Companies, Inc.                Lyle Bachman (Chairman)
          P.O. Box 916                             Phone: (918) 687-7543
          Muskogee, OK 74402                       Fax: (918) 687-0053
                                                   E-mail: LBACHMAN@SWBELL.NET

          Oklahoma Steel & Wire                    Brent Henry
          Iowa Steel & Wire                        Phone: (580) 795-6073
          P.O. Box 220                             Fax: (580) 795-5841
          Madill, OK 73446                         E-mail: bhenry@oklahomasteel.com

          Sand Springs Metal Processing Corp.      Michael Strauss
          1101 West Morrow Road                    Phone: (918) 241-1111
          P.O. Box 580                             Fax: (918) 241-1124
          Sand Springs, OK 76043                   E-mail: mstrauss@ssmpc.com

          Loads, Inc.                              Mark Ester
          21780 East 67/th/ Street                 Phone: (918) 270-2400
          Broken Arrow, OK 74014                   Fax: (918) 280-1705
                                                   E-mail: mark@loadsinc.com

          State Street Bank & Trust Company        Bob Butzier
          6/th/ Floor                              Phone: (617) 662-1751
          2 Avenue de Lafayette                    Fax: (617) 622-1456
          Boston, MA 02111-1724                    E-mail: rcbutzier@statestreet.com

          Republic Technologies, Inc.              John George
          P.O. Box 99725                           Phone: (330) 670-3085
          Chicago, IL 60690                        E-mail: jgeorge@republictech.com

          United Steel Workers of America          Jim Oden
          124 South Denver                         Phone: (918) 584-2438
          Tulsa, OK 74103                          Fax: (918) 584-2304
                                                   E-mail: joden@uswa.org

          Heritage Environmental Services, Inc.    Dan Rankin
          (Ex Officio)                             Phone: (918) 627-2671
          9509 East 54/th/ Street                         (800) 891-5164
          Tulsa, OK 74145                          Fax: (918) 627-2108
                                                   E-mail: dan.rankin@heritage-enviro.com

     The Committee has retained as counsel Gary McDonald, Esq. of the law firm of Doerner, Saunders, Daniel & Anderson, L.L.P.

     An ad hoc committee of the holders of First Mortgage Notes, composed of holders of more than 51% of the outstanding First Mortgage Notes, has been formed. The Unofficial Noteholders Committee is represented by Wachtell, Lipton, Rosen & Katz.

     3.   Operations

     Operations of the Debtors have continued without interruption or material change since the Petition Date. Results of the Debtors' operations since the Petition Date have been filed with the Court on a regular basis as part of the Debtors' Monthly Operating Reports. Since the Petition Date, the Debtors have generated sufficient cash to sustain their operations.

                 III. DEBT AND EQUITY STRUCTURE OF THE DEBTORS

A.  PRE-CONFIRMATION DEBT STRUCTURE OF THE DEBTORS

     The Debtors are obligors to Bank of America pursuant to the Working Capital Facility in an amount up to $40 million, subject to levels of borrowing availability. Borrowing availability was limited to an amount equal to the sum of 80% of the face value of eligible accounts receivable plus 60% of the lower of fair market value or cost of eligible inventory. The obligations of the Debtors under the Working Capital Facility are secured by a first priority lien on the Debtors' inventory, accounts receivable and miscellaneous other assets. Borrowings under the Working Capital Facility bear interest at a fluctuating annual rate.

     Sheffield had outstanding its 11-1/2% First Mortgage Notes due 2005 in the aggregate principal amount of $110,000,000. Interest on the First Mortgage Notes accrued from their date of original issuance and was payable semi-annually in arrears on June 1 and December 1 of each year.

     The First Mortgage Notes are secured by a first priority lien on substantially all existing and future property, plant and equipment owned or leased by Sheffield. The Indenture governing the First Mortgage Notes permitted Sheffield and its subsidiaries to incur additional secured and unsecured indebtedness, including indebtedness under the Working Capital Facility. Pursuant to the Plan, the First Mortgage Notes will be exchanged for New First Mortgage Notes and New Common Stock as of the Effective Date.

     The Debtors estimate that they owe $26,500,000 to unsecured prepetition creditors. This amount consists of claims owed to vendor suppliers and others that extended credit terms to the Debtors prior to the Petition Date, rejection claims and amounts owed to other creditors.

B.   PRE-CONFIRMATION EQUITY STRUCTURE OF THE DEBTORS

     Sheffield presently has authorized and issued 3,408,675 shares of Old Equity, par value $0.01 per share. Sheffield also has outstanding to various employees, options to purchase Old Equity that remain unexercised.

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

     Approximately ninety-six percent (96%) of the outstanding shares of Old Equity is currently owned by HMK Enterprises, Inc. ("HMK"). HMK is a privately-held holding company that is engaged in manufacturing and distribution businesses and that has owned substantially all of the Old Equity since 1981. The voting capital stock of HMK is 100% owned by members of the Karol family. Steven E. Karol has served in various positions with the Debtors and on the Petition Date served as Chairman and Chief Executive Officer. Consequently, certain members of the Karol family together beneficially own substantially all of the outstanding shares of the Old Equity. HMK is, and certain of Sheffield's officers, directors and members of the Karol family are, party to various pre-petition transactions and agreements with Sheffield, including a Management Consulting Services Agreement and an Income Tax Expense Allocation Policy and Tax Sharing Agreement. Risk Management Solutions, Inc., ("RMS") formerly a wholly-owned subsidiary of HMK, is a party to an Insurance Services Agreement with Sheffield. Debtors anticipate rejecting any executory contracts and unexpired leases with HMK, RMS and members of the Karol family.

     On September 15, 1993, the Board of Directors of Sheffield adopted, and the stockholders of Sheffield approved, Sheffield's Stock Option Plan. The Stock Option Plan provides for the grant of incentive stock options to key employees of Sheffield and non-qualified stock options to key employees, directors and consultants of Sheffield. Sheffield anticipates rejecting the Sheffield Stock Option Plan.

C.   POST-EFFECTIVE DATE DEBT STRUCTURE OF REORGANIZED SHEFFIELD

     (i) New First Mortgage Notes. On the Effective Date, Reorganized Sheffield will offer its New First Mortgage Notes in an aggregate principal amount of $30,000,000. Funded amounts will bear interest at a rate of 10% per annum. Interest will accrue from and after issuance of the New First Mortgage Notes until April 30, 2003, and thereafter will be paid quarterly, with the first interest payment due July 31, 2003. The New First Mortgage Notes will be governed by the New Indenture.

     (ii) New Working Capital Facility. Reorganized Sheffield will also refinance the Working Capital Facility with a new lender. The Debtors are presently negotiating the terms of the New Working Capital Facility with several interested parties. On April 23, 2002, the Court approved the Debtors' payment of a good faith deposit to CIT Business Credit ("CIT") in order that CIT could complete its due diligence that is a condition precedent to CIT providing the New Working Capital Facility to Reorganized Sheffield. CIT has provided to the Debtors preliminary approval for the New Working Capital Facility and the Debtors expect to have a binding commitment letter from CIT or another lender on the Confirmation Hearing Date. In the event that CIT is unable to provide the New Working Capital Facility, the Debtors have identified other lenders that could provide such financing. The Debtors expect terms of the New Working Capital Facility from CIT to include maximum loan availability of $35,000,000, interest at the rate of prime plus 1/2% or an optional rate of LIBOR plus 3%, a commitment fee of $350,000, security interests in all accounts and inventory, advance rates of 85% of accounts and 60% of inventory, initial term of 3 years, and those other terms and conditions to be agreed upon by the Debtors and CIT. The Debtors expect that the initial advance under the New Working Capital Facility will be sufficient to satisfy the Class 2 Claim on the Effective Date. Confirmation of the Plan will constitute Court approval for Reorganized Sheffield to enter into the New Working Capital Facility. There is no assurance that the Debtors will be successful in negotiating the New Working Capital Facility and the successful negotiation is a condition to the consummation of the Plan. Ten days prior to the Confirmation Hearing Date the Debtors will identify the New Working Capital Lender and shall file with the Court a copy of the commitment letter obtained from the New $5,000,000 Facility Lender.

     (iii) New $5,000,000 Facility. In order to provide Reorganized Sheffield with additional access to working capital, Debtors are negotiating the New $5,000,000 Facility with Bank of Oklahoma, N.A. ("BOK"). The Debtors expect terms of the New $5,000,000 Facility to include maximum loan availability in the amount of $5,000,000, a floating rate of interest currently equal to 8.8%, an initial term of 5 years, a first mortgage lien and security interest in Reorganized Sheffield's real estate and equipment, and those other terms and conditions to be agreed upon by Debtors and BOK. In the event BOK is unable to provide the New $5,000,000 Facility, the Debtors have identified other lenders that could provide such financing. The holders of the New First Mortgage Notes will subordinate their mortgages and security interests in Reorganized Sheffield's assets in order that BOK shall have a first priority mortgage and security interest in Reorganized Sheffield's real estate and equipment. - Confirmation of the Plan will constitute Court approval for Reorganized Sheffield to enter into the New $5,000,000 Facility and subordination of the mortgages and security interests of the holders of the New First Mortgage Notes to the mortgages and security interests granted to secure repayment of the New $5,000,000 Facility. Ten days prior to the Confirmation Hearing Date the Debtors will identify the New $5,000,000 Facility Lender and shall file with the Court a copy of the commitment letter obtained from the New Working Capital Lender.

D.   POST-EFFECTIVE DATE EQUITY STRUCTURE OF REORGANIZED SHEFFIELD

     On the Effective Date, the following will occur (a) Reorganized Sheffield will authorize 7,500,000 shares of New Common Stock and issue 4,750,000 shares of New Common Stock, par value $0.01 per share to the holders of Class 4 Claims;
(b) the Unofficial Noteholders Committee will elect up to four people to the Board of Directors of Reorganized Sheffield and the Chief Executive Officer of Reorganized Sheffield will serve as a member of the Board of Directors so that the Board of Directors of Reorganized Sheffield shall consist of up to five members; and (c) Reorganized Sheffield will implement the Senior Management Stock Incentive Program, pursuant to which options to acquire 5% of the New Common Stock will be set aside to be issued to senior management of Reorganized Sheffield. The Senior Management Stock Incentive Program will be adopted by the Board of Directors of Reorganized Sheffield on the Effective Date. Senior management of Reorganized Sheffield (consisting of the most senior managers of Reorganized Sheffield including James P. Nolan, Stephen R. Johnson, and James E. Dionisio) will be granted options to purchase shares of common stock of Reorganized Sheffield that would constitute 5% of the outstanding common stock of Reorganized Sheffield.

                           IV. REORGANIZED SHEFFIELD

A.   BUSINESS OF REORGANIZED SHEFFIELD

     Following the Effective Date, Reorganized Sheffield will continue to operate the core businesses presently operated by the Debtors. The Debtors believe that Reorganized Sheffield will be able to compete more effectively in the highly competitive marketplaces in which the Debtors conduct business than could the Debtors. In particular, the Debtors believe that their businesses can be returned to profitability and long-term stability and growth under Reorganized Sheffield's proposed capital structure. Success of this reorganization depends upon market forces and Reorganized Sheffield's ability to continue operations.

         The Plan provides for the substantive consolidation of the Debtors. Substantive consolidation will result in the business of the three separate Debtor corporations being combined and operated as one corporation, Reorganized Sheffield. It is presently anticipated that the business of Waddell's and Wellington shall be operated as separate divisions of Reorganized Sheffield. The purpose for consolidating the operations of the three Debtors is to streamline the management and accounting of the three corporations and to reduce and eliminate redundant costs.

B.   MANAGEMENT OF REORGANIZED SHEFFIELD

     Reorganized Sheffield shall have the following officers on the Effective
Date:

         President and Chief Executive Officer: James P. Nolan

         Vice President, Chief Financial Officer and Assistant Secretary:
         Stephen R. Johnson

         Vice President of Sales and Marketing and Secretary: James E. Dionisio

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

The directors of Reorganized Sheffield on the Effective Date will be designated by the Unofficial Noteholders Committee at least ten (10) days prior to the Confirmation Hearing Date. The Debtors expect that the only director of Sheffield who will continue as a director of Reorganized Sheffield will be James
P. Nolan. Steven E. Karol, Chairman of the Board of Directors and Chief Executive Officer of Sheffield, will hold no position with Reorganized Sheffield and the Debtors do not anticipate that Reorganized Sheffield will do any business with entities affiliated or formerly affiliated with Mr. Karol such as HMK, RMS or Karol Atmosphera, LLC. The Debtors expect that the compensation to be paid the officers of Reorganized Sheffield shall be comparable to the compensation such persons received while officers of Sheffield.

C.   FINANCIAL PROJECTIONS

     Financial projections for Reorganized Sheffield for the two year period following the Effective Date are attached hereto as Exhibit B.

                         V. IMPLEMENTATION OF THE PLAN

A.   NEW SECURITIES AND NEW COLLATERAL DOCUMENTS

     The Indenture Trustee is designated by the Plan as the Disbursing Agent for property to be distributed on account of Class 4 and Class 7 Claims. The Debtors may designate an entity or entities to serve as Disbursing Agent to distribute other property to be distributed under the Plan. At the hearing on confirmation of the Plan, Debtors will announce whether they have elected to designate a Disbursing Agent and the identity of such Disbursing Agent. In the event that the Debtors elect not to appoint a Disbursing Agent, references hereafter to the Disbursing Agent will be the Reorganized Sheffield.

     As a condition to participation under the Plan, each holder of a First Mortgage Note Claim is required to provide evidence of the securities evidencing the First Mortgage Notes Claims ("Old Securities") by (i) completing and returning a Letter of Transmittal to the Disbursing Agent, together with certificates (to the extent such exist) representing their Old Securities (the "Tendered Certificates"), or (ii) completing the book-entry confirmation procedure, promptly after the Confirmation Date. Promptly following the Effective Date, the Disbursing Agent will deliver to those persons who have properly completed and returned Letters of Transmittal and Tendered Certificates or completed the book-entry confirmation procedure, certificates representing the New First Mortgage Notes and/or the New Common Stock to be issued in accordance with the Plan; provided that to the extent the New First Mortgage Notes and/or New Common Stock are book entry, no such certificates will be mailed. HOLDERS OF OLD SECURITIES WHO HAVE NOT PROPERLY COMPLETED AND RETURNED TO THE DISBURSING AGENT LETTERS OF TRANSMITTAL OR COMPLETED THE BOOK-ENTRY CONFIRMATION PROCEDURE WITHIN TWO YEARS OF THE EFFECTIVE DATE, TOGETHER WITH THE TENDERED CERTIFICATES, WILL NOT RECEIVE THE CERTIFICATES TO WHICH THEY ARE OTHERWISE ENTITLED PURSUANT TO THE PLAN NOR WILL THEY BE ENTITLED TO ANY OTHER DISTRIBUTION UNDER THE PLAN. The Debtors selected two years as opposed to the five-year period permitted (but not required) under Section 1143 of the Bankruptcy Code because the New First Mortgage Notes mature in approximately five years and the Debtors believe that the cost and expense of establishing an escrow fund for delinquent tenders outweighs the risk that substantial holders of Old Securities will fail to surrender their certificates within two years.

     Book-Entry Transfer. The Disbursing Agent will establish an account with respect to the First Mortgage Notes at the Disbursing Agent. Any tendering financial institution that is a participant in DTC's book-entry transfer facility system must make a book-entry delivery of the First Mortgage Notes by causing DTC to transfer such First Mortgage Notes into the Disbursing Agent's account at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfers. Such holder of First Mortgage Notes using ATOP should transmit its acceptance to DTC on or prior to the Expiration Date (or comply with the guaranteed delivery procedures set forth below), DTC will verify such acceptance, execute a book-entry transfer of the tendered First Mortgage Notes into the Disbursing Agent's account at DTC and then send to the Disbursing Agent confirmation of such book-entry transfer, including an agent's message confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by the Letter of Transmittal and that the company may enforce the Letter of Transmittal against such holder (a "book-entry confirmation").

     A beneficial owner of First Mortgage Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate in voting on the Plan.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DISBURSING AGENT.

     Letters of Transmittal. Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the First Mortgage Notes tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If First Mortgage Notes are registered in the name of a person other than the person signing the Letter of Transmittal, in order to be validly tendered, the First Mortgage Notes must be endorsed or accompanied by properly completed power of authority, with signature guaranteed by an Eligible Institution.

     Holders of First Mortgage Notes who are not holders of record should:

         (i) obtain a properly completed Letter of Transmittal (or facsimile thereof) from the record holder,

         (ii) obtain and include with the Letter of Transmittal a properly completed stock or bond power, as the case may be, from the record bolder, or

         (iii) effect a record transfer of their First Mortgage Notes prior to delivery of the Letter of Transmittal.

     If a holder desires to tender First Mortgage Notes pursuant to the Letter of Transmittal but is unable to locate the Tendered Certificates, such holder should write to or telephone the Disbursing Agent about procedures for obtaining replacement certificates for First Mortgage Notes or arranging for indemnification.

     All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Ballots, Letters of Transmittal and Tendered Certificates will be resolved by the Debtors, whose determination will be final and binding, subject only to review by the Court upon application with due notice to any affected parties in interest. The Debtors reserve the right to reject any and all Ballots, Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates if the Debtors' acceptance of which would in the opinion of the Debtors or their counsel be unlawful.

B.   CANCELLATION OF SECURITIES AND AGREEMENTS

     Except as expressly provided for in the Plan (including Section 8.7) or in the Confirmation Order, on the Effective Date, Sheffield's First Mortgage Notes and Old Equity, options, shareholder's rights plans and any and all documentation relating thereto shall be cancelled and all obligations of the Debtors under or in respect of any of the foregoing shall be terminated.

     At the close of business on the Distribution Record Date, the transfer ledgers for the First Mortgage Notes and the Old Equity shall be closed, and there shall be no further changes in the record holders of the First Mortgage Notes or Old Equity. The Debtors and the Indenture Trustee shall have no obligation to recognize any transfer of the First Mortgage Notes or Old Equity occurring on or after the Distribution Record Date. The Debtors and the Indenture Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

C. BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS AND TRANSFER RESTRICTIONS

     1.   Initial Offer and Sale of Securities

     Section 1l45(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold "under a plan" of reorganization and must be securities of the debtor, of an affiliate "participating in a joint plan" with the debtor or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor or such affiliate; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of the New First Mortgage Notes and New Common Stock under the Plan satisfy the requirements of Section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

     Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option or right to subscribe that was sold in the manner specified in Section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe. The Debtors believe that the offer and sale of the New Common Stock satisfy the requirements of Section 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

     In connection with the confirmation of the Plan, the Debtors will seek to obtain from the Court an order to the effect that (i) the offer and sale of the New First Mortgage Notes and New Common Stock under the Plan are exempt from registration under the Securities Act and state securities laws pursuant to
Section 1145(a)(1) of the Bankruptcy Code and (ii) the offer and sale of the New Common Stock are exempt from registration under the Securities Act and state securities laws pursuant to Section 1145(a)(2) of the Bankruptcy Code.

D.   FRACTIONAL SHARES--DISTRIBUTION OF NEW COMMON STOCK

     No fractional shares of New Common Stock shall be distributed under the Plan. In the event that the number of Shares of New Common Stock would not be a whole number, the number of shares to be distributed shall be rounded up to the next whole number. The principal amount of a New First Mortgage Note shall be rounded to the nearest $1,000 increment.

                      VI. CONDITIONS PRECEDENT TO THE PLAN

A.   CONDITIONS TO CONFIRMATION

     It is a condition to confirmation of the Plan that the Confirmation Order include the provisions found in Section 10.01 of the Plan.

B.   CONDITIONS TO THE EFFECTIVE DATE

     The Plan similarly describes certain conditions to the occurrence of the Effective Date and such conditions are found in Section 10.02 of the Plan. The Debtors shall provide written notice to the Committee and all known creditors of the occurrence of the Effective Date.

C.   WAIVER OF CONDITIONS

     The Debtors with the consent of the New Indenture Trustee may waive any condition to confirmation set forth herein or in the Plan at any time, without notice, without leave of the Court, and without any formal action other than proceeding to consummate the Plan.

                       VII. DISTRIBUTIONS UNDER THE PLAN

A.   GENERAL

     1.   Distribution Date

     Except as otherwise provided in the Plan, property to be distributed under the Plan to an Impaired Class (a) shall be distributed on or as soon as practicable after the Effective Date to each holder of an Allowed Claim of that Class that is an Allowed Claim as of the Effective Date, and (b) shall be distributed to each holder of an Allowed Claim of that Class that is an Allowed Claim after the Effective Date, to the extent allowed, as soon as practicable after the order of the Court allowing the Claim becomes a Final Order. Property to be distributed under the Plan to a Class that is not Impaired or on account of a Tax Claim or an Administrative Claim shall be distributed on the latest of
(i) the distribution dates specified in the preceding sentence, or (ii) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Reorganization Cases.

     2.   Distribution Record Date--First Mortgage Note Claims and Unsecured
          Claims

     At the close of business on the Distribution Record Date, the transfer ledgers for the First Mortgage Notes shall be closed, and there shall be no further changes in the record holders of the First Mortgage Notes. The Debtors and the Indenture Trustee shall have no obligation to recognize any transfer of the First Mortgage Notes or Unsecured Claims occurring on or after the Distribution Record Date. The Debtors and the Indenture Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers for the First Mortgage Notes and on the Court's claim docket and the Schedules as of the close of business on the Distribution Record Date for purposes of distribution to holders of Unsecured Claims.

     Pursuant to the terms of the New Indenture, interest on the New First Mortgage Notes shall begin to accrue at the respective rates set forth in the New First Mortgage Notes on the Effective Date and shall be payable as set forth therein. No interest shall be payable on Unsecured Claims.

     3.   Unclaimed Distributions

     If any holder of a Claim entitled to a distribution under the Plan cannot be located on the Effective Date, such distributions shall be set aside and maintained by the Disbursing Agent. If such person is located within two years of the Effective Date, such distributions shall be distributed to such person. If such person cannot be located within two years of the Effective Date, any such distributions shall become the property of and shall be released to Reorganized Sheffield; provided, however, that nothing contained in this Plan shall require Reorganized Sheffield to attempt to locate such person.

     4.   Tax Provisions

     Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

     5.   Setoffs

     Except with respect to First Mortgage Note Claims, the Debtors may, but shall not be required to, setoff against any Claim (for purposes of determining the Allowed Amount of such Claim on which distribution shall be made), any claims of any nature whatsoever the Debtors may have against the claimant. Neither the failure to set off nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors may have against such claimant.

B. PROVISIONS FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND ADMINISTRATIVE EXPENSES

     1.   Characterization of Disputed Claims

     Pursuant to Section 1111(a) of the Bankruptcy Code, a proof of a Claim is deemed filed under Section 501 of the Bankruptcy Code if that Claim is included in the Schedules filed by Debtors under Section 1106(a)(2) of the Bankruptcy Code unless the Claim is scheduled as disputed, contingent, or unliquidated. Such a disputed, contingent, or unliquidated claim must be asserted by its holder, or an indenture trustee representing such holder, by the timely filing of a proof of claim. If a proof of claim is not filed in a timely manner, the Claim may be deemed to be disallowed.

     2.   Resolution of Contested Claims and Interests

     The Debtors and Reorganized Sheffield shall have the right to object to and contest the allowance of any Claim or Equity Interest that is Filed or deemed Filed with the Court, whether or not such Claim was scheduled as disputed, contingent or unliquidated. Reorganized Sheffield reserves the right to commence an adversary proceeding to determine whether claims of Steven E. Karol, HMK, RMS and/or Karol Atmosphera, LLC should be subordinated to holders of Class 6 and/or Class 7 Claims.

                   VIII. ACCEPTANCE OR REJECTION OF THE PLAN

A.   PRESUMED ACCEPTANCE OF PLAN

     Classes 1 and 2 are not Impaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan in accordance with Section 1126(f) of the Bankruptcy Code.

B.   DEEMED NON-ACCEPTANCE OF PLAN

     Class 9 is deemed to have rejected the Plan and will not be solicited for acceptances or rejections to the Plan.

C.   VOTING CLASSES

     Each holder of an Allowed Claim in Classes 3, 4, 5, 6, 7 and 8 shall be entitled to vote to accept or reject the Plan.

D.   ACCEPTANCE BY IMPAIRED CLASSES

     An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than those designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than those designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

E.   NON-CONSENSUAL CONFIRMATION

     The Debtors request confirmation of the Plan under Section 1129(b) of the Bankruptcy Code in view of the deemed non-acceptance by Class 9, which is Impaired. Subject to Section 1127 of the Bankruptcy Code, the Debtors reserve the right to modify the Plan to the extent that confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.

                        IX. EFFECTS OF PLAN CONFIRMATION

A.   DISCHARGE AND RELEASE

     Except as otherwise expressly provided in the Plan or Confirmation Order, as of the Effective Date, the Debtors shall be discharged forthwith from, and the Confirmation Order shall operate as an injunction against, the commencement or continuation of an action, the employment of process, or an act to collect, recover or offset, any Claim and any "debt" (as that term is defined in Section 101(12) of the Bankruptcy Code) and any interest (or claims or debt related thereto) from or against the Debtors or Reorganized Sheffield and the Debtors' and Reorganized Sheffield's liability in respect thereof shall be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or arising from any agreement that the Debtors entered into or obligation of any kind of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date or that otherwise arose before the Confirmation Date (including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the date of commencement of the Reorganization Cases), and the Debtors and Reorganized Sheffield shall be released and discharged from any liability of a kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim is filed or deemed filed under Section 501 of the Bankruptcy Code, such Claim is allowed under Section 502 of the Bankruptcy Code, or the holder of such Claim has accepted the Plan. On the Effective Date, in consideration for, or as part of, the treatment accorded to the holders of Claims and Equity Interests under the Plan, each holder of a Claim or Equity Interest against or in the Debtors shall be deemed to have released the Debtors from any and all causes of action and claims, in law or in equity, whether based on tort, fraud, contract or otherwise, which arose prior to the Petition Date.

B.   TERM OF INJUNCTIONS OR STAYS

     Unless otherwise provided in the Plan, all injunctions or stays provided for in the Reorganization Cases pursuant to Section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

C.   REVESTING

     Except as otherwise expressly provided in the Plan, the New Working Capital Facility Financing Agreement, the New First Mortgage Collateral Documents, or the documents evidencing the New $5,000,000 Facility, on the Effective Date Reorganized Sheffield will be vested with all of the property of Debtors' Estates free and clear of all Claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and may operate its businesses free of any restrictions imposed by the Bankruptcy Code or by the Court. The Debtors shall continue as debtors in possession under the Bankruptcy Code until the Effective Date. Thereafter, Reorganized Sheffield may operate its businesses free of any restrictions imposed by the Bankruptcy Code or the Court except as specifically authorized by the Plan.

D.   RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS

     Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtors, the Estates or Reorganized Sheffield may have or which Reorganized Sheffield may choose to assert on behalf of the Estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including (without limitation) (a) any and all Claims against any entity, to the extent such entity asserts a crossclaim, counterclaim and/or Claim for setoff that seeks affirmative relief against the Debtors, Reorganized Sheffield, their officers, directors or representatives, (b) the avoidance of any transfer by or obligation of the Debtors or Reorganized Sheffield, or (c) the turnover of any property to the Estates, all of which are expressly reserved by the Plan.

     Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any claim left unaltered or unimpaired by the Plan. Reorganized Sheffield shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date fully as if the Reorganization Cases had not been commenced; and all of the Debtors' legal and equitable rights respecting any claim left unaltered or unimpaired by the Plan may be asserted after the Confirmation Date by Reorganized Sheffield to the same extent as if the Reorganization Cases had not been commenced.

     The Debtors are in the process of identifying transfers of property, if any, made by the Debtors prior to the Petition Date that may be avoidable under the Bankruptcy Code. These include transfers made on account of antecedent debt that may be avoidable as "preferences" or transfers that were made for less than equivalent consideration that may be avoidable as "fraudulent transfers." In order to avoid these transfers, the Debtors must prove (with some exceptions) that the Debtors were insolvent at the time of the transfers. The Debtors have not yet undertaken an insolvency analysis to determine when the Debtors became insolvent. Accordingly, while the Debtors may have transfers that they seek to recover, they cannot provide an estimate of the claims, if any, that will be brought or the value of any recoveries to Reorganized Sheffield. Any such recoveries shall inure to the benefit of Reorganized Sheffield and will be used by Reorganized Sheffield to fund its operations and obligations under the Plan. While the Debtors have not completed their analysis of all transfers that merit careful review and could form the basis for avoidance actions, the Debtors have identified the following transferees (and in certain cases the total amount of distributions) that are the recipient of transfers that may be avoidable:

          Ackerman, Robert

          American Compressed Steel, Inc.

          Borg Compressed Steel, Inc.

          Divco, Inc.

          Global Stone St. Clair, Inc.

          Hanna Sales Corp.

          HMK Enterprises, Inc.                                $  680,531

          Karol Atmosfera, LLC

          Lovingfoss, John F.

          Risk Management Solutions, Inc.                      $1,023,398

          Sand Springs Metal Processing Corporation

          The Carbide/Graphite Group

          Yaffe Iron & Metal Co., Inc.

          Yaffe Metals

The Debtors make no representations regarding the merits of any avoidance action against the above named persons and entities and the Debtors have not determined that litigation should be commenced against the above in order to avoid any transfers of the Debtors' assets. Reorganized Sheffield shall select legal counsel to prosecute the Recovery Actions after consultation with the Committee; however, Reorganized Sheffield may determine not to assert any Recovery Actions or other avoidance claims based upon its further review and analysis of the Debtors' prepetition transfers. The failure to identify a transferee herein shall not be deemed a waiver of any claims by the Debtors or Reorganized Sheffield.

    On November 26, 1997, Sheffield offered the First Mortgage Notes, bearing eleven and one-half percent (11 1/2 %) interest, due 2005, to institutional investors. Of the proceeds from the offering, approximately $80,900,000 was utilized to redeem (at a redemption price of 106%) $75,000,000 in outstanding principal mortgage notes due in 2001. In addition, $15,900,000 was used to repay amounts under Sheffield's credit facilities, $10,000,000 of these proceeds were used to pay a dividend to shareholders in fiscal year 1998 and the remainder was used for general corporate purposes. These facts have been previously disclosed in filings with the Securities and Exchange Commission.

    The following is a summary of the total assets and liabilities reflected on Sheffield's balance sheets for each of the 5 fiscal years 1997 through 2001:

                                     2001           2000           1999           1998            1997
                                  -----------    -----------    -----------    ----------     -----------
      Total Assets* ............. 138,238,000    160,453,000    152,561,000    143,618,000    136,627,000
      Total Liabilities ......... 187,427,000    179,666,000    165,758,000    157,744,000    134,418,000
      Liabilities in excess of
         Assets .................  49,189,000     19,213,000     13,197,000     14,126,000     (2,209,000)**

-----------
* This reflects book values of assets after depreciation and may not reflect fair market value of assets.
**  In 1997 assets were in excess of liabilities by $2,209,000.

    During the fiscal years 1997 through 2001, consolidated net income for Sheffield and its subsidiaries was reported as follows:

            1997 .............................................  ($ 3,509,000)
            1998 .............................................  ($ 6,226,000)***
            1999 .............................................  $  1,496,000
            2000 .............................................  $    193,000
            2001 .............................................  ($24,806,000)

-----------
*** 1998 consolidated net income includes an extraordinary loss of $8,023,000 related to the retirement of debt in conjunction with the issuance of the First Mortgage Notes.

    Sheffield, HMK, RMS and other affiliates of HMK were parties to agreements for the performance of certain services including a written Management Agreement dated October 1, 1997, between HMK and Sheffield wherein HMK agreed to provide to Sheffield certain financial, marketing, executive personnel, corporate development, human resources and limited legal services. HMK was to be compensated by Sheffield at a rate equal to one percent (1%) of consolidated sales of Sheffield, due monthly. Compensation paid to HMK for the five (5) years preceding the commencement of the Reorganization Cases was actually less than 1% of consolidated sales and was as follows:

            1997 .............................................   $569,000
            1998 .............................................   $720,000
            1999 .............................................   $817,000
            2000 .............................................   $861,000
            2001 .............................................   $787,000

In addition, RMS entered into a written Insurance Services Agreement dated October 1, 1997. RMS agreed to provide services including procuring and maintaining property and casualty insurance coverage, reviewing and recommending alternative financing methods for insurance coverage, identifying and evaluating risk exposures, and preparing and filing proof of loss statements for insured claims. RMS was to be compensated by Sheffield at the rate of fifteen percent (15%) of the total annual costs of Sheffield's insurance program. For the period of five (5) years preceding the commencement of the Reorganization Cases, RMS received the following compensation from Sheffield:

            1997 ..................................................  $115,000
            1998 ..................................................  $142,000
            1999 ..................................................  $204,000
            2000 ..................................................  $213,000
            2001 ..................................................  $121,000

    During the five (5) years preceding the commencement of the Reorganization Cases Steven E. Karol served as Chairman of the Board of Directors of Sheffield and as its Chief Executive Officer (since June 1, 2000). During this period, Mr. Karol was compensated as follows:

            1997 ............................... $215,000 plus $70,000 bonus
            1998 ............................... $303,000 plus $47,000 bonus
            1999 ............................... $303,000
            2000 ............................... $303,000
            2001 ............................... $303,000

    Sheffield and its subsidiaries, Wellington and Waddell's, file tax returns on a consolidated basis, and their tax returns are also consolidated with HMK. A Tax Sharing Agreement was entered into by Sheffield and HMK, which provided that taxes for each entity would be determined on a stand alone basis, but would be payable by HMK. Sheffield has a receivable of $2,205,000 from HMK related to certain tax attributes allocated to Sheffield. The 2001 Audit Report attached hereto as Exhibit C provides at footnote 10, that "the [HMK] receivable will be realized by reducing future taxes otherwise payable to HMK." In addition, Sheffield advanced $500,000 to HMK to secure an insurance letter of credit and such indebtedness remains outstanding.

    The information in the foregoing five paragraphs is derived from public filings of Sheffield with the Securities and Exchange Commission or Exhibit C attached hereto.

    The Committee intends to investigate the withdrawal of dividends and payment of management fees prior to the commencement of the Reorganization Cases in order to determine whether they should be the subject of Recovery Actions. The Debtors have completed no investigation of such withdrawals and payments and cannot make any determination regarding the validity of any such Recovery Actions.

E.  POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS

    Outstanding notes, stock certificates and other evidences of Claims against or Equity Interests in the Debtors shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan, if any.

F.  SUBSTANTIVE CONSOLIDATION

    The Plan contemplates and is predicated upon the Confirmation Order providing for the substantive consolidation of the Debtors. Pursuant to the Plan, the Debtors and their respective Estates shall be consolidated into Reorganized Sheffield and the holders of Allowed Claims against any of the Debtors shall be paid pursuant to the Plan by Reorganized Sheffield. Accordingly, each Class of Claims against a Debtor, together with each corresponding Class of Claims against each of the other Debtors, shall constitute a single Class for voting purposes, without regard to the identity of the entities against which the Claims in such Class are asserted. The Debtors believe that substantive consolidation is appropriate in these cases because of a substantial identity between the Debtors and consolidation is necessary to treat all holders of Claims fairly and to streamline the Debtors' business affairs subsequent to confirmation. Facts that tend to support consolidation in the

Reorganization Cases include the presence of consolidated financial statements, use of a consolidated cash management system, cross-collateralization of assets of the Debtors, working capital and other financing provided to the corporate affiliates obtained from loans to Sheffield and the interrelationship between the Debtors' various businesses.


          X.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.  ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    To the extent permitted by applicable law and the Plan, all executory contracts and unexpired leases of the Debtors set forth on Exhibit 1 attached to the Plan (the "Assumed Contracts") shall be assumed in accordance with the provisions of Sections 365 and 1123 of the Bankruptcy Code. Other executory contracts and unexpired leases will be assumed or rejected pursuant to the provisions of Article XII of the Plan. The Assumed Contracts include various leases and executory contracts to which the Debtors are parties. The Debtors will be assuming the 3 collective bargaining agreements to which Sheffield is a party, Sheffield's electrical power supply contract for the Sheffield-Sand Springs plant, the lease of Wellington's principal place of business, the lease of the reheat furnace located at Sheffield-Sand Springs, and other unexpired leases and executory contracts. The Debtors anticipate that the total cure costs under the Assumed Contracts will not exceed $700,000 (with approximately $578,683.17 due to PSO) and that the Debtors will be able to satisfy and cure all payment defaults on the Assumed Contracts on the terms described on Exhibit 1 to the Plan.

    Contracts or leases entered into after the Petition Date will be performed by Reorganized Sheffield in the ordinary course of business.

B.  CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

    Any Claims arising out of the rejection of executory contracts or unexpired leases must be filed with the Court as set forth in the Plan. Any Claims not filed within such time will be forever barred from assertion against the Debtors, Reorganized Sheffield, or their Estates and property. Unless otherwise ordered by the Bankruptcy Court or provided in this Plan, all such Claims for which proofs of claim are required to be filed will be classified as Class 6 Claims.


                               XI. MISCELLANEOUS

A.  RETENTION OF JURISDICTION

    Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Court shall retain original and exclusive jurisdiction over those matters described in Section 13.01 of the Plan.

B.  FAILURE OF COURT TO EXERCISE JURISDICTION

    If the Court abstains from exercising or declines to exercise jurisdiction, or determines that it is without jurisdiction over any matter or proceeding arising out of, related to, or otherwise connected with the Reorganization Cases, the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter shall not be limited or otherwise affected by the Plan.

C.  RETIREE BENEFITS

    The Debtors currently employ 586 employees. Sheffield offers post-retirement medical benefit plans for certain of its employees. The Debtors have three defined benefit pension plans from which its employees may be entitled to benefits upon retirement.

    In addition to the Pension Plans, the Debtors sponsor a 401(k) plan that will be continued by Reorganized Sheffield.

    During the pendency of the Reorganization Cases, representatives of Sheffield and the United Steelworkers of America, Local 2741 (the "Local Union"), engaged in good faith negotiations to amend the Collective Bargaining Agreement dated March 2, 2000 between Sheffield and the Local Union that covers hourly employees at Sheffield's Sand Springs plant. Sheffield and the Local Union were successful in negotiating amendments to the Collective Bargaining Agreement. Included among the amendments was the commencement of a co-payment provision for health premiums that affects Sheffield's retirees and their retiree benefits. The Collective Bargaining Agreement, as amended, provides inter alia that retired hourly employees of Sheffield will be required to pay a portion of the monthly health premiums as follows: single employee coverage - $50; single employee plus one dependent coverage - $75; and family coverage - $100. These changes to the Collective Bargaining Agreement have been approved by the leadership and members of Local 2741. This change in retiree benefits applies to all Debtors' hourly and salary retirees except for retirees from Sheffield's Joliet, Illinois plant. A letter was sent to all retirees of the Debtors (except those retirees from Sheffield's Joliet, Illinois plant) on May 14, 2002 explaining this change in health premiums. On and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, Reorganized Sheffield shall continue to be obligated to pay all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, and shall continue to pay such retiree benefits as they become due at the level established at any time prior to or upon confirmation of the Plan pursuant to subsection (e)(1)(B) or (g) of Section 1114, for the duration of the period the Debtors have obligated themselves to provide such benefits; provided, however, that nothing herein shall extend or otherwise prohibit the Debtors' ability or Reorganized Sheffield's ability to modify the duration of such period or otherwise modify the terms and conditions of such retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law. The level of the retiree benefits to Sheffield's hourly employees will be as set forth in the various Collective Bargaining Agreements (as amended during the pendency of the Reorganization Cases).

    Reorganized Sheffield affirms and agrees that it will continue to be the contributing sponsor of the Pension Plans, as defined under 29 U.S.C. (S) 1301(a)(13) and 29 C.F.R. (S) 4001.2, or a member of the contributing sponsor's controlled group, as defined under 29 U.S.C. (S) 1302(a)(14) and 29 C.F.R. (S) 4001.2. As a contributing sponsor of the Pension Plans, Reorganized Sheffield intends to fund the Pension Plans in accordance with the minimum funding standards under ERISA, 29 U.S.C. (S) 1082, pay all required PBGC insurance premiums, 29 U.S.C. (S) 1307, and comply with all requirements of the Pension Plans and ERISA. The Pension Plans are defined benefit pension plans insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA, 29 U.S.C.
(S)(S) 1301-1461. The Pension Plans are subject to the minimum funding requirements of ERISA, 29 U.S.C. (S) 1084, and Section 412 of the Internal Revenue Code, 26 U.S.C. (S) 412. No provision of or proceeding within the Debtors' reorganization proceedings, the Plan, nor the Confirmation Order shall in any way be construed as discharging, releasing or relieving the Debtors, Reorganized Sheffield, or any other party in any capacity, from any liability with respect to the Pension Plans or any other defined benefit pension plan under any law, governmental policy or regulatory provision. PBGC and the Pension Plans shall not be enjoined or precluded from enforcing liability resulting from any of the provisions of the Plan or the Plan's confirmation. PBGC will withdraw or assign to the Pension Plans all of the claims filed by PBGC in the Reorganization Cases, including its administrative expense claims, upon the Effective Date of the Plan that provides for Reorganized Sheffield's reaffirmation of its obligations to be the contributing sponsor of the Pension Plans.

D.  MODIFICATION OF PLAN

    The Debtors reserve the sole right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, Reorganized Sheffield may, upon order of the Court, amend or modify the Plan in accordance with Section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E.  WITHDRAWAL OF PLAN

    The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan. If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order does not occur, then the Plan shall be deemed null and void. In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors, to prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors, or constitute an admission against interest by the Debtors or any other party in interest.

             XII. HISTORICAL FINANCIAL STATEMENTS OF THE DEBTOR AND
                 FINANCIAL PROJECTIONS OF REORGANIZED SHEFFIELD

    Audited financial statements of the Debtors for the fiscal year 2001 are attached to the Disclosure Statement as Exhibit C. Financial projections of Reorganized Sheffield for the two years following the Effective Date are attached as Exhibit B. The projected financial information gives affect to the proposed restructuring and substantive consolidation of the Debtors. Based upon the Debtors' expectations of future financial results of Reorganized Sheffield, the Debtors believe that Reorganized Sheffield will be able to make the payments required under the Plan.

    Reorganized Sheffield intends to continue the Debtors' business operations subsequent to the Effective Date in much the same form as presently conducted. The Debtors believe that most of the changes needed to improve the Debtors' business operations have been completed and that the financial restructuring necessary to improve financial performance of the Debtors is being completed under the Plan. The Debtors believe that no significant personnel reduction will take place in connection with confirmation of the Plan.

    The Debtors have prepared the projections attached as Exhibit B hereto. While all projections are speculative in nature, the projections were based upon existing circumstances and reasonable expected future events. Statements regarding the Debtors' ability to complete its bankruptcy reorganization proceedings timely, the outcome of the Plan, the Debtors' ability to sustain current operations during the pendency of the Reorganization Cases including their ability to maintain normal relationships with customers, the ability of the Debtors to establish normal terms and conditions with suppliers and vendors, costs of the reorganization process, the adequacy of financing arrangements during the Reorganization Cases, future market prices, operating results, synergies, future operating efficiencies, future governmental actions and the results of such actions, cost savings and other statements that are not historical facts contained in this Disclosure Statement are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "plan", "intend", "could", "should", "may", "predict" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks, uncertainties and assumptions, including, without limitation, the results of the bankruptcy proceedings, court decisions and actions, the negotiating positions of various constituencies, the results of negotiations, market factors, the effect of weather and economic conditions, the ability of the Debtors to realize planned cost savings, the available supply of steel and other factors detailed herein. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

          XIII. SUMMARY OF CERTAIN RISK FACTORS RELATING TO THE PLAN

    The securities to be issued or transferred pursuant to the Plan are subject to a number of material risks, including those enumerated below. The risk factors enumerated below assume confirmation and the consummation of the Plan and all transactions contemplated therein, and do not include matters that could prevent or delay confirmation. Prior to deciding whether and how to vote on the Plan, holders of Claims and Equity Interests should carefully consider all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraphs.

    1.  Risks Relating to the Projections

    The Debtors have prepared the projected financial information contained in this Disclosure Statement relating to Reorganized Sheffield and contained in the attached as Exhibit B hereto (the "Projections") in connection with the development of the Plan in order to present the projected effects of the Plan. The Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected. Such uncertainties and other factors include objections to the Plan, Court approval of the Plan, the Debtors' ability to acquire and collect receivables, trends in the steel mini-mill industry, the ability of the Debtors to locate the New Working Capital Lender and the New $5,000,000 Facility Lender, and political considerations and general economic conditions. Accordingly, the Projections do not necessarily indicate, and may vary significantly from, the future financial condition or results of operations of Reorganized Sheffield. Consequently, the projected financial information contained herein or in Exhibits attached hereto should not be regarded as a representation by the Debtors, the Debtors' advisors or legal counsel, or any other person that the Projections can or will be achieved.

    2.  Assumptions Regarding Value of Debtors' Assets

    It has been determined in the preparation of the Projections included elsewhere in this Disclosure Statement that the historical book value of the Debtors' assets exceeds the fair value thereof. For financial reporting purposes, the fair value of the assets of Reorganized Sheffield must be determined as of the Effective Date. The Debtors will be determining such values and will not be undertaking an appraisal of their assets by a third party appraiser. There can be no assurance that the estimates of fair market value ascribed to Reorganized Sheffield's assets will be the same that would be determined by a third party appraiser.

    3.  Noncomparability of Historical Financial Information

    As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of Reorganized Sheffield from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of Debtors contained herein in the Exhibits attached hereto.

    4.  Certain Risks Associated with the Reorganization Cases

    The Debtors are party to various contracts under which the commencement of the Reorganization Cases and the other transactions contemplated by the Plan could, subject to the Debtors' rights and powers under Sections 362 and 365 of the Bankruptcy Code, (a) result in a breach, violation, default or conflict, (b) give other parties thereto rights of termination or cancellation, or (c) have other adverse consequences for the Debtors or Reorganized Sheffield. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert rights and pursue remedies in respect of such matters, and the ability of the Debtors or Reorganized Sheffield to resolve such matters on acceptable terms through negotiations with such other parties or otherwise. Although the Debtors presently believe that none of the foregoing matters will have a material adverse affect on the businesses, financial condition or results of operations of Reorganized Sheffield, there can be no assurance with respect thereto.

    5.  Capital Requirements

    Reorganized Sheffield's businesses are expected to require certain amounts of working capital. While the Projections assume that Reorganized Sheffield will generate sufficient funds to meet its working capital needs for the foreseeable future, the ability of Reorganized Sheffield to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

    6. Lack of Trading Market

    There can be no assurance that a market will develop for the securities issued pursuant to the Plan. There is no existing market for the New Securities. The prices at which the New Securities may trade will depend upon a number of factors, including industry conditions, the performance of, and investor expectations for, Reorganized Sheffield and market factors, such as the number of holders who may wish to dispose of their securities to raise funds or recognize losses for tax purposes or otherwise. Holders of the New Securities may experience difficulty in reselling the New Securities or may be unable to sell them at all. No registration statement will be filed under the Securities Act or under any state securities laws with respect to the issuance by Reorganized Sheffield of the New Securities under the Plan. The Debtors believe that Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of the New Securities from registration under the Securities Act and state securities laws.

    GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW SECURITIES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

    7. Restricted Resale of Securities Distributed Under the Plan

    The New Common Stock and New First Mortgage Notes will be distributed pursuant to the Plan without registration under the Securities Act or any state securities laws pursuant to exemptions from such registration contained in Section l145(a) of the Bankruptcy Code. Resales of such securities by such holder may not be exempt from the registration requirements under the Securities Act and securities laws pursuant to Section 1145 of the Bankruptcy Code and, accordingly, may be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from such registration requirements.

    8. Dividends

    It is not anticipated that any cash dividends will be paid on the New Common Stock for the foreseeable future.

    9. Certain Risks of Non-Confirmation

    There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. A non-accepting creditor or equity security holder of the Debtors might challenge the adequacy of the Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code and/or Bankruptcy Rules. Even if the Court were to determine that the Disclosure Statement and the balloting procedures and results were appropriate, the Court could still decline to confirm the Plan if it were to find that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such Chapter 7 case.

    The confirmation and consummation of the Plan are also subject to certain conditions. If the Plan was not to be confirmed, it is unclear whether the restructuring could be implemented and what distribution holders of Claims and Equity Interests ultimately would receive with respect to their Claims and Equity Interests. If an alternative reorganization could not be agreed to, it is possible the that Debtors would have to liquidate their assets, in which case it is likely that holders of Claims and Equity Interests would receive substantially less than the treatment they will receive pursuant to the Plan.

                    XIV. VOTING AND CONFIRMATION OF THE PLAN

A.  CLASSIFICATION OF CLAIMS AND INTERESTS UNDER THE BANKRUPTCY CODE

    The Plan divides the Claims against and Equity Interests in the Debtors into 9 classes (and several subclasses for voting purposes) and sets forth the treatment offered each class. Section 101(5) of the Bankruptcy Code defines "claim" broadly as a "right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured" or a "right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured."

    In order for the holder of a claim to participate in a plan of reorganization and receive the treatment offered to the class in which it is classified, the claim must be "allowed." A claim is allowed under the Bankruptcy Code if such claim or a portion thereof either:

          (i) has been scheduled in a bankruptcy filing, is not scheduled as disputed, contingent or unliquidated, and is not subject to any pending objection timely filed by any party-in-interest, or

          (ii) has been timely filed by way of a proof of claim with the court and

               (A) is not subject to an objection filed within any period for objections fixed by the Bankruptcy Code, the Bankruptcy Rules, or an order of the court, or

               (B) the court has allowed the claim despite an objection.

    Pursuant to Section 1122 of the Bankruptcy Code, claims and interests must be grouped into classes or "classified" under a plan of reorganization. All claims or interests within a particular class must be substantially similar to each other, and must in general receive the same treatment as each other, except to the extent that a particular holder agrees to a less favorable treatment. The Debtors believe that the classification of Claims and Equity Interests under the Plan is proper under the Bankruptcy Code.

    Modifications or amendments to a plan's classification system may be made with the court's approval and may, under certain circumstances, be approved by the court at the confirmation hearing without re-solicitation of holders of claims and interests who are not materially and adversely affected by any such modification or amendment. In the event that re-solicitation is required, which would be the case in the event that the modification adversely changes the treatment of the claim of any creditor who has not accepted in writing the modification and whose claim is in a class that must accept the plan in order for it to be confirmed, the plan proponent must make disclosure to holders of claims or interests of such additional adequate information as is necessary to make an informed judgment about the plan as modified.

    In the event of an amendment or modification of the classification scheme under the Plan, the Debtors intend to use, to the extent permitted by the Court and the Bankruptcy Code, each acceptance received by the Debtors pursuant to this solicitation for the purpose of obtaining the acceptance of the Class of which a holder of Claims or Equity Interests is ultimately deemed to be a member. It is possible that reclassification of Claims or Equity Interests could affect the Classes in which such Claims or Equity Interests were initially classified, or another Class under the Plan, by changing the composition of such Classes and the votes of the members thereof required for acceptance of the Plan by such Classes. A reclassification of Claims or Equity Interests after this solicitation could require a re-solicitation of acceptances.

B.  IMPAIRMENT OF CLAIMS AND INTERESTS: IMPAIRED CLASSES

    The Bankruptcy Code requires that, in order to be confirmed, a plan of reorganization must specify whether a class of claims or interests is "impaired" by its treatment under such plan. A claim or interest is "impaired" unless the plan:

          (i) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder thereof; or

          (ii) with certain exceptions, cures any default which occurred before or after the commencement of the chapter 11 case, reinstates the original maturity of the claim or interest, compensates the holder for any damages resulting from any reasonable reliance by the holder on a contractual provision or applicable law that permits acceleration of the debt and does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

    Under the Plan, Classes 1 and 2 are not Impaired, and Classes 3, 4, 5, 6, 7, 8 and 9 are Impaired.

C.  SOLICITATION OF IMPAIRED CLASSES AND VOTING REQUIREMENTS

    A class of claims or interests that is not impaired under a plan of reorganization is deemed under the Bankruptcy Code to have accepted the plan. Therefore, solicitation of acceptances with respect to such class is not required. A class that does not receive or retain any property under the Plan is deemed to have rejected the plan.

    With the transmittal of the Disclosure Statement, the Plan and the Ballots, the Debtors are soliciting acceptances from the holders of Claims in Classes 3, 4, 5, 6, 7 and 8 because each such Class of Claims is impaired under the Plan, and is, therefore, entitled to vote on the Plan. Class 9 is deemed to have rejected the Plan and will not be solicited for acceptances or rejections of the Plan.

    Section 1125 of the Bankruptcy Code requires that disclosure of "adequate information" be made to all impaired creditors and interest holders at the time of or before solicitation of acceptances of a plan of reorganization. Section 1125 defines "adequate information" as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical, reasonable investor typical of holders of the claims or interests of the relevant class to make an informed judgment about the plan, but adequate information need not include such information about any other possible or proposed plan." Section 1125 defines an "investor typical of holders of claims or interests of the relevant class" as an investor having, among other things, "such ability to obtain such information from sources other than the disclosure required by Section 1125 as holders of claims or interests in such class generally have."

    The Debtors believe that they are transmitting the Plan to substantially all holders of Impaired Claims and Equity Interests in connection with this solicitation, and that the Disclosure Statement satisfies the requirements of
Section 1125 with regard to "adequate information" provided by a disclosure statement under the Bankruptcy Code.

    For an impaired class of claims to be determined to have accepted a plan of reorganization, the holders of at least two-thirds in amount and more than one-half in number of the claims of the holders within such class who actually vote must accept the plan. With respect to an impaired class of interests, the holders of at least two-thirds in amount of the interests of holders who actually vote in such class must vote to accept the plan.

    As described above, under the Bankruptcy Code plan confirmation does not require that each holder of a claim or interest vote in favor of a plan. A plan may be confirmed if the requisite number and amount of votes are obtained to constitute acceptance by each impaired class. If one or more impaired classes do exist, the plan must be accepted by at least one class of impaired claims to be confirmed, without considering the votes of

"insiders" as defined by the Bankruptcy Code. Alternatively, if certain requirements are met, a court can confirm a plan notwithstanding the nonacceptance by a class of impaired claims or interests. This is generally referred to as "cram down", as provided for in Section 1129(b) of the Bankruptcy Code.

    Because Class 9 is deemed to have rejected the Plan, the Debtors will seek confirmation pursuant to Section 1129(b) of the Bankruptcy Code. If necessary, the Debtors shall ask the Court to confirm the Plan notwithstanding the rejection by one or more Classes of Impaired Claims or Equity Interests in the event that any such Impaired Class of Claims or Equity Interests rejects the Plan.

    Finally, it is possible that even if all Classes of Claims and Equity Interests accept the Plan, the Court may not confirm the Plan if it finds that certain other requirements for confirmation have not been met.

D.  POSSIBLE POST-SOLICITATION, PRE-CONFIRMATION EVENTS

    The Debtors reserve the sole right, in accordance with the Bankruptcy Code, to amend or modify the Plan as the result of substantive or technical objections to the Plan filed by holders of Claims or Equity Interests, or as a result of any other matter that may affect the Debtors' ability to obtain confirmation of the Plan or if for any other reason such amendment or modification is determined by the Debtors to be in their best interest. Such amendment or modification may occur before or after objections to the Plan, if any, are filed or even after confirmation of the Plan.

    The Debtors reserve the right to use the Ballots of holders of Claims and Equity Interests to obtain confirmation with respect to any modified Plan so long as the amendment does not materially and adversely affect the treatment of the Class of Claims and Equity Interests under the Plan whose votes the Debtors seek to use. If the Plan is so amended or modified, a holder of a Claim or Equity Interest may change or withdraw its ballot only for cause shown and pursuant to a request made within the time fixed for acceptance or objection of the Plan.

E.  CONFIRMATION PROCEDURES AND REQUIREMENTS

    1. Confirmation Where Sufficient Acceptances Are Obtained

    Section 1129 of the Bankruptcy Code sets forth specific requirements for confirmation of a plan. Among other things, the Court must find that a plan is "proposed in good faith" and not by any means forbidden by law, that it makes certain specified disclosures, and that it provides that any payment made to any person in connection with such plan and incident to the reorganization case be reasonable and subject to the Court's approval. In addition, the plan and the plan proponent must comply with the provisions of the Bankruptcy Code, the plan must satisfy the "best interest of creditors" test and the plan must be feasible.

    2. Chapter 7 Liquidation Analysis and "Best Interest of Creditors" Test

    Section 1129(a)(7) of the Bankruptcy Code provides that before a plan can be confirmed, the Court must determine that the plan provides, with respect to each impaired class of claims or interests, that each holder of a claim or interest in an impaired class either:

          (i)  has accepted the plan, or

          (ii) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than such would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code.

A Liquidation Analysis of the Debtors is provided in Exhibit D to the Disclosure Statement. The Debtors believe that the total liquidation value of their prepetition unencumbered assets is approximately $600,000 and the value of these unencumbered assets is included in Exhibit D. The Debtors believe that the provisions of Section 1129(a)(7) will be satisfied with respect to the Plan.

    3. Feasibility Test

    The Bankruptcy Code requires for plan confirmation that the Court determine that the confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. The Debtors have analyzed the ability of Reorganized Sheffield to meet its obligations while retaining a sufficient amount of cash to carry on its operations in light of the Debtors' historical operating results and Reorganized Sheffield's projections. The Debtors believe the Plan meets the feasibility requirement of the Bankruptcy Code.

    4. "Cram Down"--Fair and Equitable Test; Unfair Discrimination

    If all of the requirements of Section 1129(a) of the Bankruptcy Code are met except for the requirement that each class of impaired claims or interests accept the plan, the Court, on the request of a debtor, may confirm a plan pursuant to Section 1129(b) of the Bankruptcy Code if such plan does not discriminate unfairly and is fair and equitable with respect to each impaired class that has not accepted the plan.

    The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank. The Debtors believe that the Plan does not unfairly discriminate against any Class that may not accept or otherwise consent to the Plan.

    Tests for defining the term "fair and equitable" are contained in Section 1129(b)(2) of the Bankruptcy Code. A plan is deemed fair and equitable with respect to an impaired class of unsecured claims if each member of the class receives or retains on account of its claim property of a value, as of the effective date of the plan, equal to the allowed amount of the claim, or alternatively, no holder of a claim or interest that is junior to the claims of the rejecting class of unsecured creditors will receive or retain any value under the plan on account of such junior claims or interests. This test is sometimes referred to as the "absolute priority" rule because it entitles any rejecting class to have its claims satisfied in full before junior classes receive or to retain any value under the plan of reorganization.

    The Debtors believe that the Plan could be confirmed under Section 1129(b) of the Bankruptcy Code because no Class of Claims or Equity Interests junior to Class 7 would receive or retain any property in the event of a Chapter 7 liquidation of the Debtors.

F.  BAR DATE

    Pursuant to an order dated February 7, 2002, the Court established April 15, 2002, as the last date by which all Persons, creditors, individuals, partnerships, corporations, associations, estates, trusts, or other entities that wish to assert a Claim against the Debtors, may assert such claim.

G.  VOTING PROCEDURES, BALLOTING AND CONFIRMATION HEARING

    The following Classes of Claims are Impaired under the Plan and are entitled to vote to accept or reject the Plan:


          Class 3                          Other Secured Claims

          Class 4                          First Mortgage Note Claims

          Class 5                          Transamerica Claims

          Class 6                          Unsecured Claims

          Class 7                          First Mortgage Note Deficiency Claims

          Class 8                          Intercompany Claims

    Holders of Claims in Classes 3 through 8 are requested to complete an appropriate Ballot, in accordance with the instructions set forth thereon. Holders of claims should take care to use the correct Ballot(s) in voting on the Plan. If any Ballots are damaged or lost, or if a holder has any questions concerning the voting instructions, it may contact Cassandra Tan of Tomlins & Goins (the "Information Agent") at the address or telephone number indicated on the Ballot. Each holder that holds Claims in more than one Class is required to vote separately with respect to each Class in which such holder holds Claims. A holder may not split its vote within a Class of Claims or Equity Interests. Incomplete and unsigned Ballots will be returned to the holder of such Claim or Equity Interest.

    All votes to accept or reject the Plan must be cast by using the Ballot enclosed with the Disclosure Statement. No other votes will be counted. A properly completed and executed Ballot must be received no later than 4:30 p.m. Central Daylight Savings Time on July 11, 2002, by Neal Tomlins, the Balloting Agent, at the following address:

                Neal Tomlins, Esq.
                Tomlins & Goins
                2100 S. Utica Ave., Suite 300
                Tulsa, OK 74114
                Fax No.: (918) 749-0874

    Ballots must be returned by U.S. mail, hand delivery, facsimile or overnight mail. If faxed, original Ballots must be received by the Balloting Agent within one business day. A return envelope will be provided for your convenience.


                           XV. ADDITIONAL INFORMATION

    The Debtors voluntarily comply with certain information requirements of the Exchange Act and in accordance therewith file reports and other information with the Securities and Exchange Commission. Those reports filed with the Securities and Exchange Commission are incorporated herein by reference and all holders of Claims are urged to review such reports. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to herein have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtors' creditors and equity security holders. All of the Exhibits to the Plan and to this Disclosure Statement are available for inspection by contacting the Information Agent.

                       XVI. RECOMMENDATION AND CONCLUSION

    For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Classes 3 through 8 Claims to vote to ACCEPT the Plan, and to duly complete and return their ballots so that they will be ACTUALLY RECEIVED on or before 4:30 p.m. Central Daylight Savings Time on July 11, 2002.


                                       Sheffield Steel Company

                                       By:     /s/ James P. Nolan
                                          --------------------------------------
                                                 James P. Nolan, President


                                       Waddell's Rebar Fabricators, Inc.

                                       By:     /s/ James P. Nolan
                                          --------------------------------------
                                                 James P. Nolan, President


                                       Wellington Industries, Inc.

                                       By:     /s/ James P. Nolan
                                          --------------------------------------
                                                 James P. Nolan, President

Dated: June 7, 2002

                                   EXHIBIT A

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF OKLAHOMA

IN RE:                                     )
                                           )
SHEFFIELD STEEL CORPORATION,               )  Case No. 01-05508-R
a Delaware corporation,                    )  (Chapter 11)
                                           )
WADDELL'S REBAR FABRICATORS,               )  Case No. 01-05509-R
INC., a Missouri corporation,              )  (Chapter 11 Jointly
                                           )  Administered
                                           )  with Case No. 01-05508-R)
                                           )
WELLINGTON INDUSTRIES, INC.,               )  Case No. 01-05510-R
an Oklahoma corporation,                   )  (Chapter 11 Jointly
                                           )  Administered
                                           )  with Case No. 01-05508-R)
       Debtors and Debtors in Possession.  )



           SECOND AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION OF
                          SHEFFIELD STEEL CORPORATION,
                        WADDELL'S REBAR FABRICATORS, INC.
                         AND WELLINGTON INDUSTRIES, INC.

Neal Tomlins, OBA No. 10499
Ronald E. Goins, OBA No. 3430
TOMLINS & GOINS
A Professional Corporation
Utica Plaza Building
2100 South Utica Ave., Suite 300
Tulsa, Oklahoma  74114
Telephone: (918) 747-6500
Facsimile: (918) 749-0874

Attorneys for Debtors and Debtors in Possession

June 7, 2002

                                  INTRODUCTION

     Sheffield Steel Corporation, a Delaware corporation ("Sheffield"), Waddell's Rebar Fabricators, Inc., a Missouri corporation ("Waddell's"), and Wellington Industries, Inc., an Oklahoma corporation ("Wellington") (each a "Debtor," collectively the "Debtors") propose the following amended and restated plan of reorganization (the "Plan") for the resolution of all Claims against and Equity Interests in (each as defined below) the Debtors. Reference is made to the Debtors' amended and restated disclosure statement filed June 7, 2002 (the "Disclosure Statement"), for a discussion of the Debtors' history, businesses, properties, results of operations and projections for future operations, and for a summary and analysis of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code, 11 U.S.C. (S) 1129. All holders of Claims against and Equity Interests in the Debtors entitled to vote on the Plan are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. Subject to certain restrictions and requirements set forth in the Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan.


                                 SUMMARY OF PLAN

     The Plan provides for the continued operation of the Debtors and a restructuring of the Debtors' debts and stock ownership. Upon Confirmation, the First Mortgage Notes will be reduced from an outstanding principal amount of $110,000,000 to $30,000,000, the indebtedness owed to Bank of America, N.A. will be refinanced by a new working capital lender, Reorganized Sheffield will obtain new financing in the amount of $5,000,000, existing equity in Sheffield will be cancelled and new equity in Reorganized Sheffield will be issued to the holders of First Mortgage Notes (100% subject to dilution through the exercise of options provided to management of Reorganized Sheffield pursuant to the Senior Management Stock Incentive Program), the assets of the Debtors will be substantively consolidated into Reorganized Sheffield, a partial cash distribution will be made to unsecured creditors and the other obligations of the Debtors will be treated as set forth herein.


                                    ARTICLE I

                      DEFINITIONS, RULES OF INTERPRETATION,
                      COMPUTATION OF TIME AND GOVERNING LAW

     A. Definitions.

     Certain capitalized terms used in the Plan are defined in this Article I. Other capitalized terms found in the Plan shall have the meaning ascribed to such terms in the Bankruptcy Code or the Bankruptcy Rules (and shall be construed in accordance with the rules of construction thereunder).

     1. Administrative Claim means a Claim for payment of an administrative expense of a kind specified in Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including (without limitation) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors such as wages, salaries or commissions for services, compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Sections 330(a) or 331 of the Bankruptcy Code, and all fees and charges assessed against the Estates under Chapter 123 of Title 28, United States Code.

     2. Allowed Administrative Claim means all or that portion of an Administrative Claim that either (a) has been allowed by a Final Order as an Administrative Claim, or (b) was incurred by any Debtor in the ordinary course of business during the Reorganization Cases, and is determined to be due, owing, valid and enforceable by such Debtor.

     3. Allowed means that portion of any Claim or Equity Interest, other than an Administrative Claim, (a) as to which (x) no proof of claim or interest has been Filed and (y) the liquidated and noncontingent amount of which is scheduled by the Debtors pursuant to the Bankruptcy Code as undisputed, or (b) as to which a proof of claim or interest has been timely Filed in a liquidated amount with the Court pursuant to the Bankruptcy Code or any order of the Court, or late Filed with leave of the Court after notice and a hearing, provided that (x) no objection to the allowance of such Claim or Equity Interest or motion to expunge such claim or interest has been interposed before any final date for the filing of such objections or motions or (y) if such objection or motion has been Filed, such objection or motion has been overruled by a Final Order (but only to the extent such objection or motion has been overruled), or (c) as to which a Final Order has been entered allowing such Claim or Equity Interest.

     4. Ballot means the ballot accompanying the Disclosure Statement upon which holders of Impaired Claims or Impaired Equity Interests entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan in accordance with the instructions regarding voting.

     5. Bank of America means Bank of America, N.A. and its predecessors.

     6. Bank of America Claim means all claims asserted by Bank of America pursuant to, inter alia, (a) the Bank of America Revolving Credit Agreement, (b) the loan and security agreements between Bank of America and the Debtors executed in connection with the Bank of America Revolving Credit Agreement, (c) the Intercreditor Agreement, and (d) any applicable order of the Court.

     7. Bank of America Revolving Credit Agreement means that certain Receivables and Inventory Financing Agreement, dated January 16, 1992, between the Debtors and Bank of America, as amend or modified prior to the date hereof.

     8. Bankruptcy Code means Title 11 of the United States Code, as now in effect or hereafter amended.

     9. Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. (S) 2015 and the general and local rules of the Court, as applicable from time to time in the Reorganization Cases.

     10. Bar Date means the bar date for filing proofs of claim or interest against the Debtors that has been established by order of the Court as April 15, 2002.

     11. Beneficial Holder means the entity holding the beneficial interest in a Claim or Interest.

     12. Book-entry Confirmation is defined in Section 6.04 of the Plan.

     13. Business Day means any day except a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

     14. Cash means cash and cash equivalents.

     15. Claim means a claim against any Debtor, whether asserted or not asserted, as defined in Section 101(5) of the Bankruptcy Code.

     16. Class means a category of holders of Claims or Equity Interests as defined in Article III of the Plan.

     17. Confirmation Date means the date on which the Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     18. Confirmation Hearing Date means the date on which the hearing on confirmation of the Plan is first scheduled to commence before the Court.

     19. Confirmation Order means the order of the Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

     20. Collateral Agent means State Street Bank and Trust Company in its capacity as Collateral Agent under the Indenture.

     21. Consummation means the occurrence of the Effective Date and substantial consummation of the transactions described in the Plan.

     22. Court means the United States Bankruptcy Court for the Northern District of Oklahoma and, to the extent it may exercise jurisdiction in these Reorganization Cases, the United States District Court for the Northern District of Oklahoma, or if either such Court ceases to exercise jurisdiction over the Reorganization Cases, such other court that exercises jurisdiction over the Reorganization Cases.

     23. Committee means the Official Creditors' Committee appointed pursuant to
Section 1102 of the Bankruptcy Code in the Reorganization Cases.

     24. Debtors is defined in the preamble, and means Sheffield, Waddell's and Wellington.

     25. Delaware General Corporation Law means Title 8 of the Delaware Code, as now in effect or hereafter amended.

     26. Disbursing Agent means an entity to be designated by the Debtors not less than ten days prior to the Confirmation Hearing Date.

     27. Disclosure Statement means the Debtors' Disclosure Statement originally Filed with the Court on April 3, 2002, as it may be amended, modified or supplemented (and all exhibits or schedules annexed thereto or referenced therein), that relates to the Plan and that has been prepared and distributed in accordance with Sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

     28. Distribution Record Date means the Business Day immediately preceding the Confirmation Date.

     29. Effective Date means a date selected by the Debtors that is no more than ten Business Days following the date on which all conditions to the Effective Date set forth in Section 10.02 have been satisfied or, if capable of being waived, duly and expressly waived.

     30. Eligible Institution is defined in Section 6.04 of the Plan.

     31. Employment Agreements means the Employment Agreements, dated as of the Effective Date, by and between Reorganized Sheffield and certain members of the senior management of Reorganized Sheffield.

     32. Entity means an entity as defined in Section 101(15) of the Bankruptcy Code.

     33. Equity Interests means the rights of holders of Old Equity, including, without limitation, redemption rights, liquidation preferences, dividend claims and Old Options.

     34. Estates means the estates created for the Debtors in their Reorganization Cases pursuant to Section 541 of the Bankruptcy Code.

     35. Exchange Act means the Securities and Exchange Act of 1934, as amended.

     36. Expiration Date means 4:30 p.m. Central Daylight Savings Time on the date fixed by the Court after which Ballots with respect to the Plan may no longer be accepted by the Debtors without leave of the Court. A separate notice from the Court will indicate the Expiration Date.

     37. File, Filed or Filing means file, filed or filing with the Court in the Reorganization Cases.

     38. Final Order means an order of the Court (a) as to which the time to appeal, petition for certiorari, or move for reargument, rehearing or new trial has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument, rehearing or new trial shall then be pending; (b) as to which any right to appeal, petition for certiorari, reargue, rehear or retry shall have been waived in writing in form and substance satisfactory to the Debtors; or (c) in the event that an appeal, writ of certiorari, reargument, rehearing or new trial has been sought, as to which (i) such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed; (ii) certiorari has been denied as to such order; or (iii) reargument or rehearing or new trial from such order shall have been denied, and the time to take any further appeal, petition for certiorari or move for reargument, rehearing or new trial shall have expired without such actions have been taken.

     39. First Mortgage Notes means the $110,000,000 principal amount 11 1/2% notes, due 2005, issued by Sheffield pursuant to the Indenture.

     40. First Mortgage Note Claims means Claims made in these Reorganization Cases by the Indenture Trustee on behalf of holders of First Mortgage Notes (or by an actual holder of the First Mortgage Notes) arising out of the Indenture, including (without limitation) the aggregate outstanding principal amount of the First Mortgage Notes plus accrued and unpaid interest (including interest on interest) on such First Mortgage Notes as allowed by law.

     41. Impaired means when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

     42. Indenture means that certain Trust Indenture, dated as of December 1, 1997, from Sheffield as issuer, to the Indenture Trustee, providing for the issuance of the First Mortgage Notes, as amended or modified prior to the date hereof.

     43. Indenture Trustee means State Street Bank and Trust Company, in its capacity as trustee under the Indenture.

     44. Initial Distribution Date means a date thirty (30) days after the Effective Date.

     45. Intercompany Claims means any claim by one Debtor against any other Debtor in these Reorganization Cases. Intercompany Claims do not include any claims of the Debtors owed to Nondebtor Subsidiary.

     46. Intercreditor Agreement means that certain Intercreditor Agreement, dated as of December 1, 1997, by and among Sheffield, Bank of America and the Indenture Trustee.

     47. Letter of Transmittal means the documentation required to be provided to the Disbursing Agent as set forth in Sections 6.03 and 6.04 of the Plan.

     48. New Collateral is defined in Section 5.02 of the Plan.

     49. New Collateral Agent means State Street Bank And Trust Company in its capacity as collateral agent under the New Indenture.

     50. New Common Stock means the 7,500,000 shares of Common Stock par value $0.01 per share of Reorganized Sheffield authorized pursuant to the Amended and Restated Certificate of Incorporation, 4,750,000 shares of which are to be issued and distributed in accordance with the Plan constituting 100% of the total number of shares of such New Common Stock to be issued and outstanding immediately after the Effective Date and 250,000 shares of which are reserved for the Senior Management Stock Incentive Program.

     51. New First Mortgage Collateral Documents means the New Indenture, the New First Mortgage Notes, a security agreement, mortgages, an intercreditor agreement and other documents executed in connection therewith, each substantially in the form of such document or instrument as included in an exhibit to the Plan that shall be filed with the Court not later than 10 days prior to the Confirmation Hearing Date.

     52. New First Mortgage Notes means the $30,000,000 principal amount 10% per annum First Mortgage Notes due 2007 to be issued by Reorganized Sheffield pursuant to the New Indenture. The New First Mortgage Notes shall bear interest at the rate of 10% per annum. From issuance of the New First Mortgage Notes and until April 30, 2003, no interest shall be paid and the interest that accrues shall be added to the principal amount of the New First Mortgage Notes. From and after April 30, 2003, Reorganized Sheffield shall commence the payment of principal and interest based upon a cumulative principal balance of $30,000,000 plus accrued interest less any payments made by Reorganized Sheffield.

     53. New Indenture means that certain Trust Indenture dated as of the Effective Date, from Reorganized Sheffield as issuer, to the New Indenture Trustee, providing for the issuance of the New First Mortgage Notes.

     54. New Indenture Trustee means State Street Bank And Trust Company in its capacity as trustee under the New Indenture.

     55. New Intercreditor Agreement means that certain Intercreditor Agreement, dated as of the Effective Date, by and among Reorganized Sheffield, the New Working Capital Lender, the New $5,000,000 Facility Lender, and the New Collateral Agent.

     56. New Securities means, collectively, (a) the New Common Stock, and (b) the New First Mortgage Notes.

     57. New Working Capital Facility means the loan(s) made to Reorganized Sheffield on the Effective Date by the New Working Capital Lender.

     58. New Working Capital Facility Financing Agreement means the financing and related agreement(s) entered into by and between Reorganized Sheffield and the New Working Capital Lender.

     59. New Working Capital Lender means the financial institution that provides the New Working Capital Facility to Reorganized Sheffield.

     60. New $5,000,000 Facility means the new loan in the amount of $5,000,000 that will be obtained by Reorganized Sheffield on the Effective Date.

     61. New $5,000,000 Facility Lender means the financial institution that provides the New $5,000,000 Facility to Reorganized Sheffield.

     62. Nondebtor Subsidiary means Sand Springs Railway Company, an Oklahoma corporation.

     63. Noteholder Deficiency Claims is defined in Section 5.02 of the Plan.

     64. Old Equity means the common stock issued by Sheffield and outstanding immediately prior to the Distribution Record Date, including any associated share purchase rights.

     65. Old Options means the options outstanding immediately prior to the Effective Date to purchase Old Equity.

     66. Old Securities is defined in Section 6.04 of the Plan.

     67. Other Secured Claims means Claims (other than the Bank of America Claim, First Mortgage Note Claims and the Transamerica Claims) that are secured by a valid, binding, enforceable, perfected and unavoidable lien on property in which the Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the holder's interest in an Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code.

     68. Pension Plans means the "Retirement Plan for Employees of Sheffield Steel Corporation", the "Sheffield Steel Corporation - Joliet Retirement Plan", and the "Sheffield Steel Corporation Pension Agreement Plan", three tax qualified defined benefit pension plans covered by Title IV of the Employee Retirement Income Security Act ("ERISA"), as amended, 29 U.S.C. (S) 1301 et seq (1994 & Supp. V 2000).

     69. Person shall have the meaning set forth in the Bankruptcy Code.

     70. Petition Date means December 7, 2001.

     71. Plan means this Plan of Reorganization for the Debtors and all exhibits annexed hereto or referenced herein, as it may be amended or modified by the Debtors from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms and conditions of Section 14.02 of the Plan.

     72. Priority Claim means an Allowed Claim against any of the Debtors for an amount entitled to priority under Section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Tax Claim.

     73. Professional Fee Reserve means an amount in cash equal to the Debtors' good faith estimate of the aggregate amount of accrued and unpaid professional fees payable to professional persons entitled to reimbursement of fees and expenses from the Debtors.

     74. Recovery Actions means those claims of the Debtors that shall vest in Reorganized Sheffield on the Effective Date that arise under Sections 544, 547, 548 and 550 of the Bankruptcy Code and Sections 112 through 123 of Title 24, Oklahoma Statutes.

     75. Recovery Actions Proceeds means 20% of the proceeds of the Recovery Actions after the payment of costs, fees and expenses of pursuing and prosecuting Recovery Actions.

     76. Registration Rights Agreement means the registration rights agreement dated as of the Effective Date by and among Reorganized Sheffield and certain holders of the New Securities.

     77. Reorganization Cases means the Debtors' cases under Chapter 11 of the Bankruptcy Code.

     78. Reorganized Sheffield means Sheffield Steel Corporation on and after the Effective Date.

     79. Schedules means, collectively, the schedules of assets and liabilities and the statements of financial affairs, as amended, Filed by the Debtors in the Reorganization Cases, pursuant to Section 521 of the Bankruptcy Code, the Bankruptcy Rules and the Official Bankruptcy Forms.

     80. Securities Act means the Securities Act of 1933, 15 U.S.C.(S)(S) 77a-77aa, as now in effect or hereafter amended.

     81. Senior Management Stock Incentive Program means the senior management stock incentive program that shall be adopted by Reorganized Sheffield on the Effective Date that shall provide for the grant of options to acquire 5% of the common stock in Reorganized Sheffield to the senior management of Reorganized Sheffield (such options to vest equally over three years).

     82. Tax Claim means an Allowed Claim for an amount entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

     83. Tendered Certificates is defined in Section 6.04 of the Plan.

     84. Transamerica Claims mean the two Claims represented by installment notes held by Transamerica Equipment Financial Services Corporation in the original principal amounts of $4,597,980.83 (dated July 10, 1998) and $998,907.82 (dated September 30, 1998).

     85. Unofficial Noteholders Committee means the ad hoc committee of the Beneficial Holders of First Mortgage Notes comprised of Beneficial Holders of more than 51% in principal amount of the outstanding First Mortgage Notes.

     86. Unsecured Claim means any Claim against any of the Debtors that is not an Administrative Claim, a Secured Claim, a Priority Claim, a Tax Claim, the Bank of America Claim, First Mortgage Note Claims, Transamerica Claims, Other Secured Claims or a Noteholder Deficiency Claim.

B.   Rules of Interpretation, Computation of Time and Governing Law.

     (a) Rules of Interpretation. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) if the Plan's description of the terms of an exhibit is inconsistent with the terms of the exhibit, the terms of the exhibit shall control; (e) unless otherwise specified, all references in the Plan to Articles, Sections, Clauses and Exhibits are references to Articles, Sections, Clauses and Exhibits of or to the Plan; (f) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (h) the rules of construction set forth in
Section 102 of the Bankruptcy Code shall apply to the extent such rules are not inconsistent with any other provision in this Section.

     (b) Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     (c) Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Oklahoma, without giving effect to the principles of conflicts of law thereof.

                                   ARTICLE II

                          ADMINISTRATIVE AND TAX CLAIMS

     In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims, as described below, have not been classified.

     2.01 Administrative Claims. Unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive cash from Reorganized Sheffield equal to the unpaid portion of such Allowed

Administrative Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Administrative Claim; provided, however, that the Administrative Claims that represent liabilities incurred by the Debtors in the ordinary course of their business during the Reorganization Cases shall be paid in the ordinary course of business and in accordance with any terms and conditions of any agreements relating thereto. On the Effective Date, Reorganized Sheffield shall establish the Professional Fee Reserve in a bank account established solely for the purpose of holding and distributing the Professional Fee Reserve.

     2.02 Bar Date for Administrative Claims.

     (a) Pre-Confirmation Date Claims and Expenses. All applications for Administrative Claims incurred on or before the Confirmation Date (except only for claims incurred in the ordinary course of business and claims under 28 U.S.C. (S) 1930) shall be filed no later than 45 days after the Confirmation Date.

     (b) Effect of Failure to Timely File Claim or Request for Payment. Any request for payment of an Administrative Claim that is not filed within 45 days after the Confirmation Date shall be barred. Under no circumstance will the applicable deadlines set forth above be extended by order of the Court or otherwise. Any holders of Administrative Claims who are required to file a claim or request for payment of such Administrative Claims or expenses and who do not file such claims or requests by the applicable bar date shall be forever barred from asserting such Administrative Claims or expenses against the Debtors, any property of the Debtors, Reorganized Sheffield or any distributions under the Plan.

     2.03 Tax Claims. Unless otherwise agreed to by the parties, each holder of a Tax Claim will receive cash equal to the unpaid portion of such Tax Claim over a period not exceeding six (6) years after the date of assessment of the Tax Claim as provided in Subsection 1129(a)(9)(C) of the Bankruptcy Code. Payment of such Tax Claim shall be made in six (6) equal annual installments with the first installment due on the latest of: (i) the Effective Date, (ii) 30 calendar days after the date on which an order allowing such Tax Claim becomes an Allowed Claim, and (iii) such other time as may be agreed to by the holder of such Tax Claim and Reorganized Sheffield. Each installment shall include simple interest on the unpaid portion of such Tax Claim, without penalty of any kind, at the rate of 6%; provided, however, that Reorganized Sheffield shall reserve the right to pay any Tax Claim, or any remaining balance of such Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty.

                                   ARTICLE III

                      CLASSIFICATION OF CLAIMS AGAINST AND
                         EQUITY INTERESTS IN THE DEBTORS

     The classification of the Claims and Equity Interests listed below shall be for all purposes, including voting, confirmation and distribution pursuant to the Plan. A Claim or Equity Interest is in a particular Class only to the extent that the Claim or Equity Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date; a Claim or Equity Interest that is not an Allowed Claim or Allowed Interest is not in any Class.

     3.01 Class 1--Priority Claims. Class 1 consists of all Priority Claims, not otherwise treated as unclassified in Article II above.

     3.02 Class 2--Bank of America Claim. Class 2 consists of the holder of the Allowed Bank of America Claim.

     3.03 Class 3--Other Secured Claims. Class 3 consists of all holders of Allowed Other Secured Claims not otherwise treated in this Article.

     3.04 Class 4--First Mortgage Note Claims. Class 4 consists of all holders of Allowed First Mortgage Note Claims.

     3.05 Class 5--Transamerica Claims. Class 5 consists of the Allowed Transamerica Claims.

     3.06 Class 6--Unsecured Claims. Class 6 consists of all holders of Allowed Unsecured Claims not otherwise treated in this Article.

     3.07 Class 7--First Mortgage Note Deficiency Claims. Class 7 consists of all holders of Allowed Noteholder Deficiency Claims.

     3.08 Class 8--Intercompany Claims. Class 8 consists of all holders of Intercompany Claims.

     3.09 Class 9--Equity Interests. Class 9 consists of all holders of Equity Interests.

     3.10 Summary of Treatment of Claims and Equity Interests.

           Class             Description                                   Status
           -----             -----------                                   ------

           Class 1     Priority Claims                     Paid under the Plan; deemed to have
                                                           accepted the Plan

           Class 2     Bank of America Claim               Paid under the Plan; deemed to have
                                                           accepted the Plan

           Class 3     Other Secured Claims                Impaired; entitled to vote

           Class 4     First Mortgage Note Claims          Impaired; entitled to vote


           Class 5     Transamerica Claims                 Impaired; entitled to vote

           Class 6     Unsecured Claims                    Impaired; entitled to vote

           Class 7     First Mortgage Note Deficiency      Impaired; subordinated to Class 6;
                       Claims                              entitled to vote

           Class 8     Intercompany Claims                 Impaired; entitled to vote

           Class 9     Equity Interests                    Impaired; deemed to have rejected
                                                           the Plan

                                   ARTICLE IV

                TREATMENT OF CLASSES NOT IMPAIRED UNDER THE PLAN

     4.01 Class 1--Priority Claims. Allowed Claims in Class 1 are not Impaired. Unless otherwise agreed to by the parties, each holder of an Allowed Priority Claim shall be paid the Allowed Amount of such Claim in full in cash on the later of (a) the Effective Date, or (b) the date such Claim becomes an Allowed Claim.

     4.02 Class 2--Bank of America Claim. The Class 2 Claim is not Impaired. The Bank of America Claim will be refinanced on the Effective Date pursuant to the New Working Capital Facility and the Allowed amount of the Bank of America Claim will be paid in full in an amount to be determined by the Court. In the event the Allowed amount of the Bank of America Claim is not determined on the Effective Date, the Debtors will escrow an amount to be estimated by the Court sufficient to satisfy the Allowed amount of the Bank of America Claim once determined by the Court and the liens and security interests of Bank of America will attach to the escrowed sum.

                                    ARTICLE V

                  TREATMENT OF CLASSES IMPAIRED UNDER THE PLAN

         5.01 Class 3--Other Secured Claims. Claims in Class 3 are Impaired. Each holder of a Class 3 Claim shall retain any liens that secure its Other Secured Claim. All holders of Class 3 Claims with Allowed Other Secured Claims in the amount of $10,000 or less shall be paid in full on the Effective Date. All holders of Class 3 Claims that have Claims subject to setoff shall be allowed to effect such setoff. All holders of Class 3 Claims in an amount greater than $10,000 shall be paid in full over five (5) years after the Effective Date with quarterly payments of interest (at the rate of 6% per annum) and principal (amortized over a five (5) year period). Holders of Class 3 Claims may be prepaid at any time without cost or penalty. Any deficiency claim by a holder of a Class 3 Claim shall become, and shall be treated for all purposes under this Plan as an Unsecured Claim and shall be classified as a Class 6 Claim.

         5.02 Class 4--First Mortgage Note Claims. Allowed Claims in Class 4 are Impaired. Each holder of a Class 4 Claim shall receive its pro rata share of (a) $30 million in principal amount of New First Mortgage Notes, upon the terms and conditions set forth in the New Indenture and the New First Mortgage Notes, and
(b) 100% of the New Common Stock, subject to dilution through the exercise of options under the Senior Management Stock Incentive Program. Any deficiency claims held by holders of Class 4 Claims (the "Noteholder Deficiency Claims") shall be classified as a Class 7 Claim. The holders of Allowed Class 4 Claims shall be granted pursuant to the New Indenture and this Plan (a) a second priority lien (behind the New $5,000,000 Facility) on substantially all existing and future real property, plant, equipment, intellectual property and related intangibles of Reorganized Sheffield and the proceeds thereof and (b) a second priority lien (behind the New Working Capital Facility Lender) on all existing and future accounts and inventory and the proceeds thereof (collectively, the "New Collateral").

         5.03 Class 5--Transamerica Claims. Allowed Claims in Class 5 are Impaired. The Allowed Transamerica Claims will be paid in full under the Plan in monthly installment payments. The maturity date of the debt instruments evidencing the Transamerica Claims will be extended by the number of months for which the holder of the Transamerica Claims did not receive payments during the pendency of the Reorganization Cases. Commencing on the Effective Date, Reorganized Sheffield shall resume making the monthly payments provided for in the subject loan documents evidencing the Transamerica Claims. At maturity of the Transamerica Claims (as extended herein) all remaining unpaid principal and interest shall be paid by Reorganized Sheffield. On the Effective Date, any defaults with regard to the Transamerica Claims or under the subject loan documents that occurred before the Effective Date shall be deemed cured on the Effective Date.

         5.04 Class 6--Unsecured Claims. Allowed Claims in Class 6 are Impaired. Each Class 6 claimant shall receive the lesser of (a) its pro rata share of $1,500,000 or (b) 10% of its Allowed Claim. The total payment to holders of Class 6 Claims shall be made in two equal installments, the first due on the Initial Distribution Date and the second being due on the first anniversary of the Initial Distribution Date. Additionally, each holder of a Class 6 Claim shall receive its pro rata share of Recovery Actions Proceeds.

         5.05 Class 7--First Mortgage Note Deficiency Claims. Allowed Claims in Class 7 are Impaired. In the event that Class 6 votes to accept the Plan, the holders of Class 7 Claims shall subordinate their Class 7 Claims to all Class 6 Claims except that the Indenture Trustee shall receive the sum of $600,000 to be applied first to the actual costs and expenses incurred by the Indenture Trustee and the Unofficial Noteholders Committee in connection with the Reorganization Cases and thereafter distributed pro rata to the holders of Class 7 Claims. In the event that Class 6 does not vote to accept the Plan, each holder of Class 7 Claim shall share pari passu with the holders of Class 6 Claims in the lesser of
(a) its pro rata share of $1,500,000 or (b) 10% of its Allowed Claim as well as receive its pro rata share of Recovery Actions Proceeds.

         5.06 Class 8--Intercompany Claims. Holders of Claims in Class 8 shall receive no distribution on account of such Claims and such Claims shall be deemed to be contributed as capital or waived, at the option of Reorganized Sheffield, on the Effective Date.

         5.07 Class 9--Equity Interests. Holders of Equity Interests in Class 9 shall receive no distribution on account of such Equity Interests and such Equity Interests shall be cancelled and extinguished on the Effective Date.

                                   ARTICLE VI

              GENERAL PROVISIONS REGARDING TREATMENT OF CLAIMS AND
                EQUITY INTERESTS AND DISTRIBUTIONS UNDER THE PLAN

         6.01 Distribution Date. Except as otherwise provided in the Plan, property to be distributed under the Plan to an Impaired Class (a) shall be distributed on or as soon as practicable after the Effective Date to each holder of an Allowed Claim of that Class as of the Effective Date, and (b) shall be distributed to each holder of an Allowed Claim of that Class that is determined to be an Allowed Claim after the Effective Date, to the extent allowed, as soon as practicable after the order of the Court allowing the Claim becomes a Final Order. Property to be distributed under the Plan to a Class that is not Impaired or on account of a Tax Claim or an Administrative Claim shall be distributed on the latest of (i) the distribution dates specified in the preceding sentence, or
(ii) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Reorganization Cases.

         6.02 Disbursing Agent. The Debtors may designate an entity or entities to serve as Disbursing Agent to distribute all the property to be distributed under the Plan, including (without limitation) the payment of cash and the delivery of the New First Mortgage Notes and the New Common Stock. The Indenture Trustee is designated by this Plan as Disbursing Agent for property to be distributed on account of First Mortgage Note Claims including (without limitation) the New First Mortgage Notes, the New Common Stock to be distributed to Class 4, and the Class 7 Claims.

         6.03 New Common Stock. Not later than the Effective Date, in accordance with Section 1123(a)(6) of the Bankruptcy Code, Reorganized Sheffield shall file an amended Certificate of Incorporation of Sheffield described in Section 8.03 hereafter. Effective on the date of the filing of the amended Certificate of Incorporation of Sheffield, the Old Equity shall be or be deemed cancelled and of no further force and effect. All shares of New Common Stock shall enjoy the same rights, benefits and privileges and shall not bear any restrictive legends on the stock certificate (other than legends prohibiting transfer other than in accordance with the Securities Act). All shares of New Common Stock to be issued pursuant to this Plan will be, upon such issuance, validly issued, fully paid and non-assessable.

         6.04 Surrender of Instruments and Receipt of Distributions--First Mortgage Notes. As a condition to participation under the Plan, each holder of a First Mortgage Note Claim is required to provide evidence of the securities evidencing the First Mortgage Note Claims ("Old Securities") by (i) completing and returning a Letter of Transmittal to the Indenture Trustee, together with certificates (to the extent such exist) representing their Old Securities (the "Tendered Certificates"), or (ii) completing a book-entry confirmation procedure, promptly after the Confirmation Date. Promptly following the Effective Date, the Debtors or the Disbursing Agent will mail to those persons who have properly completed and returned Letters of Transmittal and Tendered Certificates or completed the book-entry confirmation procedure, certificates representing the New First Mortgage Notes and/or the New Common Stock to be issued in accordance with the Plan; provided that to the extent the New First Mortgage Notes and/or New Common Stock are book entry, no such certificates will be mailed. HOLDERS OF OLD SECURITIES WHO HAVE NOT PROPERLY COMPLETED AND RETURNED TO THE DEBTORS OR THE DISBURSING AGENT LETTERS OF TRANSMITTAL OR COMPLETED THE BOOK-ENTRY CONFIRMATION PROCEDURE WITHIN TWO YEARS OF THE EFFECTIVE DATE, TOGETHER WITH THE TENDERED CERTIFICATES, WILL NOT RECEIVE THE CERTIFICATES TO WHICH THEY ARE OTHERWISE ENTITLED PURSUANT TO THE PLAN NOR WILL THEY BE ENTITLED TO ANY OTHER DISTRIBUTION UNDER THE PLAN. The Debtors selected two years as opposed to the five-year period permitted (but not required) under Section 1143 of the Bankruptcy Code because the New First Mortgage Notes mature in less than five years and the Debtors believe that the cost and expense of establishing an escrow fund for delinquent tenders outweighs the risk that substantial holders of Old Securities will fail to surrender their certificates within two years.

         Book-Entry Transfer. The Disbursing Agent will establish an account with respect to the First Mortgage Notes at the Disbursing Agent. Any tendering financial institution that is a participant in DTC's book-entry transfer facility system must make a book-entry delivery of the First Mortgage Notes by causing DTC to transfer such First Mortgage Notes into the Disbursing Agent's account at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfers. Such holder of First Mortgage Notes using ATOP should transmit its acceptance to DTC on or prior to the Expiration Date (or comply with the guaranteed delivery procedures set forth below), DTC will verify such acceptance, execute a book-entry transfer of the tendered First Mortgage Notes into the Disbursing Agent's account at DTC and then send to the Disbursing Agent confirmation of such book-entry transfer, including an agent's message confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by the Letter of Transmittal and that the company may enforce the Letter of Transmittal against such holder (a "book-entry confirmation").

         A beneficial owner of First Mortgage Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate.

         DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DISBURSING AGENT.

         Letters of Transmittal. Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the First Mortgage Notes tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If First Mortgage Notes are registered in the name of a person other than the person signing the Letter of Transmittal, in order to be validly tendered, the First Mortgage Notes must be endorsed or accompanied by properly completed power of authority, with signature guaranteed by an Eligible Institution.

         Holders of First Mortgage Notes who are not holders of record should:

             (i) obtain a properly completed Letter of Transmittal (or facsimile thereof) from the record holder,

             (ii) obtain and include with the Letter of Transmittal a properly completed stock or bond power, as the case may be, from the record bolder, or

             (iii) effect a record transfer of their First Mortgage Notes prior to delivery of the Letter of Transmittal.

         If a holder desires to tender First Mortgage Notes pursuant to the Letter of Transmittal but is unable to locate the Tendered Certificates, such holder should write to or telephone the Disbursing Agent about procedures for obtaining replacement certificates for First Mortgage Notes or arranging for indemnification.

         All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Ballots, Letters of Transmittal and Tendered Certificates will be resolved by the Debtors, whose determination will be final and binding, subject only to review by the Court upon application with due notice to any affected parties in interest. The Debtors reserve the right to reject any and all Ballots, Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Debtors' acceptance of which would in the opinion of the Debtors or their counsel be unlawful.

         6.05 Distribution Record. At the close of business on the Distribution Record Date, the transfer ledgers for the First Mortgage Notes and the Old Equity shall be closed, and there shall be no further changes in the record holders of the First Mortgage Notes or Old Equity. Neither the Debtors nor the Indenture Trustee shall have any obligation to recognize any transfer of the First Mortgage Notes or Old Equity occurring on or after the Distribution Record Date. The Debtors shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date. For purposes of making distributions to holders of Class 6 Claims, Reorganized Sheffield will be under no obligation to recognize the transfer of Unsecured Claims after the Distribution Record Date and the identity of the holders of the holders of Class 6 Claims shall be established as of the Distribution Record Date.

         6.06 Unclaimed Distributions. If any holder of a Claim or Equity Interest entitled to a distribution directly from the Disbursing Agent under the Plan cannot be located on the Effective Date, such distributions shall be set aside and maintained by the Disbursing Agent. If such person is located within two years of the Effective Date, such distributions shall be distributed to such person. If such person cannot be located within two years of the Effective Date, any such distributions shall become the property of and shall be released to Reorganized Sheffield; provided however, that nothing contained in this Plan shall require Reorganized Sheffield to attempt to locate such person.

         6.07 Tax Provisions. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any state or local law imposing a stamp tax transfer tax, or similar tax or fee.

         6.08 Setoffs. The Debtors may, but shall not be required to, setoff against any Claim (for purposes of determining the Allowed Amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors may have against the claimant. Neither the failure to setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors may have against such claimant.

         6.09 Cash. Reorganized Sheffield shall ensure that on the Effective Date it shall have sufficient cash on hand to make the payments required to be made under the Plan on the Effective Date. Except as otherwise provided in the Plan, cash required to be distributed to Holders of Allowed Claims (including interest to the extent payable) under the Plan shall be distributed on the later of the following dates: (a) as provided in the Plan, on the Effective Date or the Initial Distribution Date or as soon as practicable after the Initial Distribution Date; and (b) to the extent a Claim becomes an Allowed Claim after the Effective Date, as soon as practicable after the issuance of a Final Order allowing such Claim.

                                   ARTICLE VII

                PROVISIONS FOR TREATMENT OF DISPUTED, CONTINGENT
               AND UNLIQUIDATED CLAIMS AND ADMINISTRATIVE EXPENSES

         7.01 Resolution of Contested Claims and Equity Interests. The Debtors shall have the right to object to and contest the allowance of any Claim or Equity Interest Filed or deemed Filed with the Court, whether or not such Claim or Equity Interest was scheduled as disputed, contingent or unliquidated.

         7.02 Interest. Except as expressly stated in the Plan, or allowed by the Court, no interest, penalty or late charge is to be allowed on any Claim subsequent to the Petition Date.

                                  ARTICLE VIII

                           IMPLEMENTATION OF THE PLAN

     8.01 Substantive Consolidation. On the Effective Date, the Debtors and their respective Estates shall be consolidated into Reorganized Sheffield and the holders of Allowed Claims against any of the Debtors shall be paid pursuant to the Plan by Reorganized Sheffield. Upon consolidation into Reorganized Sheffield, the businesses of Waddell's and Wellington shall be operated as separate divisions of the single corporation. Notwithstanding the consolidation of the Debtors and their estates into Reorganized Sheffield, the business and employees of the Waddell's and Wellington divisions of Reorganized Sheffield shall not be or hereafter become part of any collective bargaining agreement to which Sheffield or Reorganized Sheffield is or will become a party.

     8.02 Continued Corporate Existence and Vesting of Assets in Reorganized Debtors. Sheffield shall, as the Reorganized Sheffield, continue to exist after the Effective Date as a corporate entity, with all powers of a corporation under the laws of its state and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise expressly provided in the Plan, on the Confirmation Date Reorganized Sheffield shall be vested with all of the property of the Debtors' Estates free and clear of all claims, liens, encumbrances, charges and other interests of creditors and equity security holders except for those granted or continued pursuant to this Plan, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court, including (without limitation) any contracts or leases entered into or assumed by the Debtors after the Petition Date; provided, however, that each Debtor shall continue as a debtor in possession under the Bankruptcy Code until the Effective Date, and thereafter, subject to the terms of this Plan, Reorganized Sheffield shall operate its business free of any restriction imposed by the Bankruptcy Code or the Court.

     8.03 Amended and Restated Certificate of Incorporation. On the Effective Date, Reorganized Sheffield shall file its amended and restated certificate of incorporation with the Secretary of State of the State of Delaware in accordance with Delaware General Corporation Law. Reorganized Sheffield's amended and restated certificate of incorporation will, among other things, provide (to the extent necessary to effectuate the terms of the Plan) for (i) the prohibition of the issuance of non-voting equity securities, and (ii) the authorization of the New Common Stock, including the shares to be issued upon the exercise of stock options pursuant to the Senior Management Stock Incentive Program. Confirmation of the Plan shall constitute an election by Reorganized Sheffield not to be governed by Section 203 of the Delaware General Corporation Law.

     8.04 Amended and Restated By-laws. Reorganized Sheffield shall adopt and effect amended and restated by-laws in accordance with Section 109 of the Delaware General Corporation Law.

     8.05 New Securities. On the Effective Date, (i) Reorganized Sheffield shall issue, in accordance with the provisions of Article V, the New First Mortgage Notes and the New Common Stock, and (ii) Reorganized Sheffield shall execute and deliver the New First Mortgage Collateral Documents, and the documents and instruments related thereto.

     8.06 New Working Capital Facility. On the Effective Date, Reorganized Sheffield shall execute and deliver the New Working Capital Facility Financing Agreement, the New Working Capital Facility Collateral Documents, documents evidencing the New $5,000,000 Facility, the New Intercreditor Agreement and any other documents and instruments to be executed in accordance therewith.

     8.07 Cancellation of Securities and Agreements.

     (a) Except as expressly provided in the Plan or in the Confirmation Order, on the Effective Date, the First Mortgage Notes, Old Equity, Old Options, shareholder's rights plans and all the documentation relating thereto shall be cancelled and all obligations of the Debtors under or in respect of any of the foregoing shall be terminated.

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

     (b) Notwithstanding the foregoing Section 8.07(a): (i) the provisions of the Indenture and the First Mortgage Notes governing the relationship of the Indenture Trustee and the respective holders of First Mortgage Notes including (without limitation) those provisions relating to distributions, the Indenture Trustee's right to payment, liens on property to be distributed to holders of the First Mortgage Notes and the Indenture Trustee's rights of indemnity, if any, shall not be affected by the Plan, confirmation of the Plan or the occurrence of the Effective Date, and (ii) the rights of the Indenture Trustee with respect to the First Mortgage Notes and applicable non-bankruptcy law to assert liens on any distributions hereunder to the holders of the First Mortgage Notes to secure payment of the Indenture Trustee's fees and expenses shall not be affected by the Plan, confirmation of the Plan or the occurrence of the Effective Date. If the Indenture Trustee does not serve as the Disbursing Agent for distributions to holders of Class 4 and Class 7 Claims, then the funds distributed to the Disbursing Agent shall be subject to the lien of the Indenture Trustee under the terms of the Indenture with respect to the First Mortgage Notes.

     8.08 Management of Reorganized Sheffield. Upon the Effective Date, the operation of Reorganized Sheffield shall become the general responsibility of its board of directors who shall, thereafter, have the responsibility for the management, control and operation of Reorganized Sheffield. The board of directors of Reorganized Sheffield shall be comprised of a maximum of five (5) persons, one of whom shall be the chief executive officer of Reorganized Sheffield, and the others will be designated by the Unofficial Noteholders Committee. The identity of each of the nominees shall be announced by a filing with the Court ten days prior to the Confirmation Hearing Date. Such persons shall be deemed elected pursuant to the Confirmation Order, and such elections shall be effective on and after the Effective Date, without any requirement of further action by stockholders of Reorganized Sheffield. The initial chairman of the board of directors shall be chosen by such board of directors after the Effective Date.

     8.09 Officers. On the Effective Date, with the exception of the Chief Executive Officer of Sheffield, the existing officers of Sheffield shall be retained and shall remain as officers of Reorganized Sheffield and shall continue to serve until such time as they may resign, be removed or be replaced by the board of directors of Reorganized Sheffield. The chief executive officer of Sheffield is to be replaced by James P. Nolan who will serve as the Chief Executive Officer of Reorganized Sheffield The expected officers of Reorganized Sheffield on the Effective Date include: President and Chief Executive Officer - James P. Nolan; Vice President, Chief Financial Officer and Assistant Secretary
- Stephen R. Johnson; Vice President for Sales and Marketing and Secretary - James E. Dionisio.

     8.10 Saturday, Sunday or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     8.11 Other Documents and Actions. The Debtors and Reorganized Sheffield may execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.

     8.12 Corporate Actions. The issuance of the New Common Stock and the New First Mortgage Notes, the adoption of the Amended and Restated Certificate of Incorporation and By-laws by Reorganized Sheffield, the selection of certain directors and officers of Reorganized Sheffield, the execution and delivery of any documents to be executed and delivered under the Plan (including the Employment Agreements), and other matters under the Plan involving the corporate structure of the Debtors or corporate action by the Debtors shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by stockholders or directors of the Debtors pursuant to and in accordance with applicable law.

     8.13 Fractional Shares. No fractional shares of New Common Stock or New First Mortgage Notes shall be distributed under the Plan. In the event that the number of shares of New Common Stock would not be a whole number, the number of shares to be distributed shall be rounded up to the next whole number. The principal amount of New First Mortgage Notes shall be rounded to the nearest $1,000 increment.

                                   ARTICLE IX

                       ACCEPTANCE OR REJECTION OF THE PLAN

     9.01 Presumed Acceptance of Plan. Classes 1 and 2 are not Impaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan in accordance with Section 1126(f) of the Bankruptcy Code.

     9.02 Deemed Non-Acceptance of Plan. Class 9 is deemed to have rejected the Plan and will not be solicited for acceptances or rejections of the Plan.

     9.03 Voting Classes. Each holder of an Allowed Claim in Classes 3, 4, 5, 6, 7 and 8 shall be entitled to vote to accept or reject the Plan.

     9.04 Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than those designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than those designated under Section 1126(e) of the Bankruptcy
Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

     9.05 Non-Consensual Confirmation. The Debtors request confirmation of the Plan under Section 1129(b) of the Bankruptcy Code in view of the deemed non-acceptance by Class 9, which is impaired. Subject to Section 1127 of the Bankruptcy Code, the Debtors reserve the right to modify the Plan to the extent that confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.

                                    ARTICLE X

                              CONDITIONS PRECEDENT

     10.01 Conditions to Confirmation. It is a condition to confirmation of the Plan that the Confirmation Order include provisions:

         (a) authorizing Reorganized Sheffield to adopt and file its Amended and Restated Certificate of Incorporation and By-laws;

         (b) authorizing the issuance of the New Common Stock;

         (c) authorizing the issuance of the New First Mortgage Notes;

         (d) authorizing the execution of the New Indenture and the New First Mortgage Collateral Documents and determining that the liens and security interests granted therein are legally valid and that the subject collateral is subject to no prior liens, claims or encumbrances;

         (e) authorizing execution of the Registration Rights Agreement;

         (f) authorizing entry into the New Working Capital Facility;

         (g) authorizing entry into the New $5,000,000 Facility;

         (h) authorizing execution of the New Working Capital Facility Financing Agreement;

         (i) authorizing execution of the New Intercreditor Agreement;

         (j) authorizing establishment of the Senior Management Stock Incentive Program;

         (k) authorizing all of the other transactions contemplated by the Plan in order to effectuate the Plan;

         (l) exempting the New First Mortgage Notes and the New Common Stock from registration under the Securities Act and state or local laws, pursuant to Section 1145;

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

         (m) making the provisions of the Confirmation Order non-severable and mutually dependent;

         (n) finding that the provisions of Section 1146 of the Bankruptcy Code are applicable to the Plan and distributions thereunder;

         (o) determining that no further governmental approvals are necessary for consummation of the transactions described in the Plan; and

         (p) consolidating the Estates and their assets into Reorganized Sheffield.

     10.02 Conditions to the Effective Date. It is a condition to the occurrence of the Effective Date that:

         (a) the Confirmation Order contain the provisions set forth in Section
     10.01 of the Plan (unless waived in accordance with the provisions of Section 10.03);

         (b) the Confirmation Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended;

         (c) all documents reasonable and necessary to evidence the transactions described in the Plan shall be in form and substance satisfactory to the necessary parties thereto and shall be properly executed and delivered;

         (d) the New Indenture shall qualify under the Trust Indenture Act; and

         (e) The New Working Capital Facility and the New $5,000,000 Facility shall be available to Reorganized Sheffield and capable of being funded on the Effective Date.

The Debtors shall provide written notice to the Committee and all known creditors of the occurrence of the Effective Date.

     10.03 Waiver of Conditions. The Debtors with the consent of the Indenture Trustee may waive any condition set forth in this Article X or any provision of the Plan at any time, without notice, without leave of the Court, and without any formal action other than proceeding to consummate the Plan.

                                   ARTICLE XI

                          EFFECTS OF PLAN CONFIRMATION

     11.01 Discharge. Except as otherwise expressly provided in the Plan or Confirmation Order, as of the Effective Date, the Debtors shall be discharged pursuant to Section 1141(d) of the Bankruptcy Code from, and the Confirmation Order shall operate as an injunction against, the commencement or continuation of an action, the employment of process, or an act to collect, recover or offset, any Claim and any "debt" (as that term is defined in Section 101(12) of the Bankruptcy Code) and any Equity Interest (or Claims or debt related thereto) from or against the Debtors or Reorganized Sheffield, and the Debtors' and Reorganized Sheffield's liability in respect thereof shall be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or arising from any agreement of the Debtors entered into or obligation of any kind of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors occurring prior to the Confirmation Date or that otherwise arose before the Confirmation Date (including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the date of commencement of the applicable Reorganization Cases), and the Debtors and Reorganized Sheffield shall be released and discharged from any liability of a kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim is filed or deemed filed under Section 501 of the Bankruptcy Code, such Claim is allowed under Section 502 of the Bankruptcy Code, or the holder of such Claim has accepted the Plan.

     11.02 Term of Injunctions or Stays. Unless otherwise provided herein, all injunctions or stays provided for in the Reorganization Cases pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

     11.03 Revesting. Except as otherwise expressly provided in the Plan, the New Working Capital Facility Financing Agreement or the New First Mortgage Collateral Documents, on the Effective Date Reorganized Sheffield shall be vested with all of the property of the Debtors' Estates free and clear of all Claims, liens, encumbrances, mortgages, charges and other interests of creditors and equity security holders, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court. The Debtors shall continue as debtors in possession under the Bankruptcy Code until the Effective Date. Thereafter, Reorganized Sheffield shall operate its business free of any restrictions imposed by the Bankruptcy Code or the Court except as specifically authorized by the Plan.

     11.04 Retention of Causes of Action/Reservation of Rights.

     (a) Reorganized Sheffield shall hold and have the right to prosecute all of the Debtors' claims and causes of action against third parties. Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtors or Reorganized Sheffield may have or which Reorganized Sheffield may choose to assert under any provision of the Bankruptcy Code or any similar applicable non-bankruptcy law, including, without limitation, (i) any and all claims against any entity, to the extent such entity asserts a crossclaim, counterclaim and/or claim for setoff that seeks affirmative relief against the Debtors, Reorganized Sheffield, their officers, directors or representatives, (ii) the avoidance of any transfer by or obligation of the Debtors, or (iii) the turnover of any property to the Estates, all of which are expressly reserved by the Plan.

     (b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff or other legal or equitable defense against or with respect to any claim left unaltered or unimpaired by the Plan. Reorganized Sheffield shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses of any of the Debtors fully as if the Reorganization Cases had not been commenced; and all of Reorganized Sheffield's legal and equitable rights respecting any claim left unaltered or unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

     (c) In accordance with Section 1123(b)(3) of the Bankruptcy Code, Reorganized Sheffield shall have the right to prosecute any claims and causes of action against third parties and the right to object to Claims and to file complaints or motions to subordinate and/or estimate Claims. Except as otherwise expressly set forth in this Plan, Reorganized Sheffield shall have the right and power to object to Claims or Equity Interests on any ground, including the grounds set forth in Section 502 of the Bankruptcy Code. THIS PLAN DOES NOT AND IS NOT INTENDED TO RELEASE ANY OBJECTIONS TO CLAIMS OR CLAIMS AND CAUSES OF ACTION AGAINST THIRD PARTIES. ALL SUCH RIGHTS, CLAIMS AND CAUSES OF ACTION ARE SPECIFICALLY RESERVED TO REORGANIZED SHEFFIELD.

     (d) Notwithstanding any other provision in the Plan or otherwise, no payment or distribution shall be made with respect to any Claim if any portion of the Claim is subject to an objection filed with the Court.

     (e) Reorganized Sheffield shall have the right to prosecute all Recovery Actions and shall commit to pay $100,000 of the fees and expenses incurred in investigating and prosecuting the Recovery Actions to the extent Reorganized Sheffield determines that any Recovery Actions should be investigated and prosecuted. Reorganized Sheffield shall select legal counsel (after consultation with the Committee) to investigate and prosecute the Recovery Actions and shall use its reasonable discretion to bring any individual Recovery Actions that Reorganized Sheffield determines has merit and that should be commenced by Reorganized Sheffield. On a semi-annual basis Reorganized Sheffield shall distribute the Recovery Actions Proceeds to holders of Class 6 and Class 7 Claims (to the extent the Class 7 Claims are not subordinated pursuant to the Plan) provided that the total amount of Recovery Actions Proceeds to be distributed exceeds $100,000. The Recovery Actions and the

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

proceeds therefrom shall remain free and clear of liens, claims and encumbrances and Reorganized Sheffield shall not grant any lien, claim or encumbrance on the Recovery Actions.

     11.05 Post-Consummation Effect of Evidences of Claims or Equity Interests. Outstanding notes, stock certificates and other evidences of Claims against or Equity Interests in the Debtors shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan, if any.

                                   ARTICLE XII

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     12.01 Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, and to the extent permitted by applicable law, all executory contracts and unexpired leases of the Debtors set forth on Exhibit 1 attached to the Plan shall be assumed in accordance with the provisions of Sections 365 and 1123 of the Bankruptcy Code. Unless provided for otherwise in the Confirmation Order or noted on Exhibit 1, confirmation of the Plan will constitute a determination that no defaults exist in the executory contracts and unexpired leases on Exhibit 1. For a period of 60 days after the Confirmation Date, Reorganized Sheffield may file a motion to assume any executory contract or unexpired lease that has not been previously rejected.

     Contracts or leases entered into after the Petition Date will be performed by Reorganized Sheffield in the ordinary course of business.

     12.02 Rejection of Executory Contracts and Unexpired Leases. All executory contracts and unexpired leases that exist between Debtors and any entity are hereby rejected, except for any executory contract or unexpired lease (i) that has been assumed pursuant to an order of the Court entered prior to the Effective Date, (ii) that has been entered into by Debtors after the Petition Date in the ordinary course of business or pursuant to an order of the Court,
(iii) as to which a motion for approval of the assumption or assignment of such executory contract or unexpired lease has been filed prior to 60 days after the Confirmation Date and such assumption is approved by Court or (iv) is assumed pursuant to Section 12.01 hereof.

     12.03 Approval of Assumption or Rejection of Contracts and Leases. Entry of the Confirmation Order shall constitute the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of (i) the rejection of the executory contracts and unexpired leases rejected pursuant to Section 12.02 hereof, and (ii) the assumption of the executory contracts and unexpired leases assumed pursuant to Section 12.01 hereof.

     12.04 Claims Based on Rejection of Executory Contracts or Unexpired Leases. Any Claims arising out of the rejection of executory contracts or unexpired leases must be filed with the Court within the time set by any Final Order rejecting an executory contract or unexpired lease or within 30 days after the Effective Date. Any Claims not filed within such time will be forever barred from assertion against the Debtors, Reorganized Sheffield, or the Estates and their property. Unless otherwise ordered by the Court or provided in this Plan, all such Claims for which proofs of Claim are required to be filed will be classified as Class 6 Claims.

                                  ARTICLE XIII

                            RETENTION OF JURISDICTION

     13.01 Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, to the maximum extent permitted by the Bankruptcy Code or other applicable law, the Court shall retain original and exclusive jurisdiction to (a) determine any disputed Claims, (b) determine requests for payment of Claims entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of professionals and other parties entitled thereto, (c) resolve controversies and disputes regarding interpretation and implementation of the Plan, (d) enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtors and Reorganized Sheffield in accordance with Sections 524 and 1141 of the Bankruptcy Code and the terms and conditions of the Confirmation Order,
(e) modify the Plan pursuant to Section 14.02 of the Plan, (f) determine any and all applications, adversary proceedings and contested or litigated matters pending on or after the Effective Date, (g) allow, disallow, estimate, liquidate or determine any Claim or Equity Interest and to enter or enforce any order requiring the filing of any such Claim before a particular date, (h) determine any and all pending applications for the rejection of executory contracts or unexpired leases, or for the assignment of assumed executory contracts and unexpired leases, and to hear and determine any and all Claims arising from any such rejection, assumption and/or assignment, (i) determine any actions or controversies arising under or in connection with the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement created in connection with the Plan, (j) enter and implement orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, (k) enter a final decree closing the Reorganization Cases, (l) enter and implement orders as are necessary to the transactions described in this Plan.

     13.02 Failure of Court to Exercise Jurisdiction. If the Court abstains from exercising or declines to exercise jurisdiction, or determines that it is otherwise without jurisdiction over any matter or proceeding arising out of related to or otherwise connected with the Reorganization Cases, including the matters set forth in this Article XIII, the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter or proceeding shall not be limited or otherwise affected by the Plan.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

     14.01 Retiree Benefits. During the pendency of the Reorganization Cases, representatives of Sheffield and the United Steelworkers of America, Local 2741 (the "Local Union"), engaged in good faith negotiations to amend the Collective Bargaining Agreement dated March 2, 2000 between Sheffield and the Local Union that covers hourly employees at Sheffield's Sand Springs plant. Sheffield and the Local Union were successful in negotiating amendments to the Collective Bargaining Agreement. Included among the amendments was the commencement of a co-payment provision for health premiums that affects Sheffield's retirees and their retiree benefits. The Collective Bargaining Agreement, as amended, provides inter alia that retired hourly employees of Sheffield will be required to pay a portion of the monthly health premiums as follows: single employee coverage - $50; single employee plus one dependent coverage - $75; and family coverage - $100. These changes to the Collective Bargaining Agreement have been approved by the leadership and members of Local 2741. This change in retiree benefits applies to all Debtors' hourly and salary retirees except for retirees from Sheffield's Joliet, Illinois plant. A letter was sent to all retirees of the Debtors (except those retirees from Sheffield's Joliet, Illinois plant) on May 14, 2002 explaining this change in health premiums. On and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, Reorganized Sheffield shall continue to be obligated to pay all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, and shall continue to pay such retiree benefits as they become due at the level established at any time prior to or upon confirmation of the Plan pursuant to subsections (e)(1)(B) or (g) of Section 1114, for the duration of the period the Debtors have obligated themselves to provide such benefits; provided, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors' ability or Reorganized Sheffield's ability to modify the terms and conditions of the retiree benefits as otherwise permitted by such plans and otherwise applicable nonbankruptcy law. The level of the retiree benefits to Sheffield's hourly employees will be as set forth in the various Collective Bargaining Agreements (as amended) to which Sheffield is a party.

     Reorganized Sheffield affirms and agrees that it will continue to be the contributing sponsor of the Pension Plans, as defined under 29 U.S.C. (S) 1301(a)(13) and 29 C.F.R. (S) 4001.2, or a member of the contributing sponsor's controlled group, as defined under 29 U.S.C. (S) 1302(a)(14) and 29 C.F.R. (S) 4001.2. As a contributing sponsor of the Pension Plans, Reorganized Sheffield intends to fund the Pension Plans in accordance with the minimum funding standards under ERISA, 29 U.S.C. (S) 1082, pay all required PBGC insurance premiums, 29 U.S.C. (S) 1307, and comply with all requirements of the Pension Plans and ERISA. The Pension Plans are defined benefit pension plans insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA, 29 U.S.C. (S)(S) 1301-1461. The Pension Plans are subject to the minimum funding requirements of ERISA, 29 U.S.C. (S) 1084, and Section 412 of the Internal Revenue Code, 26 U.S.C. (S) 412. No provision of or proceeding within the Debtors' reorganization proceedings, the Plan, nor the Confirmation Order shall in any way be construed as discharging, releasing or relieving the Debtors, Reorganized Sheffield, or any other party in any capacity, from any liability with respect to the Pension Plans or any other defined benefit pension plan under any law, governmental policy or regulatory provision. PBGC and the Pension Plans shall not be enjoined or precluded from enforcing liability resulting from any of the provisions of the Plan or the Plan's confirmation. PBGC will withdraw or assign to the Pension Plans all of the claims filed by PBGC in the Reorganization Cases, including its administrative expense claims, upon the Effective Date of the Plan that provides for Reorganized Sheffield's reaffirmation of its obligations to be the contributing sponsor of the Pension Plans.

     14.02 Modification of Plan. The Debtors reserve the sole right, in accordance with the Bankruptcy Code and Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, Reorganized Sheffield may, upon order of the Court, amend or modify the Plan in accordance with Section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

     14.03 Withdrawal of Plan. The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan. If the Debtors revoke or withdraw the Plan under this section, or if entry of the Confirmation Order does not occur, then the Plan shall be deemed null and void. In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against or any Equity Interests in the Debtors, to prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors, or constitute an admission against interest by the Debtors or any other party in interest.

     14.04 Headings. The headings used in this Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

     14.05 Successors and Assigns. The rights, benefits and obligations of any person or entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such person or entity.

     14.06 Payment of Statutory Fees. All fees payable pursuant to Section 1930 of Title 28 of the United States Code shall be paid on or before the Effective Date by the Debtors and thereafter by Reorganized Sheffield. Additionally, Reorganized Sheffield will prepare and file post-confirmation status reports with the Office of the United States Trustee until the Reorganization Cases are closed.

     14.07 Notices. Any notice, request or demand given or made under this Plan or under the Bankruptcy Code or the Bankruptcy Rules shall be in writing and shall be hand delivered or sent by a reputable overnight courier and shall be deemed given when received at the following addresses whether hand delivered or sent by overnight courier service:

              James P. Nolan, President and
              Chief Executive Officer
              Sheffield Steel Corporation
              220 N. Jefferson
              Sand Springs, OK 74063

With a copy to:

               Neal Tomlins, Esq.
               TOMLINS & GOINS
               A Professional Corporation
               Utica Plaza Building
               2100 South Utica Ave., Suite 300
               Tulsa, Oklahoma  74114
               Telephone: (918) 747-6500
               Facsimile: (918) 749-0874

Notwithstanding anything to the contrary provided herein, all notices concerning this Plan shall be served upon the entities prescribed and in the manner prescribed under the Bankruptcy Code and the Bankruptcy Rules.

     14.08 Severability of Plan Provisions. If prior to confirmation, any term or provision of the Plan that does not govern the treatment of Claims or Equity Interests or the conditions to confirmation or the Effective Date is held by the Court to be invalid, void or unenforceable, the Court shall have the power to alter and interpret such turn or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a final judicial determination and shall provide that each term and provision of the Plan as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     14.09 No Admissions. Notwithstanding anything herein to the contrary, nothing herein contained in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification.

     14.10 Professionals. Professional fees and expenses from and after the Confirmation Date for the Debtors, their estates and Reorganized Sheffield shall not be subject to the approval of the Court. The retention of the professional persons of Debtors and the Committee shall terminate as of the Effective Date, and at such time such professional persons shall be entitled to file and prosecute their respective fee applications for final allowance of compensation and reimbursement of expenses. Such final fee applications shall be filed with the Court no later than forty five (45) days after entry of the Confirmation Order, unless such deadline is extended by order of the Court. Any application that is not timely filed shall be forever barred. The Court shall retain jurisdiction to determine all such requests for compensation.

     14.11 Committee. The appointment of the Committee shall terminate on the Effective Date.

     14.12 Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law are applicable, or as otherwise provided in the New First Mortgage Collateral Documents, the New First Mortgage Notes or the New Working Capital Facility Financing Agreement, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Oklahoma, without giving effect to the principles of conflicts of law thereof.

     14.13 Withholdings. In connection with the Plan and transfers and distributions thereunder, the Debtors and Reorganized Sheffield shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding and reporting requirements.

                                   ARTICLE XV

                              CONFIRMATION REQUEST

     The Debtor requests confirmation of the Plan under Sections 1129(a) and/or 1129(b) of the Bankruptcy Code.


                                        Sheffield Steel Corporation

                                        By:       /s/ James P. Nolan
                                            ------------------------------------
                                                     James P. Nolan, President


                                        Waddell's Rebar Fabricators, Inc.

                                        By:       /s/ James P. Nolan
                                            ------------------------------------
                                                     James P. Nolan, President


                                        Wellington Industries, Inc.

                                        By:       /s/ James P. Nolan
                                            ------------------------------------
                                                     James P. Nolan, President


 Dated this 7/th/ day of June, 2002.

                                   EXHIBIT 1

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1. Real Time Pricing Program Agreement dated June 1, 1996 between Public Service Company of Oklahoma and Sheffield Steel Corporation/A/

     2. Lease Renewal Endorsement dated April 22, 1988 between Sheffield Steel Corporation and Elgin, Joliet and Eastern Railway Company

     3. Lease Renewal Endorsement dated February 10, 1988 between Sheffield Steel Corporation and Elgin, Joliet and Eastern Railway Company

     4. License Endorsement dated February 2, 1988 between Sheffield Steel Corporation and Elgin, Joliet and Eastern Railway Company

     5. License Endorsement dated March 30, 1987 between Sheffield Steel Corporation and Elgin, Joliet and Eastern Railway Company

     6. Agreement dated October 1, 1970 by and between Phoenix Manufacturing Company and GAF Corporation that was subsequently assigned to Sheffield

     7. Assignment of lease dated December 2, 1954 and Assignment of Sublease Agreement dated October 1, 1970 with Continental Steel Corporation

     8. Project Lease Agreement dated November 23, 1999 (as amended) between Sheffield Steel Corporation and TA Steel I, LLC/B/

     9. Bulletin Board Access Agreement dated August 24, 1999 with Oklahoma Natural Gas Company

     10. Gas Service Agreement dated March 2, 1995 with Oklahoma Natural Gas Company (as amended)
_________
/A/ Sheffield and Public Service Company of Oklahoma have stipulated that a payment default in the amount of $578,683.17 exists under the subject executory contract. This payment default will be satisfied as follows: (a) if the Plan is confirmed on or before June 30, 2002, monthly payments in the amount of $100,000 would be paid on the 12th day of July, August, September and October, 2002, and thereafter monthly payments of $36,000 commencing November 12, 2002, and continuing thereafter until paid; and (b) if the Plan is confirmed after June 30, 2002, and before July 31, 2002, monthly payments in the amount of $100,000 would be paid on the 12th day of August, September and October, 2002, and thereafter monthly payments of $50,000 commencing November 12, 2002, and continuing until paid. No interest shall accrue on the amounts due. Sheffield shall make such cure payments on the date due by wire transfer. Payments for continued electric service shall be made pursuant to the terms of the subject executory contract.

/B/ Payments on this lease have been suspended by Sheffield since early in the Reorganization Cases. The parties will amend the lease on the Effective Date to resume lease payments with a 1/2 lease payment due for June, 2002 and full lease payments due for periods thereafter. The term of the lease will be extended by the number of months for which Sheffield did not make payments during the Reorganization Cases and all purchase options and the time for exercise shall be modified accordingly.

     11. Pipeline Capacity Lease Agreement dated March 2, 1995 with Oneok Services, Inc. and others (as amended)/C/

     12. Collective Bargaining Agreement between the United Steelworkers of America, Local 2741, and Sheffield dated March 2, 2000 (as amended by the "Amendments to Collective Bargaining Agreement between Sheffield Steel and the USWA, Local 2741") (Sand Springs)/D/

     13. Collective Bargaining Agreement between United Steelworkers of America, Local 9777-29 and Sheffield dated March 1, 1999 (Joliet)

     14. Collective Bargaining Agreement between the United Steelworkers of America and Sheffield dated November 1, 1999 (Kansas City)

     15. Lease dated January 1, 1955 by and between Phoenix Manufacturing Company and The Sanitary District of Chicago that was subsequently assigned to Sheffield

     16. Equipment Lease Agreement dated April 14, 1999 by and between Sheffield and Hyster Credit Company for 3 lift trucks (now assigned to Citicorp as lessor)/E/

     17. Equipment Lease Agreement dated October 20, 2000 by and between Sheffield and Hyster Credit Company for 1 lift truck (now assigned to Citicorp as lessor)/F/

     18. Motor Vehicle Lease Agreement by and between FRN of Tulsa, L.L.C.
(Ford) and Sheffield dated April 10, 2001/G/

     19. Motor Vehicle Lease Agreement by and between FRN of Tulsa, L.L.C.
(Ford) and Sheffield dated September 21, 2000

     20. Master Walkaway Lease Agreement (Closed-End) by and between Enterprise Leasing Co. of Kansas and Sheffield dated September 1, 1996 that presently includes 7 vehicles
_________
/C/ Sheffield will be required to cure a payment default in the amount of $13,001.43 on the Effective Date.

/D/ Subsequent to the Petition Date, representatives of Sheffield and Local 2741 of the United Steelworkers of America (the "Union") engaged in good faith negotiations to amend the Collective Bargaining Agreement between Sheffield and the Union dated March 2, 2000. Sheffield and the Union were successful in negotiating amendments to the Collective Bargaining Agreement that will allow for the assumption of the Collective Bargaining Agreement as part of the Plan. A copy of the amendments is available upon request made to counsel for the Debtors. The amendments include a change in work rules and a co-payment of health premiums effective June 1, 2002.

/E/ Sheffield will be required to cure a payment default in the amount of $1,788.87 on the Effective Date.

/F/ Sheffield will be required to cure a payment default in the amount of $910.37 on the Effective Date.

/G/ Sheffield will be required to cure a payment default in the amount of $608.67 on the Effective Date.

     21. Agreement for Smartserve Support Services Plan by and between Siemens Business Communication Systems, Inc. and Sheffield dated November 30, 1997/H/

     22. Processor's Agreement by and between Republic Technologies International, LLC, BankBoston, N.A. and Sheffield dated August 4, 1999

     23. Instron Corp. - Satec Service Agreement by and between Instron Corp. and Sheffield dated July 24, 2000/I/

     24. Thermo ARL - VG Elemental - Comprehensive Service Agreements for ARL 3460 by and between Applied Research Laboratories and Sheffield dated November 27, 2000/J/

     25. Lease dated February 1, 1993 by and between Wellington and Sand Springs Home (as amended, renewed and extended)

     26. Operating Service Agreement dated July 1, 1999 by and between Sheffield and Tube City, Inc. (as amended)

     27. Agreement dated January 1, 1997 by and between Sheffield and Zinc Nactional, S.A.

_________
/H/ Sheffield will be required to cure a payment default in the amount of $188.22 on the Effective Date.

/I/ Sheffield will be required to cure a payment default in the amount of $372.49 on the Effective Date.

/J/ Sheffield will be required to cure a payment default in the amount of $1,646.16 on the Effective Date.

                                   EXHIBIT B

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED

                                  PROFIT & LOSS

                                   Projection Projection Projection Projection Projection Projection Projection Projection
                                     May 02      June       July      August   September    October   November   December
                                   ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                    (dollar amounts in thousands-except per ton amounts)
NET TONS SOLD .....................   38,249     38,189     37,348     40,385     35,550     39,845     33,028     29,494
SALES DOLLARS .....................   13,489     13,195     12,865     14,066     12,453     13,871     11,465     10,558
DOLLARS / NET TON .................   352.67     345.51     344.46     348.29     350.29     348.14     347.14     357.98
BASE COST DOLLARS .................   11,400     11,189     10,879     11,882     10,545     11,763      9,728      8,961
DOLLARS / NET TON .................   298.05     292.99     291.28     294.22     296.61     295.23     294.55     303.82
                                      ------     ------     ------     ------     ------     ------     ------     ------
BASE PROFIT DOLLARS ...............    2,089      2,006      1,986      2,184      1,908      2,108      1,737      1,597
DOLLARS / NET TON .................    54.62      52.52      53.18      54.07      53.68      52.91      52.59      54.16
                                      ------     ------     ------     ------     ------     ------     ------     ------
SALES, GENERAL, & ADMIN ...........    1,210      1,210      1,210      1,210      1,210      1,210      1,210      1,210
DEPRECIATION ......................      619        619        619        619        619        619        619        619
AMORTIZATION ......................       81         81         81         81         81         81         81         81
POST RETIRE BENEFIT EXPENSE .......      136        136        136        136        136        136        136        136
                                      ------     ------     ------     ------     ------     ------     ------     ------
     TOTAL EXPENSES ...............    2,046      2,046      2,046      2,046      2,046      2,046      2,046      2,046
                                      ------     ------     ------     ------     ------     ------     ------     ------
INCOME FROM OPERATIONS ............       43        (40)       (60)       138       (138)        62       (309)      (449)
DOLLARS / NET TON .................     1.13      (1.06)     (1.61)      3.41      (3.87)      1.56      (9.36)    (15.21)
                                      ------     ------     ------     ------     ------     ------     ------     ------
WORKING CAPITAL--INTEREST .........      200        200        115        115        115        115        115        115
TRANCHE B--TERM LOAN
   INTEREST .......................                             63         63         63         63         63         63
FIXED ASSET INTEREST (10%) ........        0          0        250        250        256        256        256        263
                                      ------     ------     ------     ------     ------     ------     ------     ------
     TOTAL INTEREST EXP. ..........      200        200        428        428        434        434        434        440
                                      ------     ------     ------     ------     ------     ------     ------     ------
OTHER EXPENSE (BENEFIT) ...........        5          5          5          5          5          5          5          5
Restructuring Expense (BENEFIT) ...      200        100      3,000          0          0          0          0          0
                                      ------     ------     ------     ------     ------     ------     ------     ------
NET INCOME BEFORE TAXES ...........     (362)      (345)    (3,492)      (295)      (576)      (377)      (748)      (894)
INCOME TAX ........................        0          0          0          0          0          0          0          0
                                      ------     ------     ------     ------     ------     ------     ------     ------
Extraordinary Item Net of Tax .....
NET INCOME ........................     (362)      (345)    (3,492)      (295)      (576)      (377)      (748)      (894)
                                      ======     ======     ======     ======     ======     ======     ======     ======
EBITDA ............................      879        796        776        974        698        898        527        387

                                   Projection Projection Projection Projection Projection
                                   January 03  February     March      April     FY2003
                                   ---------- ---------- ---------- ---------- ----------
                                    (dollar amounts in thousands-except per ton amounts)
NET TONS SOLD .....................   35,909     34,564     40,034     40,089    442,685
SALES DOLLARS .....................   12,777     12,221     14,226     14,087    155,273
DOLLARS / NET TON .................   355.82     353.56     355.34     351.39     350.75
BASE COST DOLLARS .................   10,879     10,425     12,104     11,987    131,742
DOLLARS / NET TON .................   302.96     301.61     302.33     299.01     297.60
                                      ------     ------     ------     ------     ------
BASE PROFIT DOLLARS ...............    1,898      1,796      2,122      2,100     23,531
DOLLARS / NET TON .................    52.86      51.96      53.01      52.37      53.16
                                      ------     ------     ------     ------     ------
SALES, GENERAL, & ADMIN ...........    1,210      1,210      1,210      1,210     14,520
DEPRECIATION ......................      619        619        619        619      7,428
AMORTIZATION ......................       81         81         81         81        972
POST RETIRE BENEFIT EXPENSE .......      136        136        136        136      1,632
                                      ------     ------     ------     ------     ------
     TOTAL EXPENSES ...............    2,046      2,046      2,046      2,046     24,552
                                      ------     ------     ------     ------     ------
INCOME FROM OPERATIONS ............     (148)      (250)        76         54     (1,021)
DOLLARS / NET TON .................    (4.11)     (7.24)      1.90       1.34
                                      ------     ------     ------     ------     ------
WORKING CAPITAL--INTEREST .........      115        115        115        142      1,577
TRANCHE B--TERM LOAN
   INTEREST .......................       63         63         63         63        625
FIXED ASSET INTEREST (10%) ........      263        263        269        269      2,594
                                      ------     ------     ------     ------     ------
     TOTAL INTEREST EXP. ..........      440        440        446        473      4,796
                                      ------     ------     ------     ------     ------
OTHER EXPENSE (BENEFIT) ...........        5          5          5          5         60
Restructuring Expense (BENEFIT) ...        0          0          0          0      3,300
                                      ------     ------     ------     ------     ------
NET INCOME BEFORE TAXES ...........     (593)      (695)      (375)      (425)    (9,177)
INCOME TAX ........................        0          0          0          0         --
                                      ------     ------     ------     ------     ------
Extraordinary Item Net of Tax .....
NET INCOME ........................     (593)      (695)      (375)      (425)    (9,177)
                                      ======     ======     ======     ======     ======
EBITDA ............................      688        586        912        890      9,011

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED
                                  BALANCE SHEET

                         Projection Projection Projection Projection Projection Projection Projection Projection
                           May 02      June       July      August    September   October   November   December
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                                 (dollar amounts in thousands)
CASH ..................      2,392      3,333         50         50         50         50         50         50
MARKETABLE
  SECURITIES ..........          0          0          0          0          0          0          0          0
ACCTS. RECEIVABLE:
  TRADE ...............     21,519     21,347     20,848     21,544     21,215     21,060     20,269     17,619
ALLOW. FOR
  UNCOLLECTABLES ......       (552)      (552)      (552)      (552)      (552)      (552)      (552)      (552)
ACCTS RECEIVABLE:
  AFFILIATE ...........          0          0          0          0          0          0          0          0
ACCTS. RECEIVABLE:
  OTHER ...............        197        197        197        197        197        197        197        197
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
    NET ACCTS.
      RECEIVABLE ......     21,164     20,992     20,493     21,189     20,860     20,705     19,914     17,264
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
FINISHED GOODS ........     19,625     18,851     18,043     19,117     18,600     18,415     17,150     15,806
SEMI-FINISHED .........        962        962        962        962        962        962        962        962
WORK IN PROCESS .......      7,200      7,200      7,200      7,200      7,200      7,200      7,200      7,200
RAW MATERIALS .........      8,000      8,000      8,000      8,000      8,000      8,000      8,000      8,000
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
    NET INVENTORY .....     35,787     35,013     34,205     35,279     34,762     34,577     33,312     31,968
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
    PREPAID Assets ....        700        700        315        315        315        315        315        315
    DEFERRED INC TAX ..      3,039      3,039          0          0          0          0          0          0
    OTHER CURRENT &
      DEPOSITS ........      1,200      1,200        250        250        250        250        250        250
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
        TOTAL CURRENT
          ASSETS ......     64,282     64,278     55,312     57,084     56,237     55,897     53,841     49,847
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
PP&E--BEGINNING .......    142,569    142,819    143,069    143,319    143,569    143,819    144,069    144,319
CAPEX--NORMAL .........        250        250        250        250        250        250        250        250
ACQUISITIONS ..........          0          0          0          0          0          0          0          0
RETIREMENTS ...........          0          0          0          0          0          0          0          0
PP&E--ENDING ..........    142,819    143,069    143,319    143,569    143,819    144,069    144,319    144,569
ACCUMULATED
  DEPRECIATION ........    (85,185)   (85,804)   (86,423)   (87,042)   (87,661)   (88,280)   (88,899)   (89,518)
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
    NET PROPERTY ......     57,634     57,265     56,896     56,527     56,158     55,789     55,420     55,051
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
INTANGIBLES ...........      7,515      7,434      7,353      7,272      7,191      7,110      7,029      6,948
UNFUNDED ACCUM BEN
  OBLIG ...............          0          0          0          0          0          0          0          0
LONG TERM AFFILIATE ...        500        500          0          0          0          0          0          0
RECEIVABLE FROM
  PARENT ..............          0          0          0          0          0          0          0          0
DEFERRED INC TAX
  ASSET ...............     (3,039)    (3,039)         0          0          0          0          0          0
OTHER ASSETS ..........        473        473        473        473        473        473        473        473
                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
        TOTAL ASSETS ..    127,365    126,911    120,034    121,356    120,059    119,269    116,763    112,319
                         ========== ========== ========== ========== ========== ========== ========== ==========

                         Projection Projection Projection Projection
                         January 03  February    March      April
                         ---------- ---------- ---------- ----------
                               (dollar amounts in thousands)
CASH ..................         50         50         50         50
MARKETABLE
  SECURITIES ..........          0          0          0          0
ACCTS. RECEIVABLE:
  TRADE ...............     18,668     19,998     21,157     22,650
ALLOW. FOR
  UNCOLLECTABLES ......       (552)      (552)      (552)      (552)
ACCTS RECEIVABLE:
  AFFILIATE ...........          0          0          0          0
ACCTS. RECEIVABLE:
  OTHER ...............        197        197        197        197
                         ---------- ---------- ---------- ----------
    NET ACCTS.
      RECEIVABLE ......     18,313     19,643     20,802     22,295
                         ---------- ---------- ---------- ----------
FINISHED GOODS ........     16,590     16,859     18,757     21,179
SEMI-FINISHED .........        962        962        962        962
WORK IN PROCESS .......      7,200      7,200      7,200      7,200
RAW MATERIALS .........      8,000      8,000      8,000      8,000
                         ---------- ---------- ---------- ----------
    NET INVENTORY .....     32,752     33,021     34,919     37,341
                         ---------- ---------- ---------- ----------
    PREPAID Assets ....        315        315        315        315
    DEFERRED INC TAX ..          0          0          0          0
    OTHER CURRENT &
      DEPOSITS ........        250        250        250        250
                         ---------- ---------- ---------- ----------
        TOTAL CURRENT
          ASSETS ......     51,680     53,279     56,336     60,251
                         ---------- ---------- ---------- ----------
PP&E--BEGINNING .......    144,569    144,819    145,069    145,319
CAPEX--NORMAL .........        250        250        250        250
ACQUISITIONS ..........          0          0          0          0
RETIREMENTS ...........          0          0          0          0
PP&E--ENDING ..........    144,819    145,069    145,319    145,569
ACCUMULATED
  DEPRECIATION ........    (90,137)   (90,756)   (91,375)   (91,994)
                         ---------- ---------- ---------- ----------
    NET PROPERTY ......     54,682     54,313     53,944     53,575
                         ---------- ---------- ---------- ----------
INTANGIBLES ...........      6,867      6,786      6,705      6,624
UNFUNDED ACCUM BEN
  OBLIG ...............          0          0          0          0
LONG TERM AFFILIATE ...          0          0          0          0
RECEIVABLE FROM
  PARENT ..............          0          0          0          0
DEFERRED INC TAX
  ASSET ...............          0          0          0          0
OTHER ASSETS ..........        473        473        473        473
                         ---------- ---------- ---------- ----------
        TOTAL ASSETS ..    113,702    114,851    117,458    120,923
                         ========== ========== ========== ==========

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED

                                  BALANCE SHEET

                               Projection Projection Projection Projection Projection Projection Projection Projection Projection
                                 May 02      June       July       August   September  October    November   December  January 03
                               ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                               (dollar amounts in thousands)
CURRENT LIABILITIES
   ACCTS. PAYABLE: TRADE
    (PRE PETITION) .........     13,989     13,989       750         750       750       750        750         750        750
   ACCTS. PAYABLE: TRADE
    (POST PETITION) ........      1,879      1,879     3,310       4,552     5,607     5,577      5,373       4,672      4,960
   ACCRUED INTEREST
    PAYABLE ................     17,167     17,167       313         625         0       319        638           0        325
   AFFILIATE PAYABLE .......          0          0         0           0         0         0          0           0          0
   ACCRUED OTHER
    PAYABLES ...............      5,982      5,982     5,982       5,982     5,982     5,982      5,982       5,982      5,982
   CUR PORTION LT DEBT .....      1,863      1,620     1,527       1,434     1,341     1,248      1,155       1,062        969
   INCOME TAX PAYABLE ......          0          0         0           0         0         0          0           0          0
                               --------   --------   -------    --------   -------   -------    -------     -------    -------
      TOTAL CURRENT
       LIAB ................     40,880     40,637    11,882      13,343    13,680    13,876     13,897      12,466     12,986
                               --------   --------   -------    --------   -------   -------    -------     -------    -------

LONG TERM DEBT
   ACCRUED LIABILITY .......      2,483      2,483     2,483       2,483     2,483     2,483      2,483       2,483      2,483
   ACCRUED BENEFIT EXP .....     16,194     16,330    16,466      16,602    16,738    16,874     17,010      17,146     17,282
   DEFERRED INC TAX LIAB ...          0          0         0           0         0         0          0           0          0
   BANK DEBT ...............     23,674     23,830    16,637      16,778    14,944    14,303     12,493       9,593     11,018
   RAILROAD LOANS ..........      2,087      2,024     1,961       1,898     1,835     1,772      1,709       1,646      1,583
   TRANCHE B--TERM
    LOAN ...................          0          0     5,000       4,958     4,916     4,874      4,832       4,790      4,748
   LONG TERM LEASE
    LIAB ...................        171         78        21           4         0         0          0           0          0
   LT DEBT--1ST MORT
    NOTES ..................    110,000    110,000    30,000      30,000    30,750    30,750     30,750      31,500     31,500
   LT DEBT--OTHER ..........          0          0         0           0         0         0          0           0          0
                               --------   --------   -------    --------   -------   -------    -------     -------    -------
LONG TERM DEBT: TOTAL           154,609    154,745    72,568      72,723    71,666    71,056     69,277      67,158     68,614
                               --------   --------   -------    --------   -------   -------    -------     -------    -------

   CONTRIBUTED CAPITAL               34         34        34          34        34        34         34          34         34
   MEMO: NET INC ...........       (362)      (345)   (3,492)       (295)     (576)     (377)      (748)       (894)      (593)
   MEMO: DIVIDENDS .........          0          0         0           0         0         0          0           0          0
   MEMO: Fresh Start
    Accounting .............          0          0   106,391           0         0         0          0           0          0
   LOANS TO
    STOCKHOLDERS ...........     (1,155)    (1,157)        0           0         0         0          0           0          0
   RETAINED EARNINGS .......    (67,003)   (67,348)   35,550      35,256    34,679    34,303     33,555      32,661     32,068
                               --------   --------   -------    --------   -------   -------    -------     -------    -------
      TOTAL EQUITY .........    (68,124)   (68,471)   35,584      35,290    34,713    34,337     33,589      32,695     32,102
                               --------   --------   -------    --------   -------   -------    -------     -------    -------
      TOTAL LIAB. &
       EQUITY ..............    127,365    126,911   120,034     121,356   120,059   119,269    116,763     112,319    113,702
                               ========   ========   =======    ========   =======   =======    =======     =======    =======


                               Projection Projection Projection
                                February    March      April
                               ---------- ---------- ----------
                                (dollar amounts in thousands)
CURRENT LIABILITIES
   ACCTS. PAYABLE: TRADE
    (PRE PETITION) .........        750        750       750
   ACCTS. PAYABLE: TRADE
    (POST PETITION) ........      5,326      5,632     6,023
   ACCRUED INTEREST
    PAYABLE ................        650          0       331
   AFFILIATE PAYABLE .......          0          0         0
   ACCRUED OTHER
    PAYABLES ...............      5,982      5,982     5,982
   CUR PORTION LT DEBT .....        876        783       690
   INCOME TAX PAYABLE ......          0          0         0
                               --------    -------   -------

      TOTAL CURRENT              13,584     13,147    13,776
       LIAB ................   --------    -------   -------

LONG TERM DEBT
   ACCRUED LIABILITY .......      2,483      2,483     2,483
   ACCRUED BENEFIT EXP .....     17,418     17,554    17,690
   DEFERRED INC TAX LIAB ...          0          0         0
   BANK DEBT ...............     12,233     14,871    18,100
   RAILROAD LOANS ..........      1,520      1,457     1,394
   TRANCHE B--TERM
    LOAN ...................      4,706      4,664     4,622
   LONG TERM LEASE
    LIAB ...................          0          0         0
   LT DEBT--1ST MORT
    NOTES ..................     31,500     32,250    32,250
   LT DEBT--OTHER ..........          0          0         0
                               --------   --------   -------
LONG TERM DEBT: TOTAL            69,860     73,279    76,539
                               --------   --------   -------
   CONTRIBUTED CAPITAL               34         34        34
   MEMO: NET INC ...........       (695)      (375)     (425)
   MEMO: DIVIDENDS .........          0          0         0
   MEMO: Fresh Start
    Accounting .............          0          0         0
   LOANS TO
    STOCKHOLDERS ...........          0          0         0
   RETAINED EARNINGS .......     31,373     30,998    30,573
                               --------   --------   -------
      TOTAL EQUITY .........     31,407     31,032    30,607
                               --------   --------   -------
      TOTAL LIAB. &
       EQUITY ..............    114,851     17,458   120,923
                               ========   ========   =======

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED

                                    CASH FLOW

                                             Projection Projection Projection Projection Projection Projection Projection Projection
                                               May 02      June       July      August   September    October   November   December
                                             ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                                            (dollar amounts in thousands)
BEGINNING CASH ............................     3,749      2,392       3,333       50        50         50          50         50
NET INCOME (LOSS) .........................      (362)      (345)     (3,492)    (295)     (576)      (377)       (748)      (894)
DEPRECIATION ..............................       619        619         619      619       619        619         619        619
AMORTIZATION ..............................        81         81          81       81        81         81          81         81
LOSS (GAIN) ON RETIREMENT OF ASSETS .......         0          0           0        0         0          0           0          0
ACCRUAL OF POSTRETIREMENT BENEFITS, NET
   OF CASH ................................       136        136         136      136       136        136         136        136
NON CASH INTEREST EXPENSE .................         0          0           0        0         0          0           0          0
NON CASH EXTRA ITEM .......................         0          0           0        0         0          0           0          0
CURRENT DEFERRED TAXES ....................         0          0       3,039        0         0          0           0          0
ACCOUNTS REC ..............................      (934)       171         500     (697)      329        156         790      2,650
INVENTORY .................................      (617)       774         808   (1,075)      518        185       1,265      1,343
PREPAID ASSETS & OTHER CURRENT ............       463          0       1,335        0         0          0           0          0
OTHER ASSETS ..............................         0          0      (2,539)       0         0          0           0          0
CURRENT LIABILITIES .......................      (474)      (243)    (28,755)   1,462       337        196          22     (1,431)
OTHER LIABILITIES .........................       (17)         0           0        0         0          0           0          0
                                             --------   --------   ---------  -------    ------     ------     -------    -------
     NET CASH PROVIDED BY OPERATING
        ACTIVITIES ........................    (1,105)     1,193     (28,268)     231     1,443        996       2,166      2,505
PROCEEDS FROM SALE OF ASSETS ..............         0          0           0        0         0          0           0          0
CAPITAL EX-NORMAL .........................      (250)      (250)       (250)    (250)     (250)      (250)       (250)      (250)
Retirement of Assets--Accum Depr ..........         0          0           0        0         0          0           0          0
Retirement of Assets--PP&E ................         0          0           0        0         0          0           0          0
                                             --------   --------   ---------  -------    ------     ------     -------    -------
     NET CASH USED IN INVESTING
        ACTIVITIES ........................      (250)      (250)       (250)    (250)     (250)      (250)       (250)      (250)
CHANGE IN DEBT ............................         0          0     (82,313)      19    (1,193)      (746)     (1,916)    (2,255)
Change in Loans to Stockholders ...........        (2)        (2)      1,157        0         0          0           0          0
Fresh Start Accounting ....................         0          0     106,391        0         0          0           0          0
DIVIDENDS .................................         0          0           0        0         0          0           0          0
                                             --------   --------   ---------  -------    ------     ------     -------    -------
NET CASH PROVIDED BY (USED IN) FINANCING
   ACTIVITIES .............................        (2)        (2)     25,235       19    (1,193)      (746)     (1,916)    (2,255)
CHANGE IN CASH BALANCE ....................    (1,357)       941      (3,283)      (0)       (0)         0          (0)         0
ENDING CASH ...............................     2,392      3,333          50       50        50         50          50         50

                                              Projection Projection Projection Projection
                                              January 03  February     March     April
                                              ---------- ---------- ---------- ----------
                                                    (dollar amounts in thousands)
BEGINNING CASH ............................         50         50         50         50
NET INCOME (LOSS) .........................       (593)      (695)      (375)      (425)
DEPRECIATION ..............................        619        619        619        619
AMORTIZATION ..............................         81         81         81         81
LOSS (GAIN) ON RETIREMENT OF ASSETS .......          0          0          0          0
ACCRUAL OF POSTRETIREMENT BENEFITS, NET
   OF CASH ................................        136        136        136        136
NON CASH INTEREST EXPENSE .................          0          0          0          0
NON CASH EXTRA ITEM .......................          0          0          0          0
CURRENT DEFERRED TAXES ....................          0          0          0          0
ACCOUNTS REC ..............................     (1,050)    (1,330)    (1,159)    (1,493)
INVENTORY .................................       (784)      (269)    (1,898)    (2,422)
PREPAID ASSETS & OTHER CURRENT ............          0          0          0          0
OTHER ASSETS ..............................          0          0          0          0
CURRENT LIABILITIES .......................        520        598       (437)       629
OTHER LIABILITIES .........................          0          0          0          0
                                              --------   --------   --------   --------
     NET CASH PROVIDED BY OPERATING
        ACTIVITIES ........................     (1,070)      (860)    (3,033)    (2,875)
PROCEEDS FROM SALE OF ASSETS ..............          0          0          0          0
CAPITAL EX-NORMAL .........................       (250)      (250)      (250)      (250)
Retirement of Assets--Accum Depr ..........          0          0          0          0
Retirement of Assets--PP&E ................          0          0          0          0
                                              --------   --------   --------   --------
     NET CASH USED IN INVESTING
        ACTIVITIES ........................       (250)      (250)      (250)      (250)
CHANGE IN DEBT ............................      1,320      1,110      3,283      3,125
Change in Loans to Stockholders ...........          0          0          0          0
Fresh Start Accounting ....................          0          0          0          0
DIVIDENDS .................................          0          0          0          0
                                              --------   --------   --------   --------
NET CASH PROVIDED BY (USED IN) FINANCING
   ACTIVITIES .............................      1,320      1,110      3,283      3,125
CHANGE IN CASH BALANCE ....................         (0)        (0)         0         (0)
ENDING CASH ...............................         50         50         50         50

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED
                                  PROFIT & LOSS

                                        Projection    Projection  Projection  Projection  Projection  Projection    Projection
                                           May 03        June        July       August     September    October      November
                                        ----------    ----------  ----------  ----------  ----------  ----------    ----------
                                                         (dollar amounts in thousands-except per ton amounts)
NET TONS SOLD ........................     40,156       40,109      39,242      42,460       37,446      41,871       34,736
SALES DOLLARS ........................     14,626       14,321      13,975      15,290       13,549      15,057       12,446
DOLLARS/NET TON ......................     364.23       357.06      356.13      360.11       361.84      359.60       358.31
BASE COST DOLLARS ....................     12,195       11,987      11,663      12,746       11,324      12,600       10,425
DOLLARS/NET TON ......................     303.69       298.86      297.21      300.19       302.41      300.91       300.13
                                         --------     --------    --------    --------     --------    --------     --------
BASE PROFIT DOLLARS ..................      2,431        2,334       2,312       2,544        2,225       2,457        2,021
DOLLARS/NET TON ......................      60.54        58.20       58.93       59.92        59.43       58.69        58.18
                                         --------     --------    --------    --------     --------    --------     --------
SALES, GENERAL, & ADMIN ..............      1,271        1,271       1,271       1,271        1,271       1,271        1,271
DEPRECIATION .........................        619          619         619         619          619         619          619
AMORTIZATION .........................         81           81          81          81           81          81           81
POST RETIRE BENEFIT EXPENSE ..........        136          136         136         136          136         136          136
                                         --------     --------    --------    --------     --------    --------     --------
   TOTAL EXPENSES ....................      2,107        2,107       2,107       2,107        2,107       2,107        2,107
                                         --------     --------    --------    --------     --------    --------     --------
INCOME FROM OPERATIONS ...............        325          228         206         438          119         351          (86)
DOLLARS/NET TON ......................       8.08         5.68        5.25       10.31         3.18        8.38        (2.47)
                                         --------     --------    --------    --------     --------    --------     --------
WORKING CAPITAL--INTEREST ............        150          150         150         150          150         150          150
TRANCHE B--TERM LOAN
 INTEREST ............................         63           63          63          63           63          63           63
FIXED ASSET INTEREST (10%) ...........        269          269         269         269          269         269          269
                                         --------     --------    --------    --------     --------    --------     --------
   TOTAL INTEREST EXP. ...............        481          481         481         481          481         481          481
                                         --------     --------    --------    --------     --------    --------     --------
OTHER EXPENSE (BENEFIT) ..............          5            5           5           5            5           5            5
Restructuring Expense (BENEFIT) ......          0            0           0           0            0           0            0
                                         --------     --------    --------    --------     --------    --------     --------
NET INCOME BEFORE TAXES ..............       (162)        (258)       (280)        (49)        (367)       (135)        (572)
INCOME TAX ...........................          0            0           0           0            0           0            0
                                         --------     --------    --------    --------     --------    --------     --------
Extraordinary Item Net of Tax
NET INCOME ...........................       (162)        (258)       (280)        (49)        (367)       (135)        (572)
                                         ========     ========    ========    ========     ========    ========     ========
EBITDA ...............................      1,161        1,064       1,042       1,274          955       1,187          750

                                        Projection    Projection  Projection  Projection  Projection  Projection
                                         December     January 04   February     March       April       FY2004
                                        ----------    ----------  ----------  ----------  ----------  ----------
                                                  (dollar amounts in thousands-except per ton amounts)
NET TONS SOLD ........................     31,068       37,831      36,440      42,240       42,227     465,826
SALES DOLLARS ........................     11,466       13,872      13,277      15,494       15,313     168,687
DOLLARS/NET TON ......................     369.05       366.67      364.35      366.80       362.63      362.12
BASE COST DOLLARS ....................      9,606       11,656      11,182      13,014       12,861     141,259
DOLLARS/NET TON ......................     309.21       308.10      306.85      308.09       304.57      303.24
                                         --------     --------    --------    --------     --------    --------
BASE PROFIT DOLLARS ..................      1,859        2,216       2,095       2,480        2,452      27,428
DOLLARS/NET TON ......................      59.84        58.58       57.50       58.71        58.06       58.88
                                         --------     --------    --------    --------     --------    --------
SALES, GENERAL, & ADMIN ..............      1,271        1,271       1,271       1,271        1,271      15,246
DEPRECIATION .........................        619          619         619         619          619       7,428
AMORTIZATION .........................         81           81          81          81           81         972
POST RETIRE BENEFIT EXPENSE ..........        136          136         136         136          136       1,632
                                         --------     --------    --------    --------     --------    --------
   TOTAL EXPENSES ....................      2,107        2,107       2,107       2,107        2,107      25,278
                                         --------     --------    --------    --------     --------    --------
INCOME FROM OPERATIONS ...............       (247)         110         (11)        373          345       2,150
DOLLARS/NET TON ......................      (7.96)        2.89       (0.31)        8.84         8.18
                                         --------     --------    --------    --------     --------    --------
WORKING CAPITAL--INTEREST ............        150          150         150         150          150       1,800
TRANCHE B--TERM LOAN
 INTEREST ............................         55           55          55          55           55         711
FIXED ASSET INTEREST (10%) ...........        269          269         269         269          269       3,225
                                         --------     --------    --------    --------     --------    --------
   TOTAL INTEREST EXP. ...............        473          473         473         473          473       5,736
                                         --------     --------    --------    --------     --------    --------
OTHER EXPENSE (BENEFIT) ..............          5            5           5           5            5          60
Restructuring Expense (BENEFIT) ......          0            0           0           0            0          --
                                         --------     --------    --------    --------     --------    --------
NET INCOME BEFORE TAXES ..............       (726)        (369)       (490)       (105)        (133)     (3,646)
INCOME TAX ...........................          0            0           0           0            0          --
                                         --------     --------    --------    --------     --------    --------
Extraordinary Item Net of Tax
NET INCOME ...........................       (726)        (369)       (490)       (105)        (133)     (3,646)
                                         ========     ========    ========    ========     ========    ========
EBITDA ...............................        589          946         825       1,209        1,181      12,182

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED

                                  BALANCE SHEET

                                       Projection  Projection  Projection  Projection  Projection  Projection  Projection Projection
                                         May 03      June        July        August     September    October     November   December
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------- ----------
                                                                                 (dollar amounts in thousands)
CASH ...............................         50          50          50          50          50          50          50          50
MARKETABLE SECURITIES ..............          0           0           0           0           0           0           0           0
ACCTS. RECEIVABLE: TRADE ...........     22,970      23,158      22,637      23,412      23,072      22,885      22,003      19,129
ALLOW. FOR UNCOLLECTABLES ..........       (552)       (552)       (552)       (552)       (552)       (552)       (552)       (552)
ACCTS RECEIVABLE: AFFILIATE ........          0           0           0           0           0           0           0           0
ACCTS. RECEIVABLE: OTHER ...........        197         197         197         197         197         197         197         197
                                        -------     -------     -------     -------     -------     -------     -------     -------
   NET ACCTS. RECEIVABLE ...........     22,615      22,803      22,282      23,057      22,717      22,530      21,648      18,774
                                        -------     -------     -------     -------     -------     -------     -------     -------
FINISHED GOODS .....................     21,321      21,320      20,495      21,672      21,147      20,920      19,527      17,887
SEMI-FINISHED ......................        962         962         962         962         962         962         962         962
WORK IN PROCESS ....................      7,200       7,200       7,200       7,200       7,200       7,200       7,200       7,200
RAW MATERIALS ......................      8,000       8,000       8,000       8,000       8,000       8,000       8,000       8,000
                                        -------     -------     -------     -------     -------     -------     -------     -------
   NET INVENTORY ...................     37,483      37,482      36,657      37,834      37,309      37,082      35,689      34,049
                                        -------     -------     -------     -------     -------     -------     -------     -------
   PREPAID Assets ..................        500         500         500         500         500         500         500         500
   DEFERRED INC TAX ................          0           0           0           0           0           0           0           0
   OTHER CURRENT & DEPOSITS ........        250         250         250         250         250         250         250         250
                                        -------     -------     -------     -------     -------     -------     -------     -------
     TOTAL CURRENT ASSETS ..........     60,898      61,085      59,739      61,691      60,825      60,412      58,137      53,624
                                        -------     -------     -------     -------     -------     -------     -------     -------
PP&E--BEGINNING ....................    145,569     145,919     146,269     146,619     146,969     147,319     147,669     148,019
CAPEX--NORMAL ......................        350         350         350         350         350         350         350         350
ACQUISITIONS .......................          0           0           0           0           0           0           0           0
RETIREMENTS ........................          0           0           0           0           0           0           0           0
PP&E--ENDING .......................    145,919     146,269     146,619     146,969     147,319     147,669     148,019     148,369
ACCUMULATED DEPRECIATION ...........    (92,613)    (93,232)    (93,851)    (94,470)    (95,089)    (95,708)    (96,327)    (96,946)
                                        -------     -------     -------     -------     -------     -------     -------     -------
   NET PROPERTY ....................     53,306      53,037      52,768      52,499      52,230      51,961      51,692      51,423
                                        -------     -------     -------     -------     -------     -------     -------     -------
INTANGIBLES ........................      6,543       6,462       6,381       6,300       6,219       6,138       6,057       5,976
UNFUNDED ACCUM BEN OBLIG ...........          0           0           0           0           0           0           0           0
LONG TERM AFFILIATE ................          0           0           0           0           0           0           0           0
RECEIVABLE FROM PARENT .............          0           0           0           0           0           0           0           0
DEFERRED INC TAX ASSET .............          0           0           0           0           0           0           0           0
OTHER ASSETS .......................        500         500         500         500         500         500         500         500
                                        -------     -------     -------     -------     -------     -------     -------     -------
     TOTAL ASSETS ..................    121,247     121,084     119,388     120,990     119,774     119,011     116,386     111,523
                                        =======     =======     =======     =======     =======     =======     =======     =======

                                       Projection  Projection  Projection  Projection
                                       January 04   February      March       April
                                        ----------  ----------  ----------  ----------
                                               (dollar amounts in thousands)
CASH ...............................         50          50          50          50
MARKETABLE SECURITIES ..............          0           0           0           0
ACCTS. RECEIVABLE: TRADE ...........     20,270      21,719      23,017      24,646
ALLOW. FOR UNCOLLECTABLES ..........       (552)       (552)       (552)       (552)
ACCTS RECEIVABLE: AFFILIATE ........          0           0           0           0
ACCTS. RECEIVABLE: OTHER ...........        197         197         197         197
                                        -------     -------     -------     -------
   NET ACCTS. RECEIVABLE ...........     19,915      21,364      22,662      24,291
                                        -------     -------     -------     -------
FINISHED GOODS .....................     18,794      19,236      21,341      23,945
SEMI-FINISHED ......................        962         962         962         962
WORK IN PROCESS ....................      7,200       7,200       7,200       7,200
RAW MATERIALS ......................      8,000       8,000       8,000       8,000
                                        -------     -------     -------     -------
   NET INVENTORY ...................     34,956      35,398      37,503      40,107
                                        -------     -------     -------     -------
   PREPAID Assets ..................        500         500         500         500
   DEFERRED INC TAX ................          0           0           0           0
   OTHER CURRENT & DEPOSITS ........        250         250         250         250
                                        -------     -------     -------     -------
     TOTAL CURRENT ASSETS ..........     55,671      57,562      60,965      65,197
                                        -------     -------     -------     -------
PP&E--BEGINNING ....................    148,369     148,719     149,069     149,419
CAPEX--NORMAL ......................        350         350         350         350
ACQUISITIONS .......................          0           0           0           0
RETIREMENTS ........................          0           0           0           0
PP&E--ENDING .......................    148,719     149,069     149,419     149,769
ACCUMULATED DEPRECIATION ...........    (97,565)    (98,184)    (98,803)    (99,422)
                                        -------     -------     -------     -------
   NET PROPERTY ....................     51,154      50,885      50,616      50,347
                                        -------     -------     -------     -------
INTANGIBLES ........................      5,895       5,814       5,733       5,652
UNFUNDED ACCUM BEN OBLIG ...........          0           0           0           0
LONG TERM AFFILIATE ................          0           0           0           0
RECEIVABLE FROM PARENT .............          0           0           0           0
DEFERRED INC TAX ASSET .............          0           0           0           0
OTHER ASSETS .......................        500         500         500         500
                                        -------     -------     -------     -------
     TOTAL ASSETS ..................    113,220     114,761     117,814     121,696
                                        =======     =======     =======     =======

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED

                                  BALANCE SHEET

                               Projection Projection Projection Projection Projection Projection Projection Projection Projection
                                 May 03      June       July       August   September  October    November   December  January 04
                               ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                               (dollar amounts in thousands)
CURRENT LIABILITIES
   ACCTS. PAYABLE: TRADE
    (PRE PETITION) .........          750          0         0           0         0         0          0           0          0
   ACCTS. PAYABLE: TRADE
    (POST PETITION) ........        4,836      4,836     7,804       8,055     7,943     7,895      7,598       6,611      7,016
   ACCRUED INTEREST
    PAYABLE ................          663          0       331         663         0       331        663           0        323
   AFFILIATE PAYABLE .......            0          0         0           0         0         0          0           0          0
   ACCRUED OTHER
    PAYABLES ...............        5,982      5,982     5,982       5,982     5,982     5,982      5,982       5,982      5,982
   CUR PORTION LT DEBT .....          597        504       411         318       225       132         39           0          0
   INCOME TAX PAYABLE ......            0          0         0           0         0         0          0           0          0
                                 --------   --------   -------    --------   -------   -------    -------     -------    -------
      TOTAL CURRENT
       LIAB ................       12,828     11,322    14,529      15,017    14,150    14,340     14,282      12,593     13,322
                                 --------   --------   -------    --------   -------   -------    -------     -------    -------
LONG TERM DEBT
   ACCRUED LIABILITY .......        2,483      2,483     2,483       2,483     2,483     2,483      2,483       2,483      2,483
   ACCRUED BENEFIT EXP .....       17,826     17,962    18,098      18,234    18,370    18,506     18,642      18,778     18,914
   DEFERRED INC TAX LIAB ...            0          0         0           0         0         0          0           0          0
   BANK DEBT ...............       19,332     20,996    16,400      17,548    17,539    16,690     14,664      12,185     13,491
   RAILROAD LOANS ..........        1,331      1,268     1,205       1,142     1,079     1,016        953         890        827
   TRANCHE B--TERM
    LOAN ...................        4,580      4,538     4,496       4,454     4,412     4,370      4,328       4,286      4,244
   LONG TERM LEASE
    LIAB ...................          171         78        21           4         0         0          0           0          0
   LT DEBT--1ST MORT
    NOTES ..................       32,250     32,250    32,250      32,250    32,250    32,250     32,250      32,250     32,250
   LT DEBT--OTHER ..........            0          0         0           0         0         0          0           0          0
                                 --------   --------   -------    --------   -------   -------    -------     -------    -------
LONG TERM DEBT: TOTAL ......       77,973     79,575    74,953      76,115    76,133    75,315     73,320      70,872     72,209
                                 --------   --------   -------    --------   -------   -------    -------     -------    -------
   CONTRIBUTED CAPITAL .....           34         34        34          34        34        34         34          34         34
   MEMO: NET INC ...........         (162)      (258)     (280)        (49)     (367)     (135)      (572)       (726)      (369)
   MEMO: DIVIDENDS .........            0          0         0           0         0         0          0           0          0
   LOANS TO
    STOCKHOLDERS ...........            0          0         0           0         0         0          0           0          0
   RETAINED EARNINGS .......       30,412     30,153    29,873      29,824    29,457    29,322     28,750      28,024     27,655
                                 --------   --------   -------    --------   -------   -------    -------     -------    -------
      TOTAL EQUITY .........       30,446     30,187    29,907      29,858    29,491    29,356     28,784      28,058     27,689
                                 --------   --------   -------    --------   -------   -------    -------     -------    -------
      TOTAL LIAB. &
       EQUITY ..............      121,247    121,084   119,388     120,990   119,774   119,011    116,386     111,523    113,220
                                 ========   ========   =======    ========   =======   =======    =======     =======    =======

                               Projection Projection Projection
                                February    March      April
                               ---------- ---------- ----------
                                (dollar amounts in thousands)
CURRENT LIABILITIES
   ACCTS. PAYABLE: TRADE
    (PRE PETITION) .........            0          0         0
   ACCTS. PAYABLE: TRADE
    (POST PETITION) ........        7,536      7,985     8,539
   ACCRUED INTEREST
    PAYABLE ................          647          0       323
   AFFILIATE PAYABLE .......            0          0         0
   ACCRUED OTHER
    PAYABLES ...............        5,982      5,982     5,982
   CUR PORTION LT DEBT .....            0          0         0
   INCOME TAX PAYABLE ......            0          0         0
                                 --------    -------   -------
      TOTAL CURRENT
       LIAB ................       14,165     13,967    14,844
                                 --------    -------   -------
LONG TERM DEBT
   ACCRUED LIABILITY .......        2,483      2,483     2,483
   ACCRUED BENEFIT EXP .....       19,050     19,186    19,322
   DEFERRED INC TAX LIAB ...            0          0         0
   BANK DEBT ...............       14,647     17,973    21,080
   RAILROAD LOANS ..........          764        701       638
   TRANCHE B--TERM
    LOAN ...................        4,202      4,160     4,118
   LONG TERM LEASE
    LIAB ...................            0          0         0
   LT DEBT--1ST MORT
    NOTES ..................       32,250     32,250    32,250
   LT DEBT--OTHER ..........            0          0         0
                                 --------   --------   -------
LONG TERM DEBT: TOTAL ......       73,396     76,753    79,891
                                 --------   --------   -------
   CONTRIBUTED CAPITAL .....           34         34        34
   MEMO: NET INC ...........         (490)      (105)     (133)
   MEMO: DIVIDENDS .........            0          0         0
   LOANS TO
    STOCKHOLDERS ...........            0          0         0
   RETAINED EARNINGS .......       27,165     27,060    26,927
                                 --------   --------   -------
      TOTAL EQUITY .........       27,199     27,094    26,961
                                 --------   --------   -------
      TOTAL LIAB. &
       EQUITY ..............      114,761    117,814   121,696
                                 ========   ========   =======

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED

                                    CASH FLOW

                                 Projection Projection Projection Projection Projection Projection Projection Projection Projection
                                   May 03      June       July      August   September   October    November   December  January 04
                                 ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                                     (dollar amounts in thousands)
BEGINNING CASH ...............        50         50         50          50       50          50          50         50        50
NET INCOME (LOSS) ............      (162)      (258)      (280)        (49)    (367)       (135)       (572)      (726)     (369)
DEPRECIATION .................       619        619        619         619      619         619         619        619       619
AMORTIZATION .................        81         81         81          81       81          81          81         81        81
LOSS (GAIN) ON
   RETIREMENT OF
   ASSETS ....................         0          0          0           0        0           0           0          0         0
ACCRUAL OF
   POSTRETIREMENT
   BENEFITS, NET OF
   CASH ......................       136        136        136         136      136         136         136        136       136
NON CASH INTEREST
   EXPENSE ...................         0          0          0           0        0           0           0          0         0
NON CASH EXTRA ITEM ..........         0          0          0           0        0           0           0          0         0
CURRENT DEFERRED
   TAXES .....................         0          0          0           0        0           0           0          0         0
ACCOUNTS REC .................      (320)      (188)       521        (775)     341         187         882      2,873    (1,140)
INVENTORY ....................      (142)         0        825      (1,177)     525         227       1,393      1,640      (907)
PREPAID ASSETS & OTHER
   CURRENT ...................      (185)         0          0           0        0           0           0          0         0
OTHER ASSETS .................       (27)         0          0           0        0           0           0          0         0
CURRENT LIABILITIES ..........      (948)    (1,506)     3,206         489     (867)        190         (58)    (1,689)      729
OTHER LIABILITIES ............         0          0          0           0        0           0           0          0         0
                                 -------    -------    -------    --------   ------     -------    --------   --------   -------
     NET CASH PROVIDED
        BY OPERATING
        ACTIVITIES ...........      (948)    (1,115)     5,108        (676)     468       1,304       2,481      2,934      (851)
PROCEEDS FROM SALE OF
   ASSETS ....................         0          0          0           0        0           0           0          0         0
CAPITAL EX-NORMAL ............      (350)      (350)      (350)       (350)    (350)       (350)       (350)      (350)     (350)
Retirement of Assets--Accum
   Depr ......................         0          0          0           0        0           0           0          0         0
Retirement of Assets--PP&E ...         0          0          0           0        0           0           0          0         0
                                 -------    -------    -------    --------   ------     -------    --------   --------   -------
     NET CASH USED IN
        INVESTING
        ACTIVITIES ...........      (350)      (350)      (350)       (350)    (350)       (350)       (350)      (350)     (350)
CHANGE IN DEBT ...............     1,298      1,465     (4,758)      1,026     (118)       (954)     (2,131)    (2,584)    1,201
Change in Loans to
   Stockholders ..............         0          0          0           0        0           0           0          0         0
Stock Purchases ..............         0          0          0           0        0           0           0          0         0
DIVIDENDS ....................         0          0          0           0        0           0           0          0         0
                                 -------    -------    -------    --------   ------     -------    --------   --------   -------
     NET CASH PROVIDED
        BY (USED IN)
        FINANCING
        ACTIVITIES ...........     1,298      1,465     (4,758)      1,026     (118)       (954)     (2,131)    (2,584)    1,201
CHANGE IN CASH
   BALANCE ...................         0         (0)         0          (0)       0          (0)          0          0         0
ENDING CASH ..................        50         50         50          50       50          50          50         50        50

                                 Projection Projection Projection
                                  February    March      April
                                 ---------- ---------- ----------
                                   (dollar amounts in thousands)
BEGINNING CASH ...............       50          50         50
NET INCOME (LOSS) ............     (490)       (105)      (133)
DEPRECIATION .................      619         619        619
AMORTIZATION .................       81          81         81
LOSS (GAIN) ON
   RETIREMENT OF
   ASSETS ....................        0           0          0
ACCRUAL OF
   POSTRETIREMENT
   BENEFITS, NET OF
   CASH ......................      136         136        136
NON CASH INTEREST
   EXPENSE ...................        0           0          0
NON CASH EXTRA ITEM ..........        0           0          0
CURRENT DEFERRED
   TAXES .....................        0           0          0
ACCOUNTS REC .................   (1,449)     (1,298)    (1,629)
INVENTORY ....................     (442)     (2,106)    (2,603)
PREPAID ASSETS & OTHER
   CURRENT ...................        0           0          0
OTHER ASSETS .................        0           0          0
CURRENT LIABILITIES ..........      843        (199)       878
OTHER LIABILITIES ............        0           0          0
                                 ------     -------    -------
     NET CASH PROVIDED
        BY OPERATING
        ACTIVITIES ...........     (701)     (2,871)    (2,652)
PROCEEDS FROM SALE OF
   ASSETS ....................        0           0          0
CAPITAL EX-NORMAL ............     (350)       (350)      (350)
Retirement of Assets--Accum
   Depr ......................        0           0          0
Retirement of Assets--PP&E ...        0           0          0
                                 ------     -------    -------
     NET CASH USED IN
        INVESTING
        ACTIVITIES ...........     (350)       (350)      (350)
CHANGE IN DEBT ...............    1,051       3,221      3,002
Change in Loans to
   Stockholders ..............        0           0          0
Stock Purchases ..............        0           0          0
DIVIDENDS ....................        0           0          0
                                 ------     -------    -------
     NET CASH PROVIDED
        BY (USED IN)
        FINANCING
        ACTIVITIES ...........    1,051       3,221      3,002
CHANGE IN CASH
   BALANCE ...................       (0)          0         (0)
ENDING CASH ..................       50          50         50

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED

                                  PROFIT & LOSS

                                  Projection Projection Projection Projection Projection Projection Projection Projection Projection
                                    May 04      June        July      August   September   October   November   December  January 05
                                  ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                       (dollar amounts in thousands - except per ton amounts)
NET TONS SOLD ....................  41,341     41,291      40,415     43,751      38,595     43,129    35,773    32,000     38,984
SALES DOLLARS ....................  15,465     15,149      14,795     16,197      14,351     15,935    13,167    12,120     14,668
DOLLARS / NET TON ................  374.07     366.89      366.09     370.21      371.83     369.47    368.06    378.74     376.27
BASE COST DOLLARS ................  12,752     12,543      12,212     13,352      11,861     13,187    10,907    10,044     12,189
DOLLARS / NET TON ................  308.45     303.76      302.17     305.19      307.33     305.75    304.90    313.88     312.66
                                    ------     ------      ------     ------      ------     ------    ------    ------     ------
BASE PROFIT DOLLARS ..............   2,713      2,607       2,583      2,845       2,489      2,748     2,259     2,076      2,480
DOLLARS / NET TON ................   65.62      63.13       63.92      65.02       64.50      63.72     63.16     64.86      63.61
                                    ------     ------      ------     ------      ------     ------    ------    ------     ------
SALES, GENERAL, & ADMIN ..........   1,334      1,334       1,334      1,334       1,334      1,334     1,334     1,334      1,334
DEPRECIATION .....................     619        619         619        619         619        619       619       619        619
AMORTIZATION .....................      81         81          81         81          81         81        81        81         81
POST RETIRE BENEFIT EXPENSE ......     136        136         136        136         136        136       136       136        136
                                    ------     ------      ------     ------      ------     ------    ------    ------     ------
     TOTAL EXPENSES ..............   2,170      2,170       2,170      2,170       2,170      2,170     2,170     2,170      2,170
                                    ------     ------      ------     ------      ------     ------    ------    ------     ------
INCOME FROM OPERATIONS ...........     543        437         413        675         319        578        89       (94)       310
DOLLARS / NET TON ................   13.13      10.58       10.23      15.42        8.27      13.40      2.49     (2.95)      7.94
                                    ------     ------      ------     ------      ------     ------    ------    ------     ------
WORKING CAPITAL--INTEREST ........     160        160         160        160         160        160       150       150        150
TRANCHE B--TERM LOAN
   INTEREST ......................      36         36          36         35          35         35        34        34         34
FIXED ASSET INTEREST (10%) .......     269        269         269        269         258        258       258       248        248
                                    ------     ------      ------     ------      ------     ------    ------    ------     ------
     TOTAL INTEREST EXP...........     465        465         465        464         453        453       443       432        432
                                    ------     ------      ------     ------      ------     ------    ------    ------     ------
OTHER EXPENSE (BENEFIT) ..........       5          5           5          5           5          5         5         5          5
Restructuring Expense (BENEFIT)...       0          0           0          0           0          0         0         0          0
NET INCOME BEFORE TAXES ..........      73        (33)        (56)       205        (139)       120      (358)     (531)      (127)
INCOME TAX .......................       0          0           0          0           0          0         0         0          0
                                    ------     ------      ------     ------      ------     ------    ------    ------     ------
Extraordinary Item Net of Tax
NET INCOME .......................      73        (33)        (56)       205        (139)       120      (358)     (531)      (127)
                                    ======     ======      ======     ======      ======     ======    ======    ======     ======
EBITDA ...........................   1,379      1,273       1,249      1,511       1,155      1,414       925       742      1,146

                                   Projection  Projection Projection  Projection
                                    February     March      April       FY2005
                                   ----------- ---------- ----------  ----------
                                       (dollar amounts in thousands -
                                           except per ton amounts)
NET TONS SOLD ...................    37,549      43,530     43,505     479,863
SALES DOLLARS ...................    14,042      16,398     16,200     178,486
DOLLARS / NET TON ...............    373.96      376.70     372.38      371.95
BASE COST DOLLARS ...............    11,694      13,619     13,455     147,815
DOLLARS / NET TON ...............    311.44      312.87     309.27      308.04
                                     ------      ------     ------     -------
BASE PROFIT DOLLARS .............     2,347       2,778      2,745      30,671
DOLLARS / NET TON ...............     62.52       63.83      63.11       63.92
                                     ------      ------     ------     -------
SALES, GENERAL, & ADMIN .........     1,334       1,334      1,334      16,008
DEPRECIATION ....................       619         619        619       7,428
AMORTIZATION ....................        81          81         81         972
POST RETIRE BENEFIT EXPENSE .....       136         136        136       1,632
                                     ------      ------     ------     -------
     TOTAL EXPENSES .............     2,170       2,170      2,170      26,040
                                     ------      ------     ------     -------
INCOME FROM OPERATIONS ..........       177         608        575       4,631
DOLLARS / NET TON ...............      4.72       13.98      13.23
                                     ------      ------     ------     -------
WORKING CAPITAL--INTEREST .......       150         200        200       1,960
TRANCHE B--TERM LOAN
   INTEREST .....................        33          33         33         414
FIXED ASSET INTEREST (10%) ......       248         238        238       3,069
                                     ------      ------     ------     -------
     TOTAL INTEREST EXP..........       431         470        470       5,443
OTHER EXPENSE (BENEFIT) .........         5           5          5          60
Restructuring Expense (BENEFIT)..         0           0          0          --
                                     ------      ------     ------     -------
NET INCOME BEFORE TAXES .........      (259)        133        100        (872)
INCOME TAX ......................         0           0          0          --
                                     ------      ------     ------     -------
Extraordinary Item Net of Tax
NET INCOME ......................      (259)        133        100        (872)
                                     ======      ======     ======     =======
EBITDA ..........................     1,013       1,444      1,411      14,663

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED

                                  BALANCE SHEET

                                            Projection   Projection   Projection   Projection  Projection   Projection    Projection
                                              May 04        June         July        August     September     October      November
                                            ----------   ----------   ----------   ----------  ----------   ----------    ----------
                                                                          (dollar amounts in thousands)
CASH ....................................          50           50           50           50           50           50           50
MARKETABLE SECURITIES ...................           0            0            0            0            0            0            0
ACCTS. RECEIVABLE: TRADE ................      24,622       24,491       23,956       24,794       24,438       24,228       23,281
ALLOW. FOR UNCOLLECTABLES ...............        (552)        (552)        (552)        (552)        (552)        (552)        (552)
ACCTS RECEIVABLE: AFFILIATE .............           0            0            0            0            0            0            0
ACCTS. RECEIVABLE: OTHER ................         197          197          197          197          197          197          197
                                             --------     --------     --------     --------     --------     --------     --------
   NET ACCTS. RECEIVABLE ................      24,267       24,136       23,601       24,439       24,083       23,873       22,926
                                             --------     --------     --------     --------     --------     --------     --------
FINISHED GOODS ..........................      23,538       23,044       22,207       23,463       22,919       22,662       21,184
SEMI-FINISHED ...........................         962          962          962          962          962          962          962
WORK IN PROCESS .........................       7,200        7,200        7,200        7,200        7,200        7,200        7,200
RAW MATERIALS ...........................       8,000        8,000        8,000        8,000        8,000        8,000        8,000
                                             --------     --------     --------     --------     --------     --------     --------
   NET INVENTORY ........................      39,700       39,206       38,369       39,625       39,081       38,824       37,346
                                             --------     --------     --------     --------     --------     --------     --------
   PREPAID Assets .......................         500          500          500          500          500          500          500
   DEFERRED INC TAX .....................           0            0            0            0            0            0            0
   OTHER CURRENT & DEPOSITS .............         250          250          250          250          250          250          250
                                             --------     --------     --------     --------     --------     --------     --------
     TOTAL CURRENT ASSETS ...............      64,767       64,142       62,770       64,864       63,964       63,498       61,072
                                             --------     --------     --------     --------     --------     --------     --------
PP&E--BEGINNING .........................     149,769      150,194      150,619      151,044      151,469      151,894      152,319
CAPEX--NORMAL ...........................         425          425          425          425          425          425          425
ACQUISITIONS ............................           0            0            0            0            0            0            0
RETIREMENTS .............................           0            0            0            0            0            0            0
PP&E--ENDING ............................     150,194      150,619      151,044      151,469      151,894      152,319      152,744
ACCUMULATED DEPRECIATION ................    (100,041)    (100,660)    (101,279)    (101,898)    (102,517)    (103,136)    (103,755)
                                             --------     --------     --------     --------     --------     --------     --------
   NET PROPERTY .........................      50,153       49,959       49,765       49,571       49,377       49,183       48,989
                                             --------     --------     --------     --------     --------     --------     --------
INTANGIBLES .............................       5,571        5,490        5,409        5,328        5,247        5,166        5,085
UNFUNDED ACCUM BEN OBLIG ................           0            0            0            0            0            0            0
LONG TERM AFFILIATE .....................           0            0            0            0            0            0            0
RECEIVABLE FROM PARENT ..................           0            0            0            0            0            0            0
DEFERRED INC TAX ASSET ..................           0            0            0            0            0            0            0
OTHER ASSETS ............................         500          500          500          500          500          500          500
                                             --------     --------     --------     --------     --------     --------     --------
     TOTAL ASSETS .......................     120,991      120,091      118,444      120,263      119,088      118,347      115,646
                                             ========     ========     ========     ========     ========     ========     ========

                                                      Projection       Projection       Projection       Projection       Projection
                                                       December        January 05        February          March            April
                                                      ----------       ----------       ----------       ----------       ----------
                                                                          (dollar amounts in thousands)
CASH ..........................................              50               50               50               50               50
MARKETABLE SECURITIES .........................               0                0                0                0                0
ACCTS. RECEIVABLE: TRADE ......................          20,229           21,431           22,968           24,352           26,078
ALLOW. FOR UNCOLLECTABLES .....................            (552)            (552)            (552)            (552)            (552)
ACCTS RECEIVABLE: AFFILIATE ...................               0                0                0                0                0
ACCTS. RECEIVABLE: OTHER ......................             197              197              197              197              197
                                                       --------         --------         --------         --------         --------
   NET ACCTS. RECEIVABLE ......................          19,874           21,076           22,613           23,997           25,723
                                                       --------         --------         --------         --------         --------
FINISHED GOODS ................................          19,313           20,299           20,857           23,074           25,803
SEMI-FINISHED .................................             962              962              962              962              962
WORK IN PROCESS ...............................           7,200            7,200            7,200            7,200            7,200
RAW MATERIALS .................................           8,000            8,000            8,000            8,000            8,000
                                                       --------         --------         --------         --------         --------
   NET INVENTORY ..............................          35,475           36,461           37,019           39,236           41,965
                                                       --------         --------         --------         --------         --------
   PREPAID Assets .............................             500              500              500              500              500
   DEFERRED INC TAX ...........................               0                0                0                0                0
   OTHER CURRENT & DEPOSITS ...................             250              250              250              250              250
                                                       --------         --------         --------         --------         --------
     TOTAL CURRENT ASSETS .....................          56,149           58,337           60,432           64,032           68,488
                                                       --------         --------         --------         --------         --------
PP&E--BEGINNING ...............................         152,744          153,169          153,594          154,019          154,444
CAPEX--NORMAL .................................             425              425              425              425              425
ACQUISITIONS ..................................               0                0                0                0                0
RETIREMENTS ...................................               0                0                0                0                0
PP&E--ENDING ..................................         153,169          153,594          154,019          154,444          154,869
ACCUMULATED DEPRECIATION ......................        (104,374)        (104,993)        (105,612)        (106,231)        (106,850)
                                                       --------         --------         --------         --------         --------
   NET PROPERTY ...............................          48,795           48,601           48,407           48,213           48,019
                                                       --------         --------         --------         --------         --------
INTANGIBLES ...................................           5,004            4,923            4,842            4,761            4,680
UNFUNDED ACCUM BEN OBLIG ......................               0                0                0                0                0
LONG TERM AFFILIATE ...........................               0                0                0                0                0
RECEIVABLE FROM PARENT ........................               0                0                0                0                0
DEFERRED INC TAX ASSET ........................               0                0                0                0                0
OTHER ASSETS ..................................             500              500              500              500              500
                                                       --------         --------         --------         --------         --------
     TOTAL ASSETS .............................         110,448          112,361          114,181          117,506          121,687
                                                       ========         ========         ========         ========         ========

                    SHEFFIELD STEEL CORPORATION--CONSOLIDATED

                                  BALANCE SHEET


                                             Projection  Projection  Projection  Projection  Projection  Projection
                                               May 04       June        July       August     September   October
                                             ----------  ----------  ----------  ----------  ----------  ----------
                                                                    (dollar amounts in thousands)

CURRENT LIABILITIES
   ACCTS. PAYABLE: TRADE (PRE PETITION) ...          0           0           0           0           0           0
   ACCTS. PAYABLE: TRADE (POST
     PETITION .............................      8,452       8,347       8,169       8,436       8,321       8,266
   ACCRUED INTEREST PAYABLE ...............        592           0         305         609           0         293
   AFFILIATE PAYABLE ......................          0           0           0           0           0           0
   ACCRUED OTHER PAYABLES .................      5,982       5,982       5,982       5,982       5,982       5,982
   CUR PORTION LT DEBT ....................        (93)       (186)       (279)       (372)       (465)       (558)
   INCOME TAX PAYABLE .....................          0           0           0           0           0           0
                                             ----------  ----------  ----------  ----------  ----------  ----------
        TOTAL CURRENT LIAB ................     14,933      14,143      14,176      14,655      13,838      13,983
                                             ----------  ----------  ----------  ----------  ----------  ----------
LONG TERM DEBT
   ACCRUED LIABILITY ......................      2,483       2,483       2,483       2,483       2,483       2,483
   ACCRUED BENEFIT EXP ....................     19,458      19,594      19,730      19,866      20,002      20,138
   DEFERRED INC TAX LIAB ..................          0           0           0           0           0           0
   BANK DEBT ..............................     19,712      19,697      18,099      19,220      20,225      19,187
   RAILROAD LOANS .........................        575         512         449         386         323         260
   TRANCHE B--TERM LOAN ...................      4,375       4,333       4,291       4,249       4,207       4,165
   LONG TERM LEASE LIAB ...................        171          78          21           4           0           0
   LT DEBT--1ST MORT NOTES ................     32,250      32,250      32,250      32,250      31,000      31,000
   LT DEBT--OTHER .........................          0           0           0           0           0           0
                                             ----------  ----------  ----------  ----------  ----------  ----------
LONG TERM DEBT: TOTAL .....................     79,024      78,947      77,323      78,458      78,240      77,233
                                             ----------  ----------  ----------  ----------  ----------  ----------
   CONTRIBUTED CAPITAL ....................         34          34          34          34          34          34
   MEMO: NET INC ..........................         73         (33)        (56)        205        (139)        120
   MEMO: DIVIDENDS ........................          0           0           0           0           0           0
   LOANS TO STOCKHOLDERS ..................          0           0           0           0           0           0
   RETAINED EARNINGS ......................     27,000      26,967      26,911      27,116      26,977      27,097
                                             ----------  ----------  ----------  ----------  ----------  ----------
        TOTAL EQUITY ......................     27,034      27,001      26,945      27,150      27,011      27,131
                                             ----------  ----------  ----------  ----------  ----------  ----------
        TOTAL LIAB. & EQUITY ..............    120,991     120,091     118,444     120,263     119,088     118,347
                                             ==========  ==========  ==========  ==========  ==========  ==========


                                             Projection  Projection  Projection  Projection  Projection  Projection
                                              November    December   January 05   February     March       April
                                             ----------  ----------  ----------  ----------  ----------  ----------
                                                                    (dollar amounts in thousands)

CURRENT LIABILITIES
   ACCTS. PAYABLE: TRADE (PRE PETITION) ...          0           0           0           0           0           0
   ACCTS. PAYABLE: TRADE (POST
     PETITION .............................      7,951       6,914       7,337       7,881       8,353       8,934
   ACCRUED INTEREST PAYABLE ...............        586           0         282         563           0         270
   AFFILIATE PAYABLE ......................          0           0           0           0           0           0
   ACCRUED OTHER PAYABLES .................      5,982       5,982       5,982       5,982       5,982       5,982
   CUR PORTION LT DEBT ....................       (651)          0           0           0           0           0
   INCOME TAX PAYABLE .....................          0           0           0           0           0           0
                                             ----------  ----------  ----------  ----------  ----------  ----------
        TOTAL CURRENT LIAB ................     13,868      12,896      13,600      14,426      14,335      15,187
                                             ----------  ----------  ----------  ----------  ----------  ----------
LONG TERM DEBT
   ACCRUED LIABILITY ......................      2,483       2,483       2,483       2,483       2,483       2,483
   ACCRUED BENEFIT EXP ....................     20,274      20,410      20,546      20,682      20,818      20,954
   DEFERRED INC TAX LIAB ..................          0           0           0           0           0           0
   BANK DEBT ..............................     16,928      14,452      15,757      16,979      21,426      24,562
   RAILROAD LOANS .........................        197         134          71           8           0           0
   TRANCHE B--TERM LOAN ...................      4,123       4,081       4,039       3,997       3,955       3,913
   LONG TERM LEASE LIAB ...................          0           0           0           0           0           0
   LT DEBT--1ST MORT NOTES ................     31,000      29,750      29,750      29,750      28,500      28,500
   LT DEBT--OTHER .........................          0           0           0           0           0           0
                                             ----------  ----------  ----------  ----------  ----------  ----------
LONG TERM DEBT: TOTAL .....................     75,005      71,310      72,646      73,899      77,182      80,412
                                             ----------  ----------  ----------  ----------  ----------  ----------
   CONTRIBUTED CAPITAL ....................         34          34          34          34          34          34
   MEMO: NET INC ..........................       (358)       (531)       (127)       (259)        133         100
   MEMO: DIVIDENDS ........................          0           0           0           0           0           0
   LOANS TO STOCKHOLDERS ..................          0           0           0           0           0           0
   RETAINED EARNINGS ......................     26,739      26,207      26,080      25,822      25,955      26,055
                                             ----------  ----------  ----------  ----------  ----------  ----------
        TOTAL EQUITY ......................     26,773      26,241      26,114      25,856      25,989      26,089
                                             ----------  ----------  ----------  ----------  ----------  ----------
        TOTAL LIAB. & EQUITY ..............    115,646     110,448     112,361     114,181     117,506     121,687
                                             ==========  ==========  ==========  ==========  ==========  ==========

              SHEFFIELD STEEL CORPORATION--CONSOLIDATED CASH FLOW

                                         Projection Projection Projection Projection Projection Projection Projection Projection
                                           May 04      June       July      August    September   October   November   December
                                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                                            (dollar amounts in thousands)
BEGINNING CASH ..........................     50        50          50          50        50         50          50        50
NET INCOME (LOSS) .......................     73       (33)        (56)        205      (139)       120        (358)     (531)
DEPRECIATION ............................    619       619         619         619       619        619         619       619
AMORTIZATION ............................     81        81          81          81        81         81          81        81
LOSS (GAIN) ON RETIREMENT OF ASSETS .....      0         0           0           0         0          0           0         0
ACCRUAL OF POSTRETIREMENT BENEFITS, NET
  OF CASH ...............................    136       136         136         136       136        136         136       136
NON CASH INTEREST EXPENSE ...............      0         0           0           0         0          0           0         0
NON CASH EXTRA ITEM .....................      0         0           0           0         0          0           0         0
CURRENT DEFERRED TAXES ..................      0         0           0           0         0          0           0         0
ACCOUNTS REC ............................     24       131         535        (838)      356        210         947     3,052
INVENTORY ...............................    407       494         836      (1,255)      544        257       1,479     1,871
PREPAID ASSETS & OTHER CURRENT ..........      0         0           0           0         0          0           0         0
OTHER ASSETS ............................      0         0           0           0         0          0           0         0
CURRENT LIABILITIES .....................     89      (790)         33         478      (817)       145        (115)     (972)
OTHER LIABILITIES .......................      0         0           0           0         0          0           0         0
                                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES ............................  1,428       637       2,185        (574)      779      1,568       2,788     4,256
PROCEEDS FROM SALE OF ASSETS ............      0         0           0           0         0          0           0         0
CAPITAL EX-NORMAL .......................   (425)     (425)       (425)       (425)     (425)      (425)       (425)     (425)
Retirement of Assets--Accum Depr ........      0         0           0           0         0          0           0         0
Retirement of Assets--PP&E ..............      0         0           0           0         0          0           0         0
                                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
NET CASH USED IN INVESTING ACTIVITIES ...   (425)     (425)       (425)       (425)     (425)      (425)       (425)     (425)
CHANGE IN DEBT .......................... (1,003)     (212)     (1,760)        999      (354)    (1,143)     (2,363)   (3,831)
Change in Loans to Stockholders .........      0         0           0           0         0          0           0         0
Stock Purchases .........................      0         0           0           0         0          0           0         0
DIVIDENDS ...............................      0         0           0           0         0          0           0         0
                                         ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES ............................ (1,003)     (212)     (1,760)        999      (354)    (1,143)     (2,363)   (3,831)
CHANGE IN CASH BALANCE ..................      0        (0)         (0)          0         0          0          (0)        0
ENDING CASH .............................     50        50          50          50        50         50          50        50

                                         Projection Projection Projection Projection
                                         January 05  February     March     April
                                         ---------- ---------- ---------- ----------
                                                (dollar amounts in thousands)
BEGINNING CASH ..........................     50         50          50        50
NET INCOME (LOSS) .......................   (127)      (259)        133       100
DEPRECIATION ............................    619        619         619       619
AMORTIZATION ............................     81         81          81        81
LOSS (GAIN) ON RETIREMENT OF ASSETS .....      0          0           0         0
ACCRUAL OF POSTRETIREMENT BENEFITS, NET
  OF CASH ...............................    136        136         136       136
NON CASH INTEREST EXPENSE ...............      0          0           0         0
NON CASH EXTRA ITEM .....................      0          0           0         0
CURRENT DEFERRED TAXES ..................      0          0           0         0
ACCOUNTS REC ............................ (1,202)    (1,538)     (1,383)   (1,727)
INVENTORY ...............................   (986)      (558)     (2,217)   (2,729)
PREPAID ASSETS & OTHER CURRENT ..........      0          0           0         0
OTHER ASSETS ............................      0          0           0         0
CURRENT LIABILITIES .....................    704        826         (91)      851
OTHER LIABILITIES .......................      0          0           0         0
                                         ---------- ---------- ---------- ----------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES ............................   (774)      (692)     (2,722)   (2,668)
PROCEEDS FROM SALE OF ASSETS ............      0          0           0         0
CAPITAL EX-NORMAL .......................   (425)      (425)       (425)     (425)
Retirement of Assets--Accum Depr ........      0          0           0         0
Retirement of Assets--PP&E ..............      0          0           0         0
                                         ---------- ---------- ---------- ----------
NET CASH USED IN INVESTING ACTIVITIES ...   (425)      (425)       (425)     (425)
CHANGE IN DEBT ..........................  1,199      1,117       3,147     3,093
Change in Loans to Stockholders .........      0          0           0         0
Stock Purchases .........................      0          0           0         0
DIVIDENDS ...............................      0          0           0         0
                                         ---------- ---------- ---------- ----------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES ............................  1,199      1,117       3,147     3,093
CHANGE IN CASH BALANCE ..................     (0)         0          (0)        0
ENDING CASH .............................     50         50          50        50

                                   EXHIBIT C

Item 8. Financial Statements


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Sheffield Steel Corporation:

     We have audited the accompanying consolidated balance sheets of Sheffield Steel Corporation and subsidiaries as of April 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended April 30, 2001. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule listed in the index at Item 14(a)2. These consolidated financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sheffield Steel Corporation and subsidiaries at April 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has suffered significant losses from operations in the current year and subsequent to year-end was in default under its first mortgage note agreement which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ KPMG LLP

Tulsa, Oklahoma
July 16, 2001

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share and share data)



                                                                                                         April 30,
                                                                                                 -------------------------
                                                                                                     2001          2000
                                                                                                 -----------   -----------
                                          ASSETS

Current assets:
     Cash and cash equivalents ...............................................................   $       181            79
     Accounts receivable, less allowance for doubtful accounts of $541 at April 30, 2001
       and 2000, respectively ................................................................        22,531        25,320
     Inventories .............................................................................        39,910        49,333
     Prepaid expenses and other ..............................................................         1,144         1,375
     Deferred income taxes ...................................................................            --         3,352
                                                                                                 -----------   -----------
          Total current assets ...............................................................        63,766        79,459
Property, plant and equipment, net ...........................................................        64,296        66,245
Property held for sale .......................................................................            --           139
Intangible asset, less accumulated amortization of $4,190 and $3,204 in 2001 and 2000,
       respectively ..........................................................................         8,790         9,346
Other assets .................................................................................           886           716
Receivable from parent, less valuation allowance of $2,205 at April 30, 2001 .................           500         2,705
Deferred income taxes ........................................................................            --         1,843
                                                                                                 -----------   -----------
                                                                                                 $   138,238       160,453
                                                                                                 ===========   ===========

                                LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Current portion of long-term debt .......................................................   $    34,886         2,607
     Accounts payable ........................................................................        12,538        20,645
     Accrued interest payable ................................................................         5,444         5,385
     Accrued liabilities .....................................................................         6,374         6,701
     Due to affiliated company ...............................................................            --            77
                                                                                                 -----------   -----------
          Total current liabilities ..........................................................        59,242        35,415
Long-term debt, excluding current portion ....................................................       111,384       130,135
Accrued postretirement benefit costs .........................................................        14,426        13,374
                                                                                                 -----------   -----------
Other liabilities ............................................................................         2,375           742
                                                                                                 -----------   -----------
          Total liabilities ..................................................................       187,427       179,666
                                                                                                 -----------   -----------
Stockholders' deficit:
     Common stock, $.01 par value, authorized 10,000,000 shares, issued and outstanding
       3,408,675 and 3,458,828 at April 30, 2001 and 2000, respectively ......................            34            35
     Additional paid-in capital ..............................................................            --            --
     Retained deficit ........................................................................       (48,093)      (18,141)
                                                                                                 -----------   -----------
          Total stockholders' deficit ........................................................       (48,059)      (18,106)
Less loans to stockholders ...................................................................         1,130         1,107
                                                                                                 -----------   -----------
                                                                                                     (49,189)      (19,213)
Commitments and contingencies ................................................................   $   138,238       160,453
                                                                                                 ===========   ===========

          See accompanying notes to consolidated financial statements.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                               Year Ended April 30,
                                                                         ------------------------------
                                                                           2001        2000       1999
                                                                         --------    -------    -------
Sales ................................................................   $157,483    172,114    163,444
Cost of sales ........................................................    132,039    133,273    125,013
                                                                         --------    -------    -------
           Gross profit ..............................................     25,444     38,841     38,431
Selling, general and administrative expense ..........................     14,763     15,083     14,470
Depreciation and amortization expense ................................      8,446      8,343      7,726
Postretirement benefit expense other than pension ....................      2,686      2,302      2,411
Litigation settlement ................................................         --     (2,379)    (2,256)
                                                                         --------    -------    -------
           Operating income (loss) ...................................       (451)    15,492     16,080
                                                                         --------    -------    -------
Other (expense) income:
   Interest expense, net .............................................    (16,919)   (15,167)   (14,599)
   Other .............................................................        (36)      (132)        15
                                                                         --------    -------    -------
                                                                          (16,955)   (15,299)   (14,584)
                                                                         --------    -------    -------
           Income (loss) operations before income from taxes .........    (17,406)       193      1,496
Income tax expense ...................................................     (7,400)        --         --
                                                                         --------    -------    -------
           Net income (loss) .........................................   $(24,806)       193      1,496
                                                                         ========    =======    =======



          See accompanying notes to consolidated financial statements.

                      SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                            (In thousands, except share data)

                                                                                      Year Ended April 30,
                                                                                ------------------------------
                                                                                  2001       2000        1999
                                                                                --------   --------    -------
Common stock:
   Balance at beginning of year .............................................   $     35         35         36
   Common stock retired (202,028, 118,112 and 161,450 shares in 2001, 2000
     and 2001 respectively ..................................................         (2)        (1)        (2)
   Stock options exercised (151,875, 117,640 and 50,625 shares in 2001, 2000
     and 1999 respectively ..................................................          1          1          1
                                                                                --------   --------    -------
Balance at end of year ......................................................         34         35         35
                                                                                ========   ========    =======
Additional paid-in capital:
    Balance at beginning of year ............................................        --       2,024      2,536
    Common stock retired ....................................................      (1123)    (2,934)      (886)
    Stock options exercised .................................................       1123        910        374
                                                                                ========   ========    =======
    Balance at end of year ..................................................        --        --        2,024
                                                                                ========   ========    =======
Retained earnings (deficit):
    Balance at beginning of year ............................................    (18,141)   (14,202)   (15,698)
    Net income (loss) .......................................................    (24,806)       193      1,496
    Common stock retired ....................................................     (5,146)    (1,632)       --
    Dividends ...............................................................        --      (2,500)       --
                                                                                --------   --------    -------
    Balance at end of year ..................................................   $(48,093)   (18,141)   (14,202)
                                                                                ========   ========    =======










              See accompanying notes to consolidated finacial statements.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                 Year Ended April 30,
                                                                                           --------------------------------
                                                                                            2001         2000         1999
                                                                                           ------       ------       ------
Cash flows from operating activities:
   Net income (loss)                                                                     $(24,806)         193        1,496
   Adjustments to reconcile income net (loss) to net cash provided by (used in)
   operating activities:
   Depreciation and amortization                                                            8,772        8,670        8,052
      Loss (gain) on sale or retirement of assets                                              30          124          (15)
      Accrual of postretirement benefits other than pensions, net of cash paid              1,052          999        1,392
      Deferred income taxes                                                                 7,400         (130)         (80)
      Changes in assets and liabilities, net of effects of acquisition of business:
         Accounts receivable                                                                2,789       (5,260)       1,520
         Inventories                                                                        9,423       (5,299)     (10,065)
         Prepaid expenses and other                                                           231          267         (241)
         Other assets                                                                         (54)        (493)        (441)
         Accounts payable                                                                  (8,107)       5,842       (5,610)
         Accrued interest payable                                                              59           23          211
         Accrued liabilities                                                                 (327)         129          122
         Due to affiliated company                                                            (77)           2          (10)
         Other liabilities                                                                  1,634         (140)         (13)
                                                                                           ------        -----       ------
            Net cash provided by (used in) operating activities                            (1,981)       4,927       (3,682)
                                                                                           ------        -----       ------
Cash flows from investing activities:
   Capital expenditures                                                                    (5,871)      (5,668)      (6,248)
   Acquisition of business, net of cash acquired                                              --           --        (2,635)
   Proceeds from sale of equipment                                                            --           212           18
                                                                                           ------        -----       ------
            Net cash used in investing activities                                          (5,871)      (5,456)      (8,865)
                                                                                           ------        -----       ------

                                       5

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

                                 (In thousands)

                                                                                       Year Ended April 30,
                                                                                  ------------------------------
                                                                                    2001      2000        1999
                                                                                  --------  --------    --------

Cash flows from financing activities:
  Net increase (decrease) under revolving lines of credit . . . . . . . . . .     $15,839     8,567       6,875
  Proceeds from issuance of long-term debt  . . . . . . . . . . . . . . . . .         --      1,500       7,091
  Repayment of long-term debt . . . . . . . . . . . . . . . . . . . . . . . .      (2,310)   (2,920)     (2,990)
  Payment of debt issuance costs  . . . . . . . . . . . . . . . . . . . . . .        (428)     (308)        (45)
  Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --     (2,500)        --
  Payments to retire stock. . . . . . . . . . . . . . . . . . . . . . . . . .      (6,271)   (4,567)       (888)
  Stock Options exercised . . . . . . . . . . . . . . . . . . . . . . . . . .       1,124       750         --
                                                                                -----------  --------   --------
        Net cash provided by financing activities . . . . . . . . . . . . . .       7,954       522      10,043
                                                                                -----------  --------   --------
Net (decrease) increase in cash and cash equivalents. . . . . . . . . . . . .         102        (7)     (2,504)
Cash and cash equivalents at beginning of year. . . . . . . . . . . . . . . .          79        86       2,590
                                                                                -----------  --------   --------
Cash and cash equivalents at end of year. . . . . . . . . . . . . . . . . . .     $   181        79          86
                                                                                ===========  ========   ========
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
  Interest . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . .     $16,534    14,820      14,062
                                                                                ===========  ========   ========
  Income taxes . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . .     $    17       143          80
                                                                                ===========  ========   ========
Noncash items:
  Change in unfunded accumulated benefit obligation included in other assets
    and other liabilities. . . . . . . . . . . .  . . . . . . . . . . . . . .     $   215      (206)        206
                                                                                ===========  ========   ========


          See accompanying notes to consolidated financial statements.

             SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


(1) Summary of Significant Accounting Policies

Organization and Nature of Business

     The consolidated financial statements of Sheffield Steel Corporation (the Company, which may be referred to as we, us or our) include the accounts of its divisions, Sheffield Steel-Sand Springs (Sand Springs), Sheffield Steel-Kansas City (Kansas City), and Sheffield Steel-Joliet (Joliet) and its wholly owned subsidiaries, Waddell's Rebar Fabricators, Inc. (Waddell), Wellington Industries, Inc. (Wellington) and Sand Springs Railway Company (the Railway). HMK Enterprises, Inc. (HMK) owns approximately 95% of our currently issued and outstanding common stock. All material intercompany transactions and balances have been eliminated in consolidation.

     Our primary business is the production of concrete reinforcing bar, fence posts, and a range of hot rolled bar products including rounds, flats and squares. We operate in an economic environment wherein the commodity nature of both our products for sale and our primary raw materials cause sales prices and purchase costs to fluctuate, often on a short-term basis, due to the worldwide supply and demand situation for those commodities. The supply and demand factors for our products for sale and the supply and demand factors for our primary raw materials correlate to a degree, but are not necessarily the same. Therefore, margins between sales price and production costs can fluctuate significantly on a short-term basis. We grant credit to customers under normal industry standards and terms. We have established policies and procedures that allow for proper evaluation of each customer's creditworthiness as well as general economic conditions. Consequently, an adverse change in those factors could affect our estimate of bad debts.

Cash Equivalents

     We consider all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Inventories

     Inventories are stated at the lower of cost (as determined by the first-in first-out method) or market. The cost of work-in-process and finished goods inventories is based on standards, which approximate cost. Work-in-process and finished goods include direct labor and allocated overhead.

Intangible Assets

     Intangible assets consist primarily of goodwill and debt issuance costs. The cost of goodwill is being amortized on a straight-line basis over a period of 40 years. Debt issuance costs are amortized over the term of the related indebtedness. Our policy is to recognize an impairment of the carrying value of goodwill when our best estimate of undiscounted future cash flows over the remaining amortization period is less than the carrying amount.

Property, Plant and Equipment

     Property, plant and equipment, which includes assets under capitalized leases, is stated at cost. Depreciation and amortization is provided over the estimated useful lives of the individual assets using the straight-line method. Significant renewals and betterments are capitalized; costs of maintenance and repairs are charged to expense as incurred.

              SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Income Taxes

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     We are members of a group that files a consolidated income tax return with HMK (the Group). The Group's tax-sharing agreement provides that current and deferred income taxes are determined as if each member of the Group were a separate taxpayer. All income taxes payable or receivable are due to or from HMK.

Pension and Other Postretirement Plans

     We have defined benefit pension plans covering the hourly employees at Sand Springs and Joliet and the salary employees at Sand Springs. The benefits are based on years of service and the employee's compensation during the highest five out of the last ten years before retirement. The cost of this program is being funded currently.

     We also sponsor a defined benefit health care plan for the retirees and employees in Sand Springs. We measure the costs of this obligation based on our best estimate. The net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.

Environmental Compliance Costs

     We accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Environmental remediation costs have not had a material impact on our financial position, results of operations, or liquidity.

Revenue Recognition

     Revenues from sales are recognized when products are shipped to customers, except the Railway, which recognizes revenues when services are performed.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported. We believe that these estimates are reasonable and proper; however, actual results could differ from our estimates.

Stock Option Plan

     We adopted SFAS No. 123, "Accounting for Stock-Based Compensation" which permits, but does not require, a fair value based method of accounting for stock-based employee compensation. Alternatively, SFAS

              SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

No. 123 allows companies to continue applying the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees"; however, such companies are required to disclose pro forma net income and earnings per share as if the fair value based method had been applied. We have elected to continue to apply the provisions of APB Opinion No. 25 for purposes of computing compensation expense and we have provided the pro forma disclosure provisions of SFAS No. 123 herein.

Segment Information

     We operate in a single operating segment providing steel products and services to the steel manufacturing and fabricating industry. We had sales of $157,483 in 2001, of which $156,316 was sales in the United States and $1,167 was sales outside the United States. We sell our products in the United States and internationally through our own sales force and to a limited extent, sales agencies. Our assets are all located in the United States. We have one customer that accounted for approximately 13% of sales in 2001 and 14% of sales in 2000 and 1999 This same customer accounted for 12% of trade accounts receivable in 2001 and 2000.

(2) Fair Value of Financial Instruments

     We define the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. SHORT FORM COVER The carrying value of cash and cash equivalents, trade accounts receivable and trade accounts payable approximates the fair value because of the short maturity of those instruments. The carrying amounts of notes payable to banks and equipment financing companies (see Note 5) approximates the fair value due to these debt instruments having variable interest rates similar to those that are currently available to us. The fair value of the first mortgage notes (see Note 5) at April 30, 2001, based on the currently offered market price, is approximately $37,950 ($91,300 at April 30th, 2000) versus a carrying value of approximately $110,000.

(3) Inventories

     The components of inventories are as follows:

                                                                  April 30,
                                                              ------------------
                                                                2001       2000
                                                              --------   -------
Raw materials and storeroom supplies ......................   $  9,652    11,419
Work in process ...........................................     11,838    16,357
Finished goods ............................................     18,420    21,557
                                                              --------   -------
                                                              $ 39,910    49,333
                                                              ========   =======

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

(4) Property, Plant and Equipment

    The components of property, plant and equipment are as follows:

                                                                  April 30,
                                                             -------------------
                                                               2001       2000
                                                             --------   --------
        Land and buildings ................................  $ 18,547     18,510
        Machinery and equipment ...........................   113,742    109,916
        Roadbed and improvement ...........................     5,832      5,674
        Construction in process ...........................     3,224      2,348
                                                             --------   --------
                                                              141,345    136,448
        Less accumulated depreciation and amortization ....    77,049     70,203
                                                             --------   --------
                                                             $ 64,296     66,245
                                                             ========    =======

    Depreciation and amortization of property, plant and equipment charged to operations was $7,786 in 2001, $7,697 in 2000 and $7,119 in 1999.

    The range of estimated useful lives for determining depreciation and amortization of the major classes of assets are:

Buildings ..........................................................  5-25 years
Machinery and equipment ............................................  3-25 years
Roadbed and improvements ...........................................  3-40 years

(5) Long-term Debt

        Long-term debt is comprised of the following:
                                                                  April 30,
                                                             -------------------
                                                               2001       2000
                                                             --------   --------
        First mortgage notes[a] ...........................  $110,000    110,000
        Revolving credit agreement [b] ....................    30,811     15,380
        Railway term loan [c] .............................     1,500      2,000
        Railway revolving credit agreement [c] ............       718         92
        Equipment notes [d] ...............................     2,503      3,543
        Notes payable [e] .................................       738      1,727
                                                             --------   --------
                                                              146,270    132,742
        Less current portion ..............................    34,886      2,607
                                                             --------   --------
                                                             $111,384    130,135
                                                             ========   ========
---------
[a] On November 26, 1997, we issued $110,000 of 11.5% First Mortgage Notes due 2005. Interest on the First Mortgage Notes is payable semi-annually on June 1st and December 1st of each year at the rate of 11.5% per year. The First Mortgage Notes are secured by a first priority lien on substantially all existing and future real property and equipment. We are subject to certain covenants including certain limitations on additional indebtedness and restricted payments, such as dividends and purchases of stock. See note
     (14) liquidity and going concern.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

[b] The revolving credit agreement with a bank provides for maximum borrowings of $35,000 based on a percentage of eligible accounts receivable and inventory, of which approximately $7,400 was available as of April 30, 2001. Borrowings are secured by a first priority lien on inventory and accounts receivable. Interest is computed at prime plus a variable margin (based on the achievement of certain interest coverage ratios) from 0% to 11/2% and is payable monthly. At April 30, 2001, the interest rate was 7.5% (prime). An annual commitment fee of .5% is charged on the unused portion of the revolving credit agreement. The agreement will continue through July 31, 2003 and thereafter on a year-to-year basis until terminated by the lender or us. At April 30, 2001, the Company was in violation of certain restrictive covenants under its revolving credit agreement. The creditors did not waive the default and, accordingly, all such borrowings are classified as current in the accompanying consolidated balance sheet. On July 27, 2001, we entered into a forbearance agreement with Bank of America that provides for a limited continuation of our line of credit through August 31, 2001. The revised line of credit is capped at $35 million among other limitations. The Company is currently pursuing alternative financing agreements.

[c] The Railway credit agreement with a bank is comprised of two notes; a $2,000 term loan with $500 principal payments each year with the final payment on February 4, 2004, and a $1,000 line of credit maturing February 1, 2002. All of the assets and capital stock of the Railway secure the notes. Interest is computed at prime plus 3/4% and is payable quarterly. At April 30, 2001, the interest rate was 8.25%. At April 30, 2001, the Company was in violation of certain restrictive covenants under the Railway credit agreement. The creditors did not waive the default and, accordingly, all such borrowings are classified as current in the accompanying consolidated balance sheet.

[d] Equipment notes are notes payable to equipment financing companies and vendors related primarily to the financing of equipment purchases. The notes are payable in monthly principal installments of $93 plus interest payable at variable rates. The notes mature in fiscal year 2004 and are secured by equipment.

[e] Notes payable consists of various notes issued and assumed in conjunction with the acquisition of Waddell and Wellington and are secured by the stock of these two companies. The notes, which mature over the next two years, bear interest at varying rates based on the prime rate of interest as determined by Bank of America.

     The aggregate maturities of long-term debt for the years ended April 30, are as follows:

            2002                                          $ 34,886
            2003                                               401
            2004                                               765
            2005                                               218
            2006                                               --
            Thereafter                                     110,000
                                                         ---------
                Total Maturities                         $ 146,270
                                                         =========

Interest costs were $16,919 in 2001, $15,167 in 2000 and $14,599 in 1999.
Various agreements contain restrictive covenants including limitations on additional borrowings, dividends and other distributions and the retirement of stock. Additionally, certain agreements require maintenance of specified performance ratios. In the event of default of the restrictive covenants or failure to maintain the specified performance measures, the lender may withdraw the credit agreements.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(6) Income Taxes

    Income tax benefit for the years ended April 30, 2001, 2000, and 1999 consists of:

                                                             Current    Deferred     Total
                                                             -------    --------     -----
    Year ended April 30, 2001:

       U.S. federal tax benefit (expense) .................  $   --      (8,425)   $(8,425)
       State tax benefit (expense) ........................      --       1,025      1,025
                                                             -------     ------    -------
                                                             $   --      (7,400)   $(7,400)
                                                             =======     ======    =======
    Year ended April 30, 2000:

       U.S. federal tax benefit (expense) .................  $ (130)        130    $   --
       State tax benefit (expense) ........................      --          --        --
                                                             -------     ------    -------
                                                             $ (130)        130    $   --
                                                             =======     ======    =======
    Year ended April 30, 1999:
       U.S. federal tax benefit (expense) .................  $  (80)         80        --
       State tax benefit (expense) ........................      --          --        --
                                                             -------     ------    -------
                                                             $  (80)         80    $   --
                                                             =======     ======    =======

    Income taxes attributable to operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% as a result of the following:

                                                                   Year Ended April 30,
                                                              ---------------------------
                                                              2001        2000       1999
                                                              ----        ----       ----

    Computed "expected" tax benefit (expense) .............  $  5,918       (66)     (509)
    State income taxes, net of federal benefit ............       677        (8)      (60)
    Change in valuation allowance .........................   (13,801)     (290)     (429)
    Utilization of net operating loss carryforwards .......        --        --     1,026
    Other, net ............................................      (194)      364       (28)
                                                             --------       ---     -----
                                                             $ (7,400)       --        --
                                                             ========       ===     =====

    The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                       April 30,
                                                                 -------------------
                                                                 2001           2000
                                                                 ----           ----
    Deductible temporary differences:
       Inventories ........................................   $  1,235          1,371
       Allowance for doubtful account .....................        205            250
       Accrued liabilities not deductible until paid ......      1,406          1,602
       Postretirement benefit costs .......................      5,482          5,082
       Restructuring charge ...............................         --            514
       Net operating loss carryforwards ...................     20,211         13,190
       Alternative minimum tax credit carryforwards .......      1,142          1,142
       Investment tax credit carryforward .................      3,178          3,580
                                                              --------       --------
                                                                32,859         26,731
       Less valuation allowance ...........................     20,772          9,176
                                                              --------       --------
                                                                12,087         17,555
    Taxable temporary difference--plant equipment .........    (12,087)       (12,360)
                                                              --------       --------
       Net deferred tax asset .............................         --       $  5,195
                                                              ========       ========

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

     At April 30, 2001, we had available net operating loss (NOL) carryforwards for regular federal tax purposes of approximately $52,655 which will expire as follows: $3,267 in 2007, $4,249 in 2008, $5,764 in 2009, $7,447 in 2011, $6,264
in 2012, $7,754 in 2013, $357 in 2015 and $17,553 in 2016. We have investment tax credit carryforwards of $36 for federal tax purposes and $3,178 for state tax purposes. We have fully reserved for the investment tax credit carryforwards as it is likely that they will not be utilized prior to their expiration. The credits expire in various periods through 2007. We also have available $1,142 of alternative minimum tax (AMT) credit carryforwards which may be used indefinitely to reduce future federal regular income tax obligations. Of the amounts noted above, approximately $810 of NOL carryforwards and $152 of investment tax credit carryforwards were added due to the purchase of Wellington and can only be used if Wellington has taxable income; these amounts were fully reserved at the date of acquisition. Future annual postretirement benefit costs are expected to exceed deductible amounts for many years and it is anticipated that all of the deferred tax assets related thereto will be utilized as such amounts become deductible.

     A valuation allowance is required when it is more likely than not that all or a portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon future profitability. The Company has incurred losses in three of the last five years. Considering these losses and the events discussed at Note 14--Liquidity and Going Concern, the Company has established a valuation allowance of $20.8 million relating to the deferred tax assets.

     We have a receivable of $2,205 from HMK related to certain tax attributes allocated to us. Under an agreement with HMK, the receivable will be realized by reducing future income taxes otherwise payable to HMK among other methods. Given the amount of NOL carryforwards generated by the Company and the financial condition of the Company as discussed above, a valuation allowance was established against this receivable as it is more likely than not that this receivable will not be realized.

(7)  Employee Benefit Plans

     We have defined benefit plans that cover the hourly employees at Sand Springs and Joliet and the salaried employees at Sand Springs. Benefits are generally based on years of service and the employee's compensation during the last ten years of employment. Our funding policy is to contribute annually at least the minimum amount necessary to avoid a deficiency in the funding standard.

     In addition to the defined benefit pension plan, we also provide postretirement health and life insurance benefits to certain retirees and their beneficiaries, generally for the remainder of their lives. The Plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles, co-insurance, and Medicare. Our policy is to fund accumulated postretirement benefits on a "pay-as-you-go" basis.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

     The following tables set forth the plan's benefit obligations, fair value of plan assets, and funded status at April 30, 2001 and 2000 as determined by an independent actuary:

                                                                               Pension Benefits       Other Benefits
                                                                             --------------------   ------------------
                                                                                2001       2000       2001      2000
                                                                             ----------  --------   --------  --------
Change in benefit obligation:
     Benefit obligation at beginning of year ............................    $  26,273    28,289     17,902     21,013
     Service cost .......................................................          708       769        315        271
     Interest costs .....................................................        2,113     1,898      1,592      1,332
     Plan participants' contributions ...................................           --        --         --         --
     Amendments .........................................................           --       300     (1,520)        --
     Actuarial loss/(gain) ..............................................        1,673    (3,288)     4,712     (3,412)
     Benefits paid ......................................................       (1,845)   (1,695)    (1,634)    (1,303)
                                                                             ---------   -------    -------    -------
         Benefit obligation at end of year ..............................       28,922    26,273     21,367     17,901
                                                                             ---------   -------    -------    -------
Change in plan assets:
     Fair value of plan assets at beginning of year .....................       31,056    29,676         --         --
     Actual return on plan assets .......................................       (1,615)    2,763         --         --
     Employer contributions .............................................          709       312      1,633         --
     Plan participants' contributions ...................................           --        --         --         --
     Benefits paid ......................................................       (1,845)   (1,695)    (1,633)        --
                                                                             ---------   -------    -------    -------
         Fair value of plan assets at end of year .......................       28,305    31,056         --         --
                                                                             ---------   -------    -------    -------
Funded status ...........................................................         (616)    4,783    (21,367)   (17,901)
     Unrecognized actuarial loss ........................................         (341)   (6,575)    (8,873)   (14,124)
     Unrecognized prior service cost ....................................          831       927         --         --
     Unrecognized transition obligation/(asset) .........................          525     1,047     15,814     18,651
                                                                             ---------   -------    -------    -------
         Net amount recognized ..........................................    $     399       182    (14,426)   (13,374)
                                                                             =========   =======    =======    =======
Amount recognized in the statement of financial position consist of:
     Prepaid/(accrued) benefit cost .....................................    $     399       182    (14,426)   (13,374)
     Accrued benefit liability ..........................................         (215)       --         --         --
     Intangible asset ...................................................          215        --         --         --
     Accumulated other comprehensive income .............................           --        --         --         --
                                                                             ---------   -------    -------    -------
         Net amount recognized ..........................................    $     399       182    (14,426)   (13,374)
                                                                             =========   =======    =======    =======
Weighted-average assumptions as of April 30:
     Discount rate ......................................................         7.75%     8.00%      7.75%      8.00%
     Rate of compensation increase ......................................          0-4%      0-4%        --         --
     Expected rate of return on plan assets .............................         9.00%     9.00%        --         --

     For measurement purposes, the medical trend rates used for HMO and PPO/indemnity plans were 5.6% and 8.00%, respectively. The medical and HMO trend rates are assumed to decrease gradually to 5.0% by 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

  The following table presents the components of the net periodic benifit cost:

                                                                               Pension Benefits    Other Benefits
                                                                               -----------------   --------------
                                                                                2001      2000      2001    2000
                                                                               ------    -------   ------  ------
        Components of net periodic benefit cost:
           Service cost ................................................      $   708      769       315     271
           Interest cost ...............................................        2,113    1,899     1,592   1,332
           Expected (return)/loss on plan assets .......................       (2,757)  (2,601)       --      --
           Amortization of unrecognized transition obligation ..........          522      522     1,318   1,435
           Amortization of prior service cost ..........................           96       61        --      --
           Recognized actuarial loss ...................................         (190)     (64)     (539)   (737)
                                                                              -------    -----     -----   -----
               Net periodic benefit cost ...............................      $   492      586     2,686   2,301
                                                                              =======    =====     =====   =====

     At April 30, 1999, we had one pension plan that had a projected benefit obligation in excess of plan assets. For this plan, the projected benefit obligation was $3,659, the accumulated benefit obligation was $3,659, and the fair value of plan assets was $3,170. At April 30, 2000, there were no pension plans that had a projected benefit obligation in excess of plan assets. At April 30, 2001, we had two pension plans that had a projected benefit obligation in excess of plan assets. For these plans, the projected benefit obligations were $17,629 and $3,735, the accumulated benefit obligations were $16,110 and $3735, and the fair value of plan assets were $17,284 and $3,236.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                                 1-Percentage-Point   1-Percentage-Point
                                                                                      Increase             Decrease
                                                                                 ------------------   ------------------
     Effect of total of service and interest on cost components .............         $  279               $  (221)
     Effect on postretirement benefit obligation ............................         $2,602               $(2,400)

     We have certain divisions of the Company that maintain defined contribution plans in which various groups of employees participate. We made contributions to these plans of $101 in 2001, $131 in 2000, and $132 in 1999.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

(8)  Operating Leases

     We are obligated under various noncancelable-operating leases for certain land and buildings. These leases generally contain inflationary rent escalations and require us to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) was $366 in 2001, $370 in 2000 and $345 in 1999. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) for the years ending April 30, are as follows:

        2002 ...................................................    $   2,164
        2003 ...................................................        2,029
        2004 ...................................................        1,874
        2005 ...................................................        1,874
        2006 ...................................................        1,809
        Later years ............................................        1,195
                                                                    ---------
              Total maturities .................................    $  10,945
                                                                    =========

(9)  Commitments and Contingencies

     We are partially self-insured for certain risks consisting primarily employee health insurance programs and workers' compensation. Probable losses and claims are accrued as they become estimable. We maintain letters of credit totaling approximately $2.8million in accordance with workers' compensation arrangements.

     We are involved in claims and legal actions arising in the ordinary course of business. We believe that the ultimate disposition of these matters will have a material adverse effect on our financial position, results of operations, or liquidity.

(10) Related Party Transactions

     An affiliated company provides management and business services to us, including, but not limited to, financial, marketing, executive personnel corporate development, human resources, and limited legal services. We believe that transactions with related parties are at costs that could be obtained from third parties. Management fees charged were $787 in 2001, $861 in 2000, $817 in 1999. In addition, we purchase general liability, workers' compensation and other insurance through an affiliated company that provides risk management services. These risk management services include; procuring and maintaining property and casualty insurance coverage; reviewing and recommending alternative financing methods for insurance coverage; identifying and evaluating risk exposures, and preparing and filing proof of loss statements for insured claims. Total fees paid for insurance services were $121 in 2001, $213 in 2000 and $204 in 1999.

     During fiscal year 1993, certain minority shareholders issued $1,000 of notes receivable to us. The notes bear interest at an annual rate of 7.61% and are secured by common stock of the Company owned by those shareholders. Principal and interest due on February 1, 2007, unless extended at our option until February 1, 2012. The principal balance outstanding was $700 as of April 30, 2001 and 2000.

     On September 30, 1996, we signed an agreement to repurchase 50,625 shares of our common stock from two minority shareholders who were former officers of the Company. The stock repurchase is pursuant to the

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

Amended and Restated Stockholder's Agreement dated September 15, 1993 and the stock purchase price was calculated in accordance with the agreement. As a result of this transaction, $393 of notes receivable from the former shareholders was satisfied, we recorded a note payable in the amount of $662 and decreased paid-in capital by $1,055. The notes payable accrue simple interest at 6.02% and are being repaid in five annual installments that began December 12, 1997. The principal balance outstanding was $265 at April 30, 2000 and $132 at April 30, 2001.

     During fiscal 2000, one employee and two former employees of the Company issued $535 of full recourse notes receivable to us for stock options exercised in 2000. During fiscal 2001, one former employee of the Company issued $1,125 of full recourse notes receivable to us for stock options exercised in 2001. In fiscal 2001, the notes receivable were satisfied. In fiscal 2001, notes payable in the amount of $1,849 were recorded and paid in capital decreased by $5,136 in order to repurchase stock from two former employees. The notes payable accrue simple interest ranging from 5.78% to 6.45% and are being repaid in five annual installments that began July 4, 2000.

     We have a receivable of $2,205 from HMK related to certain tax attributes allocated to us. Under an agreement with HMK, the receivable will be realized by reducing future income taxes otherwise payable to HMK. Given the amount of NOL carryforwards generated by the Company and the financial condition of the Company as discussed in Note 14- Liquidity and Going Concern, a valuation allowance was established against this receivable as it more likely than not that this receivable will be realized. In addition, we advanced $500 to HMK to secure a letter of credit for the Joliet insurance program.

(11)  Stock Options

     On September 15, 1993, the Board of Directors adopted, and the stockholders approved, our 1993 Employee, Director and Consultant Stock Option Plan (the Stock Option Plan). The Stock Option Plan provides for the grant of incentive options to key employees and nonqualified stock options to key employees, directors, and consultants. A total of 580,000 shares of our common stock, which would represent approximately 14.9% of the common stock on a fully diluted basis, have been reserved for issuance under the Stock Option Plan. The options vest three years from the date of grant and may be exercised within 10 years from the grant date for incentive stock options or 20 years from the grant date for non-qualified stock options at a price not less than the fair market value of the stock at the time the options are granted. Fair market value for purposes of determining the exercise price is determined by appraisal as prescribed in the Stock Option Plan. At April 30, 2001, there were 336,140 additional shares available for grant under the Stock Option Plan.

     We apply APB Opinion No. 25 in accounting for the Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. If we had determined compensation cost based on the fair value at the grant date for our stock options under SFAS No. 123, our results would have been reduced to a loss of $97 in 2000, and a loss of $1,409 in 1999.

     The per share weighted-average fair value of stock options granted was $8.70 in 2000 and $7.48 in 1999 on the date of grant using the minimum value method with the following assumptions: expected dividend yield of approximately 1.0%, risk-free interest rate of 6.38%, and an expected life of five years.

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

     The options outstanding and activity during the periods indicated is as follows:


                                                                   Weighted
                                                                   Average
                                                                   Exercise
                                                     Options        Price
                                                    ---------      --------

        At April 30, 1998 .......................    456,000        $ 8.87
           Granted ..............................     18,000         19.88
           Canceled .............................    (50,625)        20.52
                                                    --------
        At April 30, 1999 .......................    423,375          8.87
           Granted ..............................     99,000         30.48
           Exercised ............................   (117,640)         7.41
                                                    --------
        At April 30, 2000 .......................    404,735          9.96
           Exercised ............................   (151,875)         7.41
           Terminated ...........................     (9,000)        24.59
                                                    --------
        At April 30, 2001 .......................    243,860         22.35
                                                    ========

                                                                   Weighted
                                                                   Average
                                                                   Exercise
                                                     Options        Price
                                                    ---------      --------

        Options Exercisable
           At April 30, 1999 ....................    354,375          7.41
           At April 30, 2000 ....................    282,735          9.39
           At April 30, 2001 ....................    144,860         13.53

     Exercise prices for options outstanding as of April 30, 2001 ranged from $7.41 to $38.67. The weighted-average remaining contractual life of those options is 13.7 years.

     In connection with the adoption of the Stock Option Plan, we elected to terminate our Stock Appreciation Rights Plan (SAR). Existing liabilities under the SAR plan were frozen at their current level. All vested rights become exercisable upon the participants' termination. Included in other liabilities at April 30, 2001 is $294, in 2000 and 1999 is $368, which is the present value of the SAR's based on vesting and retirement dates.

(12)  Litigation Settlement

     We were party to a lawsuit with several other steel manufacturers against certain manufacturers of graphite electrodes related to price fixing within the electrode industry. We recognized approximately $2,379 in 2000 related to settlements with certain of the defendants.

(13)  Acquisitions

     On October 6, 1998, we acquired all of the outstanding capital stock of Wellington Industries, Inc. The acquisition price consisted of $1,500 in cash, subject to performance related contingency payments, and unsecured, subordinated promissory notes in an aggregate principal amount of $1,464. The acquisition was accounted for in accordance with the purchase method. The fair value of tangible assets acquired was $1,683 including $1,229 of current assets and $454 of fixed assets. The amount of liabilities assumed was $947

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES including $711 of accounts payable and accrued liabilities and $236 of long-term debt. In addition, we recorded $2,228 as excess cost over net assets acquired (goodwill).


(14)  Liquidity and Going Concern

     The Company incurred significant losses in the current year stemming primarily from an $8.2 million loss in the third quarter. Management believes that the trough of the current steel recession occurred in November 2000 through February 2001. Demand dropped to very low levels coupled with the inventory reduction harsh winter weather, holiday outages, and unprecedented levels of subsidized imports. In addition, energy costs escalated suddenly and dramatically. This impacted both our cost of electricity, which is used in the melt shop where steel scrap is melted using two 85-ton electric arc furnaces, and natural gas, which is used to reheat billets to be rolled in our rolling mill.

     As a result of the significant loss in the current year, the Company was unable to meet certain restrictive covenants under its revolving credit agreements. The Company did not have sufficient cash and borrowing availability at May 31, 2001 in order to pay its semi-annual interest payment due under the First Mortgage Notes due 2005 as required. Upon expiration of the 30-day grace period provided in the indenture, the Company decided to make a payment of 1/6/th/, or $1.05 million, of the amount due. Management believes that such decision preserves the liquidity in the Company and allows it to continue to carry on normal operations and customer support while it pursues a restructuring of the First Mortgage Notes. Despite the partial interest payment, the Company is in default of its First Mortgage Notes as of July 3, 2001.

     On July 17, 2001, we received a letter from State Street Bank and Trust Co. as Trustee that served as notice to us of the occurrence and continuance of an event of default with respect to the First Mortgage Notes due 2005. The existence and continuance of this event of default permits the Trustee or the holders of at least 25% in principal amount of the outstanding notes to declare the entire unpaid principal, interest and other amounts payable on the notes to be immediately due and payable. Further, the letter states that the Trustee's acceptance of our partial payment of the overdue interest on July 2, 2001 does not constitute a waiver by the Trustee of any such event of default.

     On July 27, 2001, we entered into a forbearance agreement with Bank of America that provides for a limited continuation of our line of credit through August 31, 2001. The revised line of credit is capped at $35 million among other limitations. The Company is currently pursuing alternative financing agreements.

     The Company has retained financial and legal advisors to assist it in reviewing financial alternatives available to the Company, including without limitation, a possible debt restructuring. The Company and the holders of the First Mortgage Notes have commended discussion, which the Company believes will result in an agreement with those holders that will lead to a restructuring. When achieved, the restructuring will result in a balance sheet that will better support the implementation of Sheffield's short and long-range goals. There can be no assurance that a restructuring is possible or that it will be successful in addressing the Company's liquidity and capital resource needs.

     The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                   EXHIBIT D

                                 Sheffield Steel

                              Liquidation Analysis
                                    May 2002

                                                                      Adjusted                Liquidation
                                                         As of       Book Value      Basis        Value
                                                        -------      ----------     -------  -------------
Cash ................................................   5/17/02       1,844,000     100.00%     1,844,000
Net Accounts Receivable (eligible) ..................   3/28/02      15,867,000      85.00%    13,486,950
Inventory (eligible, net of liquidation fees) .......   3/28/02      29,757,000      60.00%    17,854,200
Prepaids, Deposits and Other ........................   2/28/02         834,000      20.00%       166,800
Sheffield Net Plant Property and Equipment ..........   2/28/02      54,334,000      46.00%    24,993,640
Wellington and Waddells P,P&E .......................   2/28/02         688,000     100.00%       688,000
Stock in Sand Springs Railway .......................                                              10,000
Avoidance Actions ...................................                                             Unknown
   Professional, Liquidation Fees, etc. .............                                          (1,500,000)
                                                                                             ------------
   Total Available for Distribution .................                                          57,543,590
Secured Claims Estimate
   Bank of America ..................................                                         (26,600,000)
   Transamerica .....................................                                          (1,750,000)
   First Mortgage Notes .............................                                         (25,160,440)
                                                                                             ------------
   Total Secured Claim Estimate .....................                                         (53,510,440)
Administrative Claims Estimate
   Tax Claims .......................................                                            (650,000)
   Reclamation Claims ...............................                                             (71,000)
   Post-petition Accounts Payable ...................                                          (2,230,000)
   Accrued Post-petition Payroll and Benefits .......                                            (600,000)
   PBGC Claims ......................................                                             Unknown
                                                                                             ------------
   Available to Unsecured Creditors .................                                             482,150
Unsecured Claims Estimate
   Trade and other ..................................                                         (26,500,000)
   Bondholder Deficiency Claim ......................                                         (96,642,000)
                                                                                             ------------
   Total Unsecured Claims Estimate ..................                                        (123,142,000)
   % Distribution to Unsecured Creditors ............                                                0.39%
                                                                                             ------------